Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

BY AND AMONG

Quality Technology Services Holding, LLC,

CARPATHIA HOLDINGS, LLC

AND

CARPATHIA ACQUISITION, INC.

DATED AS OF MAY 6, 2015

Table of Contents

Page

ARTICLE I GLOSSARY OF DEFINED TERMS		1

1.1	Definitions	1
1.2	Additional Definitions	11

ARTICLE II SALE AND PURCHASE OF SHARES		14
2.1	Sale and Purchase of Shares	14
2.2	Purchase Price	15
2.3	Computation of Initial Payment Amount; Adjustment	15
2.4	Company Options	17

ARTICLE III CLOSING		18
3.1	Closing	18
3.2	Closing Deliveries	19

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER		20
4.1	Organization; Authority	21
4.2	Enforceability; Authorization	21
4.3	Organizational Documents	21
4.4	Capitalization; Title to Shares; Subsidiaries	23
4.5	No Conflict; Required Filings and Consents	24
4.6	Financial Statements	25
4.7	Undisclosed Liabilities	25
4.8	Absence of Certain Changes	26
4.9	Litigation	26
4.10	Compliance with Law; Permits	26
4.11	Property	27
4.12	Assets	28
4.13	Employee Benefit Plans	28
4.14	Labor Matters	31
4.15	Taxes, Tax Returns and Audits	31
4.16	Environmental Matters	34
4.17	Brokers	35
4.18	Intellectual Property	35
4.19	Agreements, Contracts and Commitments	37
4.20	Insurance	40
4.21	Employee Loans	40
4.22	Suppliers and Customers	40
4.23	Improper Payments.	41
4.24	Bank Accounts	41
4.25	Export Controls.	42
4.26	Privacy and Data Security.	42
4.27	Government Contracts.	44

4.28	Solvency	47
4.29	Disclaimer of Warranties	47

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		47
5.1	Organization; Authority	48
5.2	Enforceability; Authorization	48
5.3	No Conflict; Required Filings and Consents	48
5.4	Compliance	49
5.5	Litigation	49
5.6	Brokers	49
5.7	Approval	49
5.8	Sufficient Financing	49
5.9	No Reliance	49
5.10	Disclaimer of Warranties	49

ARTICLE VI CONDUCT PRIOR TO THE EFFECTIVE TIME		50
6.1	Conduct of Business by Company	50
6.2	No Control of the Company’s Business	52

ARTICLE VII ADDITIONAL AGREEMENTS		52
7.1	Public Disclosure	53
7.2	Confidentiality; Access to Information	54
7.3	Reasonable Efforts	55
7.4	Disclosure of Certain Matters	55
7.5	Employees and Benefits	55
7.6	Certain Financial Information	57
7.7	Access to Financial Information	59
7.8	Antitrust	59
7.9	Required Consents	60
7.10	Tax Matters; Preparation and Filing of Tax Returns	60
7.11	Tax Disputes; Assistance and Cooperation	62
7.12	Indemnification of Directors and Officers	64
7.13	Escrow Amount and/or Seller Reserve Amount	66
7.14	Facility Clearance	66
7.15	Exclusive Dealing	66
7.16	Related Party Transactions	67

ARTICLE VIII CONDITIONS TO THE TRANSACTION		67
8.1	Conditions to Obligations of Each Party to Effect the Acquisition	67
8.2	Additional Conditions to Obligations of Seller	68
8.3	Additional Conditions to the Obligations of Purchaser	68

ARTICLE IX INDEMNIFICATION		70
9.1	Indemnification of Purchaser	70
9.2	Indemnification of Seller	71
9.3	Defense of Claims	71
9.4	Limitations on Indemnification	72

ii

9.5	Materiality	73
9.6	Knowledge	73
9.7	Exclusive Remedy	74

ARTICLE X TERMINATION		74
10.1	Termination	74
10.2	Notice of Termination; Effect of Termination	75
10.3	Fees and Expenses	76

ARTICLE XI GENERAL PROVISIONS		76
11.1	Notices	77
11.2	Interpretation	77
11.3	Counterparts; Facsimile or Electronic Signatures	77
11.4	Entire Agreement; Third Party Beneficiaries	77
11.5	Severability	77
11.6	Other Remedies; Specific Performance	77
11.7	Governing Law; Exclusive Jurisdiction	77
11.8	Waiver of Jury Trial	78
11.9	Rules of Construction	78
11.10	Assignment	78
11.11	Amendment	78
11.12	Extension; Waiver	78
11.13	Currency	78
11.14	Certain Matters Regarding Representation of the Seller and the Company	79

INDEX OF EXHIBITS

Exhibit A - Escrow Agreement

Exhibit B - Option Allocation Schedule

Exhibit C - Form of Resignation

Exhibit D - Working Capital Calculation Example

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 6, 2015, is by and among Quality Technology Services Holding, LLC, a Delaware limited liability company (“Purchaser”), Carpathia Holdings, LLC, a Delaware limited liability company (“Seller”), and Carpathia Acquisition, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Seller is the record and beneficial owner of all the shares of capital stock of the Company (the “Shares”) and the Company is the record and beneficial owner of all the shares of capital stock of Carpathia Hosting, Inc., a Delaware corporation;

WHEREAS, the Shares represent all of the issued and outstanding equity securities of the Company; and

WHEREAS, Seller, Purchaser and the Company (each of which is sometimes referred to herein as a “Party” or collectively as the “Parties”) desire to enter into this Agreement pursuant to which Seller shall sell to Purchaser and Purchaser shall purchase from Seller, all of the Shares (the “Acquisition”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

GLOSSARY OF DEFINED TERMS

1.1              Definitions. As used herein, the following capitalized terms shall have the following meanings (terms defined in the singular to have the same meanings when used in the plural and vice versa):

“Affiliate” means, as to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “controlling” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). For purposes of this Agreement, no company in which Spire or any Affiliated Spire Fund has an interest (other than the Company and its Subsidiaries) shall be deemed an Affiliate of Seller, the Company or any Affiliate thereof.

"Affiliated Spire Fund" means any private equity fund which is an Affiliate of Spire.

“Aggregate Option Cash Payment Amount” means the aggregate Option Cash Payment Amount of all Option Holders to be set out in the Option Allocation Schedule.

“Aggregate Option Holder Pro Rata Share” means the sum of the Option Holder Pro Rata Shares of all Option Holders.

“Business Associate” means a “business associate” as defined in 45 C.F.R. § 160.103 of HIPAA.

“Business Day” means any day on which commercial banks are not authorized or required to close in New York, New York.

“Capital Lease Obligations” means the amount of the liabilities to pay rent or other amounts set forth on the consolidated balance sheet of the Company as of the Effective Time, prepared in accordance with GAAP consistent with past practices in respect of the Leases identified under the following account numbers: (i) 270011-000-000-00, (ii) 270012-000-000-00, (iii) 270011-HA1-000-00, (iv) 270011-IBX-000-00, (v) 270011-AH1-000-00, and (vi) 270013-VA1-000-00 (the Moran Road sale-lease back).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, 42 U.S.C. Section 9601 et seq.

“Charter Documents” means, with respect to any Person, the certificate of incorporation and by-laws, certificate of formation and limited liability company agreement, partnership agreement, trust agreement or other similar governing document of such Person.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Units” means the common membership interests of Seller.

“Company Intellectual Property” means all Intellectual Property owned, licensed or used in the conduct and operation of the business of the Company and its Subsidiaries which is material to the operation of the business of the Company and its Subsidiaries in the ordinary course, including the Owned Company Intellectual Property and the Licensed Company Intellectual Property.

“Company’s knowledge” or “knowledge of the Company” means the actual awareness of facts or circumstances concerning a matter by Peter Weber, William Ranney, Jon Greaves, Brent Bernstein, Philip Hedlund, David Stinson, Stuart Fleagle or Tammy Viola, in each case after reasonable inquiry with respect to the particular matter in question which falls within their respective areas of primary responsibility.

“Company Transaction Expenses” means, without duplication, (a) any and all fees, costs, expenses, liabilities and other obligations that are incurred by Seller, the Company or any Subsidiary, in each case that are payable by or to be paid by, the Company or its Subsidiaries but are not paid prior to Closing, in connection with or as a result of the sale of the Company to Purchaser, and the drafting, negotiation, execution and delivery of the Agreement, the other Transaction Documents and related documentation and the consummation of the Acquisition, including the fees and expenses of accountants, lawyers, investment bankers, brokers and other sell-side advisors and other consultants or advisors of Seller and the Company, (b) the Sale Bonus Amounts, (c) the employer portion of all employment Taxes in respect of Option Cash Payment Amounts and/or Sale Bonus Amounts and (d) fifty percent (50%) of the Transfer Taxes, but excluding any amounts taken into account in calculating (x) the Aggregate Option Cash Payment Amount; or (y) Final Working Capital.

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“Computer Software” means all software, systems, databases and computer programs, including any and all versions of software implementations of algorithms, models and methodologies whether in Source Code, Object Code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials, related to any of the foregoing, which is material to the operation of the business of the Company and its Subsidiaries in the ordinary course.

“Contract” means any contract, subcontract, commitment, agreement, purchase order, indenture, note, bond, mortgage, loan, instrument, lease, license or other agreement, including any amendments and other modifications thereto, whether written or oral.

“Copyrights” means all works of authorship, whether copyrightable or not, copyrights, and mask works.

“Covered Entity” means a “covered entity” as defined in 45 C.F.R. § 160.103 of HIPAA.

“Effective Time” means 12:01 a.m. in New York, New York, on the Closing Date.

“Employee” means any employee, officer, sales representative, independent contractor, agent or consultant working for the Company or its Subsidiaries.

“Encumbrances” means all mortgages, liens (statutory or otherwise), security interests, deeds of trust, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, title defects, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever.

“Environmental Laws” means all applicable Legal Requirements concerning noise, public health and safety, worker health and safety, pollution or protection of the environment, or the generation, production, installation, use, storage, treatment, transportation, Release or threatened Release of Hazardous Materials, including without limitation CERCLA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and the regulations promulgated thereunder.

“Equity Contribution Agreement” means the Equity Contribution Agreement, dated the date hereof, between QualityTech, LP, a Delaware limited partnership (the “OP”), the Purchaser and the Seller providing for the obligation of the OP to make certain funds available to the Purchaser on or prior to the Closing Date, which is being executed and delivered in connection with the transactions contemplated hereby.

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“Estimated Cash” means a good faith estimate of the aggregate amount of cash, cash equivalents, marketable securities and instruments and deposits of the Company and its Subsidiaries, including deposits in transit as of the Effective Time, as set forth in the Pre-Closing Certificate.

“Estimated Company Transaction Expenses” means a good faith estimate by Seller of the Company Transaction Expenses as of the Effective Time, as set forth in the Pre-Closing Certificate.

“Estimated Indebtedness” means a good faith estimate by Seller of the Indebtedness as of the Effective Time, as set forth in the Pre-Closing Certificate.

“Estimated Working Capital” means a good faith estimate by Seller of the Working Capital as of the Effective Time, as set forth in the Pre-Closing Certificate.

“Facilities” means, collectively, (a) each of the Company and its Subsidiaries’ owned, leased or operated datacenters, and (b) each of the locations from which the Company or its Subsidiaries provide services and related material operating support systems, whether used to provide or support colocation, bandwidth, network connectivity, cloud computing, managed hosting, disaster recovery or continuity of operations or other managed services, exchange point, cross connect, interconnect or other services provided by any of the Company or its Subsidiaries.

“Final Cash” means the aggregate amount of cash, cash equivalents, marketable securities and instruments and deposits of the Company and its Subsidiaries, including deposits in transit as of the Effective Time, as finally determined pursuant to Section 2.3.

“Final Payment Amount” means the Purchase Price, plus Final Cash, minus the Aggregate Option Cash Payment Amount, minus the Escrow Funds, minus the Indebtedness, minus the Company Transaction Expenses, plus the amount, if any, by which Final Working Capital exceeds the High Target Working Capital, minus the amount, if any, by which Low Target Working Capital exceeds the Final Working Capital.

“Final Working Capital” means the Working Capital of the Company immediately prior to the Effective Time as finally determined pursuant to Section 2.3.

“Fundamental Representations” means, collectively, the representations and warranties set forth in Sections 4.1(a) and (b), (Organization; Authority), 4.2 (Enforceability; Authorization), 4.3 (Organizational Documents), 4.4 (except for clause (c)) (Capitalization), and 4.17 (Brokers).

“GAAP” means United States generally accepted accounting principles then in effect.

“Governmental Authority” means any foreign or domestic, federal, state or municipal court or governmental, quasi-governmental or regulatory department or authority.

“Government Contract Bid” means a bid issued by a contractor that, if accepted or awarded, would result in a Government Contract.

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“Government Contract” means any Contract between the Company or any of its Subsidiaries and (i) any Governmental Authority, (ii) any prime contractor of a Governmental Authority, or (iii) any subcontractor with respect to any contract of a type described in clause (i) or (ii).

“Hazardous Material” means all materials, substances and wastes as to which standards of conduct are imposed or that form the basis for liability pursuant to Environmental Laws, including asbestos, in any form or condition, polychlorinated biphenyls and petroleum.

“HIPAA” means collectively the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, as amended and supplemented by the Health Information Technology for Clinical Health Act of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations, when each is effective and as each is amended from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of means, without duplication (but, excluding Short Term Equipment Leases and obligations under any leases other than the Leases identified in the definition of the Capital Lease Obligations), the following: (i) the principal amount of (whether secured or unsecured, with or without recourse) (A) indebtedness of such Person for money borrowed; and (B) indebtedness, obligations or liabilities, evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is liable; (ii) all liabilities of such Person for the deferred purchase price of property or services (but excluding trade accounts payable and other accrued current liabilities); (iii) all liabilities related to any earn-out or contingent payment or similar payment; (iv) all liabilities under any letter of credit; (v) all Capital Lease Obligations; (vi) all liabilities incurred in connection with the unwinding of any hedge, swap or other derivative transaction; (vii) all liabilities for accrued but unpaid interest expense and all unpaid penalties, fees, expenses, changes, prepayment or make-whole penalties or premiums or other breakage costs related to indebtedness described in clauses (i) - (vi); (viii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by any of the Company or its Subsidiaries; (ix) all obligations of the type referred to in clauses (i) through (vii) of other Persons secured by any Encumbrances (other than Permitted Encumbrances) on any property or asset of any of the Company or its Subsidiaries (whether or not such obligation is assumed by the Company or its Subsidiaries); and (x) all obligations of in the nature of guarantees or sureties of the obligations of type referred to in clauses (i) - (ix) of any other Persons.

“Information Privacy and Security Laws” means all applicable Legal Requirements concerning the privacy or security of Personal Information, and all regulations promulgated and guidance issued by Governmental Authorities (including staff reports) thereunder, including but not limited to HIPAA, the Gramm-Leach-Bliley Act, the Federal Information Security Management Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state data security laws, state social security number protection laws, state data breach notification laws, and any applicable Legal Requirements concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including, but not limited to, outbound calling and text messaging, telemarketing, and e-mail marketing), as an effect on the date hereof.

5

“Initial Payment Amount” means the Purchase Price plus Estimated Cash, minus the Aggregate Option Cash Payment Amount, minus the Escrow Funds, minus the Estimated Indebtedness, minus the Estimated Company Transaction Expenses, plus the amount, if any, by which Estimated Working Capital exceeds the High Target Working Capital minus the amount, if any, by which Low Target Working Capital exceeds the Estimated Working Capital.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use, including such rights in and to: (i) Trademarks; (ii) Patents; inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) Copyrights; (iv) trade secrets; (v) Computer Software; and (vi) domain names and uniform resource locators; in each case, as applicable, including any registrations of, applications to register, and renewals, modifications and extensions of, any of the foregoing with or by any Governmental Authority in any jurisdiction.

“IT Assets” means all hardware, Computer Software (in both Object Code and Source Code form), firmware, networks, equipment, computer systems and connecting media and related infrastructure used by the Company or any of its Subsidiaries in support of their respective products, services and business operations.

“Labor Laws” means all applicable Legal Requirements respecting labor, employment, fair employment practices, terms and conditions of employment, applicant and employee background checking, immigration Laws, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, worker classification, withholding of taxes, employment discrimination, harassment, retaliation, disability rights or benefits, equal opportunity, labor relations, employee leave issues, and unemployment insurance and related matters.

“Leases” means all leases and subleases, licenses, easements, grants, and other similar instruments, including all modifications and amendments thereof, under which a Person has the right to use real or personal property or rights of way.

“Legal Requirements” means all applicable foreign and domestic statutes, ordinances, codes or other laws, rules, regulations, orders, common law, technical or other standards (including FISMA and FedRAMP standards), requirements, policies, determinations or procedures enacted, adopted or promulgated by any applicable Governmental Authority, including any judgment, writ, injunction, award or decree of any court, administrative body, judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

“Material Adverse Effect” means an event, occurrence change, development or effect (each, an “Event”) that, individually or in the aggregate, when taken together with all other Events (i) is materially adverse to the business, assets, liabilities, results of operations or financial condition of the Company and of its Subsidiaries taken as a whole; provided, that none of the following shall be deemed to constitute and none of the following shall be taken into account in determining whether there has been a Material Adverse Effect (unless in the case of clauses (A)-(F) and (H) of this definition such Event has a disproportionate effect on the Company and of its Subsidiaries taken as a whole relative to other businesses operating in the industry in which the Company and its Subsidiaries participate, in which case any effect arising from or related to such Event shall be taken into account in determining whether a “Material Adverse Effect” has occurred): any Event directly or indirectly arising out of or result from (A) any change in accounting standards, including GAAP, implemented after the date hereof; (B) any change in economic or business conditions generally; (C) any change resulting from or arising out of any act of God, war, terrorism or any hurricanes, earthquakes, floods or other natural disasters; (D) any national, international political or social conditions; (E) any changes in the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (F) any actions required to be taken, or required not to be taken pursuant to the terms of this Agreement or which Purchaser has requested in writing; (G) announcement or disclosure of the transactions contemplated hereby (including the impact thereof on relationships with customers, suppliers, landlords, employees or Governmental Authorities); (H) changes in Legal Requirements or interpretations thereof after the date hereof; or (I) the failure to meet internal projections; or (ii) would adversely affect the ability of Seller or the Company to consummate the Transaction or to perform their respective obligations under this Agreement.

6

“Object Code” means one or more computer instructions including any such instructions that are readable in a virtual machine, whether or not derived from Source Code, together with any partially compiled or intermediate code that may result from the compilation or interpretation of any Source Code. Object Code includes firmware, compiled or interpreted programmable logic, libraries, objects, bytecode, machine code, and middleware.

“Option Cash Payment Amount” means as to each Option Holder, the amount set forth in the Option Allocation Schedule against the name of such Option Holder.

“Option Holder” means any holder of Seller Options.

“Option Holder Pro Rata Share” means, as to each Option Holder, the percentage set forth in the Option Allocation Schedule against the name of such Option Holder.

“Patents” means all issued patents, including design patents and utility patents, pending patent applications, and any and all reissues, divisions, continuations, continuations-in-part, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, in effect on the date hereof.

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“Permitted Encumbrances” means: (i) any statutory, carriers’, warehousemen’s, materialmen’s, mechanics’ and other similar liens, incurred in the ordinary course of business relating to obligations as to which there is no default on the part of any Company or any of its Subsidiaries, or which are not yet due and payable and which may be hereafter paid without interest or penalty or which are not material in amount and being contested in good faith; (ii) liens for Taxes not yet due and payable, which may be hereafter paid without interest or penalty, or which are being contested in good faith by appropriate proceedings; (iii) as to real property, all matters of survey, easements or reservations of, or rights of others for, rights of way, highway and railroad crossings, sewers, electric lines, telegraph and telephone lines that do not and would not, individually or in the aggregate, reasonably be expected to materially interfere with the Company or its Subsidiaries’ present uses or occupancy of such real property and all exceptions listed in Section 1.1(b) of the Company Disclosure Letter; (iv) liens arising under the Contracts set forth on Section 1.1(b) of the Company Disclosure Letter; and (v) Encumbrances that will be discharged and satisfied in full by the Company on or prior to the Closing Date.

“Person” means a corporation, association, joint venture, general or limited partnership, limited liability company, trust, business, individual, government or political subdivision thereof, or governmental agency or authority, or any other entity.

“Plan” means a plan, program, policy, practice, contract, agreement or other arrangement providing for severance, vacation, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, including without limitation, any “employee benefit plan” within the meaning of Section 3(3) of ERISA which is now maintained, contributed to, or required to be contributed to, for the benefit of any Employee or for which there may be any liability, but not including payment of salary.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning on the day after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Protected Information” means (i) any information that identifies or relates to an individual that is governed, regulated or protected by one or more Information Privacy and Security Laws or the PCI DSS; or (ii) any information that the Company receives from or on behalf of a customer of the Company that is subject to a confidentiality obligation.

“Publicly Available Software” means: (i) any Computer Software that contains, or is derived in any manner in whole or in part from, any Computer Software that is distributed as free Computer Software, open source Computer Software (e.g., GNU General Public License, Apache Software License, MIT License), or pursuant to similar licensing or distribution models; and (ii) any Computer Software that may require as a condition of use, hosting, modification and/or distribution of such Computer Software, or of other Computer Software used or developed with, incorporated into, derived from, or distributed with such Computer Software, that such Computer Software or other Computer Software (other than pursuant to a Contract to which the Company or any Subsidiary is a party): (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; (C) be redistributed, hosted or otherwise made available at no or minimal charge; or (D) be licensed, sold or otherwise made available on terms that (x) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such Computer Software or other Computer Software or (y) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such Computer Software or other Computer Software.

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“Purchaser’s knowledge” or “knowledge of Purchaser” means the actual awareness of facts or circumstances concerning a matter by Chad Williams, William Schafer or Shirley Goza, in each case after reasonably inquiry with respect to the particular matter in question.

“Purchaser Material Adverse Effect” means, with respect to the Purchaser, any Event which has had or would reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereunder or to perform its obligations hereunder.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching generating, migrating, disposing or dumping of any Hazardous Material into or upon the indoor or outdoor environment.

“Sale Bonus Amounts” means any and all fees, expenses or payments of or to be paid by the Company or a Subsidiary thereof related to any transaction bonus, change of control payment, retention bonus or other compensatory payments made as a result of or in connection with the execution of this Agreement or the consummation of the Acquisition, including the employer portion of any employment taxes payable with respect thereto, but excluding any amounts that have been paid prior to the Closing or are otherwise included in the calculation of Company Transaction Expenses.

“Security Deposit Amount” means the aggregate amount of deposits made by the Company under leases, utilities or similar items, including without limitation, all deposits and related payments in connection with any Leased Real Property or Real Property Lease.

“Seller Options” means any option to purchase Common Units granted to an Employee of the Company pursuant to the Seller’s 2008 Unit Plan.

“Seller Reserve Amount” means the sum of $no less than $500,000 which Seller intends to withhold out of the Final Payment Amount for future contingencies and not distribute to its members promptly following the Closing.

“Short Term Equipment Leases” means certain leases of equipment for the Company’s and its Subsidiaries’ customers that have an original term of less than twelve (12) months set forth on Section 1.1(c) of the Company Disclosure Letter.

“Source Code” means one or more statements in human readable form, including comments and definitions, which are generally formed and organized according to the syntax of a computer or programmable logic programming language (including such statements in batch or scripting languages), together with any and all text, diagrams, graphs, charts, presentations, manuals and other information that describe the foregoing.

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“Spire” means Spire Capital Partners II, L.P., a Delaware limited partnership.

“Straddle Period” means any taxable period that includes but does not end on the Closing Date. The amount of any Taxes imposed upon the Company based upon or measured by income or gain allocable to the Pre-Closing Tax Period shall be determined using the interim closing of the books method whereby the books of the Company will be deemed to be closed as of the close of business on the Closing Date; the amount of all other Taxes imposed upon the Company allocable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period.

“Subsidiary” or “Subsidiaries” means any Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by another Person.

“Target Working Capital” means the range of negative three million seven hundred fifty thousand dollars (-$3,750,000) (the “Low Target Working Capital”) to negative three million two hundred fifty thousand dollars (-$3,250,000) (the “High Target Working Capital”).

“Tax” or “Taxes” means all taxes, charges, fees, levies or other assessments (whether federal, state, local, or foreign), including, without limitation, income, excise, franchise, real or personal property, sales, transfer, gains, gross receipts, occupation, privilege, payroll, wage, unemployment, workers’ compensation, social security, national health contributions, pension and employment insurance contributions, use, value added, capital, license, severance, stamp, premium, windfall profits, environmental, capital stock, profits, withholding, disability, registration, customs duties, escheat, employment, alternative or add-on minimum, estimated or other tax of any kind whatsoever (whether disputed or not), including, without limitation, any related charges, fees, interest, penalties, additions to tax or other assessments.

“Tax Returns” means all federal, state, local and foreign returns, estimated, information statements and any other reports with respect to Taxes.

“Trademarks” means all registered trademarks, pending trademark applications, common law trademarks, service marks, logos, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin and the goodwill associated with the foregoing.

“Transaction Document” and “Transaction Documents” collectively and individually means this Agreement and all documents executed by Seller, or Purchaser or an Affiliate thereof referred to in this Agreement and executed in connection herewith.

“Working Capital” means, as of any date, the excess of (a) the current assets of the Company and its Subsidiaries (including any deposits with third parties to secure future payment and other obligations, including the Security Deposit Amount) over (b) the current liabilities of the Company and its Subsidiaries, including deferred revenue, the outstanding obligations in respect of the Short Term Equipment Leases and current obligations for amounts then due and payable under leases (other than Leases identified in the definition of Capital Lease Obligations) and other outstanding obligations (including accrued commissions), in each case as determined on a consolidated basis in accordance with GAAP for such period and the accounting principles and policies utilized in the Working Capital Calculation Example; provided that for purposes hereof, Working Capital shall not include any (i) deferred income Tax assets or deferred income Tax liabilities of the Company or its Subsidiaries; (ii) Transfer Taxes; (iii) the current portion of any Indebtedness of the Company or its Subsidiaries; (iv) Final Cash; (v) any amount taken into account in calculating the Company Transaction Expenses; or (vi) any amount taken into account in calculating the Aggregate Option Cash Payment Amount; and, provided, further, that in the event of any inconsistency between GAAP and the principles, policies, practices and methods in the Working Capital Calculation Example, those in the Working Capital Calculation Example will be given precedence over GAAP. For the avoidance of doubt, “current assets” and “current liabilities” shall include (i) pro rated current assets and current liabilities in the event such amounts are determined other than at the end of a calendar month or a calendar quarter, (ii) accrued taxes (other than income Taxes with respect to Pre-Closing Periods, which are subject to reimbursement pursuant to Section 7.10 and Section 9.1(a)(iii)), (iii) estimated accruals for “true-ups” under Leases and Material Contracts with customers which are estimated in accordance with past practice, and (iii) accruals for a pro rated portion of any 2015 employee bonuses.

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“Working Capital Adjustment” means the amount, positive or negative, by which the Estimated Working Capital or Final Working Capital, as applicable, is greater or less than the Target Working Capital.

“Working Capital Calculation Example” means the sample calculation of the Working Capital, in the form annexed hereto as Exhibit D.

1.2              Additional Definitions. The following terms defined elsewhere in this Agreement shall have the respective meanings therein defined:

30-Day Period	Section 2.3(c)
Acquisition	Recitals
Acquisition Engagement	Section 11.14(a)
Acquisition Engagement Communications	Section 11.14(b)
Active Government Contract	Section 4.27(a)
Active Government Contract Bid	Section 4.27(a)
Agreement	Preamble
Alternate Transaction	Section 7.15
Assets	Section 4.12
Audited Financial Statements	Section 4.6(a)
Auditor	Section 7.6(c)
Auditor Determination	Section 2.3(e)
Balance Sheet Date	Section 4.6(a)
Blue Sky Laws	Section 4.5(b)
Claim	Section 9.3(a)
Closing	Section 3.1
Closing Date	Section 3.1
Closing Notice	Section 3.1
COBRA	Section 4.13(d)

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Company	Recitals
Company Disclosure Letter	Article IV
Company Information	Section 7.6(b)
Company Plan	Section 4.13(a)
Company Real Property	Section 4.11(a)
Company Tax Returns	Section 7.10
Covered Affiliates	Section 7.12(a)
D&O Costs	Section 7.12(a)
D&O Expenses	Section 7.12(a)
D&O Indemnifiable Claim	Section 7.12(a)
D&O Indemnifying Party	Section 7.12(a)
D&O Indemnitee(s)	Section 7.12(a)
Debt Payments	Section 2.2(b)(iv)
Default	Section 9.6
Dentons	Section 11.14(a)
Disclosure Letters	Section 7.4
Disputed Matters	Section 2.3(e)
Dispute Notice	Section 2.3(e)
DSS	Section 7.14(a)
Escrow Account	Section 2.2(b)(iii)
Escrow Agent	Section 2.2(b)(iii)
Escrow Agreement	Section 2.2(b)(iii)
Escrow Funds	Section 2.2(b)(iii)
Excess Amount	Section 2.3(c)
Exchange Act	Section 4.5(b)
FCPA	Section 4.23(a)
FedRAMP	Section 4.26(h)
Final Payment Adjustment Amount	Section 2.3(c)
Financial Statements	Section 4.6(b)
Foreign Antitrust Approval	Section 7.8(b)
Forward-Looking Data	Section 5.9
Government Property	Section 4.27(k)
HSR Act	Section 4.5(b)
Indemnitee	Section 9.3(a)
Indemnitor	Section 9.3(a)
Indemnity Escrow Account	Section 2.2(b)(iii)
Indemnity Escrow Funds	Section 2.2(b)(iii)
Independent Auditor	Section 2.3(e)
Interim Period	Section 6.1
IRS	Section 4.13(a)
Leased Real Property	Section 4.11(a)
Licensed Company Intellectual Property	Section 4.18(b)
Losses	Section 9.1(b)
Material Contracts	Section 4.19(a)
Material Employee Agreement	Section 4.13(a)

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Minor Claim	Section 9.4(c)
Multiemployer Plan	Section 4.13(c)
NISPOM	Section 4.27(m)
Notice	Section 9.3(a)
NYSE	Section 7.6(c)
OCI	Section 4.27(l)
Option Allocation Schedule	Section 2.4(b)
Owned Company Intellectual Property	Section 4.18(a)
Owned Real Property	Section 4.11(a)
Party	Recitals
Past Audit Period	Section 7.6(c)
Pay-Off Letters	Section 8.3(e)
Permits	Section 4.10(b)
Policies	Section 4.20(a)
Pre-Closing Certificate	Section 2.3(a)
Proceeding	Section 4.9
Purchase Price	Section 2.2(a)
Purchaser	Preamble
Purchaser Closing Certificate	Section 8.2(a)
Purchaser Disclosure Letter	Article V
Purchaser Indemnitees	Section 9.1(a)
Purchaser Tax Returns	Section 7.10
QTS	Section 7.6(b)
Real Property Lease	Section 4.11(c)
Regular Deductible	Section 9.4(c)
Related Person	Section 4.19(a)(xv)
Required Consents	Section 3.2(a)(v)
Restricted Parties	Section 4.25(a)
SEC	Section 7.1
Section 280G Payments	Section 7.5(d)
Securities Act	Section 4.5(b)
Security Assessment	Section 4.26(h)
Seller	Caption
Seller Closing Certificate	Section 8.3(a)
Seller Indemnities	Section 9.2(a)
Seller Reserve Amount Distribution	Section 7.13
Shares	Recitals
Small Business Status	Section 4.27(j)
Special Deductible	Section 9.4(c)
Supplement	Section 7.6(b)
Termination Date	Section 10.1(b)
Trade Control Laws	Section 4.25(a)
Transfer Taxes	Section 7.10(f)
Unaudited Financial Statements	Section 4.6(b)
WARN	Section 7.5(c)
Working Capital Escrow Account	Section 2.2(b)(iii)
Working Capital Escrow Funds	Section 2.2(b)(iii)

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ARTICLE II

SALE AND PURCHASE OF SHARES

2.1              Sale and Purchase of Shares. Upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, assign, transfer and deliver to Purchaser at Closing, and Purchaser agrees to purchase and accept delivery from Seller of, all of Seller’s right, title and interest in, to and under the Shares, which Shares constitute all of the issued and outstanding equity securities of the Company, free and clear of any Encumbrance.

2.2              Purchase Price.

(a) The purchase price for the Shares to be paid by Purchaser (the “Purchase Price”) is Three Hundred Twenty-Six Million Dollars ($326,000,000), adjusted as provided in Section 2.3 below, which shall be allocated to the Shares. Payment of such amount shall be made by Purchaser at the Closing in the manner set forth in clause (b), below.

(b)               At the Closing, the Purchase Price shall be delivered as follows:

(i)                 Purchaser shall deliver to Seller, by wire transfer of immediately available funds to one or more accounts specified by Seller, the Initial Payment Amount.

(ii)               Purchaser shall pay to the Company, for distribution to the Option Holders set forth on the Option Allocation Schedule, by wire transfer of immediately available funds, the Aggregate Option Cash Payment Amount, less the applicable Taxes due from such Option Holders in respect of the Option Cash Payment Amounts, from which the Company shall promptly pay to each Option Holder his or her respective Option Cash Payment Amount, less the applicable withholding Tax amounts which Purchaser shall remit, or cause the Company to remit, to the applicable Governmental Authority together with the employer Taxes payable in respect thereof.

(iii)             Purchaser shall deliver Twenty Million Dollars ($20,000,000) (the “Indemnity Escrow Funds”) and Ten Million Dollars ($10,000,000) (the “Working Capital Escrow Funds,” and together with the Indemnity Escrow Funds, the “Escrow Funds”), in each cash by wire transfer of immediately available funds to the accounts (respectively, the “Indemnity Escrow Account” and the “Working Capital Escrow Account”) at JPMorgan Chase Bank N.A. (the “Escrow Agent”), which shall be held in accordance with the terms and conditions of the Escrow Agreement to be entered into at the Closing by Purchaser, the Seller and Escrow Agent, in the form annexed hereto as Exhibit A (the “Escrow Agreement”). The Working Capital Escrow Funds shall be solely for the purposes of funding the payment of any Final Payment Adjustment Amount pursuant to Section 2.3(c), and the Indemnity Escrow Funds shall be solely for the purposes of the payment of any Taxes by Seller in respect of Section 7.10(b) and to pay any other amounts owed by Seller in respect of its indemnification obligations under Article IX of this Agreement;

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(iv)             Purchaser shall deliver to the creditors set forth in the Pay-Off Letters and the Pre-Closing Certificate as directed by Seller, by wire transfer of immediately available funds, the estimated amounts payable to such creditors set forth in the Pay-Off Letters and the Pre-Closing Certificate (the “Debt Payments”), which amounts shall be exclusive of the Capital Lease Obligations;

(v)               Purchaser shall pay the Estimated Company Transaction Expenses (other than the Sale Bonus Amounts and the employer portion of any employment Taxes payable with respect to the Sale Bonus Amounts and the Aggregate Option Cash Payment Amount) to the Persons set forth on the Pre-Closing Certificate as directed by Seller, by wire transfer of immediately available funds in the amounts set forth on the Pre-Closing Certificate; and

(vi)             Purchaser shall pay to the Company for distribution to the individuals set forth on the Pre-Closing Certificate, by wire transfer of immediately available funds, the Sale Bonus Amounts set forth on the Pre-Closing Certificate, from which the Company shall promptly pay to each recipient thereof his or her Sale Bonus Amount, less the applicable withholding Tax amounts which the Company shall timely remit to the appropriate Governmental Authorities together with the employer Taxes payable with respect thereto.

All payments pursuant to Sections 2.2(b)(ii), (iv)-(vi) above shall be deemed paid by the Company or the applicable Subsidiary of the Company, and, for Tax purposes (and not for determination of amounts payable under this Agreement), such payments shall be deemed made immediately prior to the Closing, regardless of the timing of such payments and the actual Party making such payments.

2.3              Computation of Initial Payment Amount; Adjustment.

(a) Seller shall deliver to Purchaser at least five (5) Business Days prior to the Closing Date, a certificate prepared by Seller (the “Pre-Closing Certificate”), which shall specify Seller’s good faith estimate as of the Effective Time of the (i) Estimated Cash; (ii) the Aggregate Option Cash Payment Amount; (iii) the Estimated Indebtedness separately setting forth the Debt Payments and the Capital Lease Obligations; (iv) the Estimated Company Transaction Expenses (including the Sale Bonus Amounts and the amount of the employer portion of any employment Taxes payable with respect to such Sale Bonus Amounts and with respect to the Aggregate Option Cash Payment Amount); (v) the Working Capital Adjustment; and (vi) the Initial Payment Amount with respect thereto.

(b)               As promptly as practicable following the Closing Date, but in no event later than seventy five (75) days thereafter, Purchaser shall cause to be prepared and delivered to Seller a certificate (the “Closing Certificate”) setting forth Purchaser’s calculation as of the Effective Time of the (i) Final Cash; (ii) the Aggregate Option Cash Payment Amount; (iii) the Indebtedness separately setting forth the Debt Payments and the Capital Lease Obligations; (iv) the Company Transaction Expenses (including the Sale Bonus Amounts and the amount of the employer portion of any employment Taxes payable with respect to such Sale Bonus Amounts and with respect to the Aggregate Option Cash Payment Amount); (v) the Working Capital Adjustment; and (vi) the Final Payment Amount with respect thereto. In the event Purchaser fails to deliver the Closing Certificate within such seventy five (75) day period, then Seller shall be entitled to cause the Closing Certificate to be prepared and delivered to Purchaser and Purchaser shall have the right to send a Dispute Notice in respect thereof as set forth in clause (e) below.

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(c)                On the thirtieth (30th) day after the date on which the Closing Certificate has been delivered to Seller (or such earlier date as Seller notifies Purchaser in writing), if the Final Payment Amount is not disputed by Seller pursuant to Section 2.3(e) hereof, (i) in the event that the Final Payment Amount exceeds the Initial Payment Amount estimated by Seller pursuant to clause (a) above, then within three (3) Business Days, Purchaser shall (x) instruct the Escrow Agent to pay to Seller the Working Capital Escrow Funds and all interest accrued thereon, and (y) pay to Seller the amount by which the Final Payment Amount exceeds the Initial Payment Amount (the sum of clauses (x) and (y), the “Working Capital Payment”), except that, if requested by Seller, the Aggregate Option Holder Pro Rata Share of the Working Capital Payment shall instead be paid to the Company for distribution to the individuals set forth on the Option Allocation Schedule, less applicable withholding Tax amounts; and (ii) in the event that the Initial Payment Amount exceeds the Final Payment Amount (such excess amount being the “Final Payment Adjustment Amount”), then within three (3) Business Days Seller and Purchaser shall instruct the Escrow Agent to pay to Purchaser from the Working Capital Escrow Funds (together with interest earned thereon) the amount equal to the Final Payment Adjustment Amount, and to pay any balance of the Working Capital Escrow Funds (together with all interest earned thereon) remaining after such payment to Seller (except that, if requested by Seller, the Aggregate Option Holder Pro Rata Share of the Working Capital Escrow Funds to be paid to Seller, shall be paid to the Company for distribution to the individuals set forth on the Option Allocation Schedule, less applicable withholding Tax amounts). In addition, it is understood and agreed that if a Dispute Notice is not delivered within thirty (30) days after the delivery of the Closing Certificate in accordance with Section 2.3(b) above (the “30-Day Period”), then the Final Payment Amount shown thereon shall be deemed accepted in all respects and shall be final and binding upon the Parties hereto with the effects set forth in clauses (i) and (ii) of this clause (c).

(d)               During the 30-Day Period, Purchaser agrees to furnish to Seller and its accountants and agents reasonable access, during normal business hours and upon reasonable prior written notice, to all working papers, books, records, financial data, calculations and other documentation of the Purchaser, the Company or any of their respective Affiliates or their respective accountants or financial advisors used in the preparation of the Closing Certificate.

(e)                If Seller disputes the Closing Certificate (or any component thereof) or the calculation of the Final Payment Amount shown on the Closing Certificate (or any component thereof), Seller shall give written notice (the “Dispute Notice”) to Purchaser within the 30-Day Period. If Seller and Purchaser are unable to resolve the disputed matters within thirty (30) days after receipt by Purchaser of the Dispute Notice, all disputed matters raised in the Dispute Notice and not so resolved (the “Disputed Matters”) shall be submitted to BDO USA, LLP (the “Independent Auditor”), for final resolution in accordance with the terms and provisions of this Agreement. Purchaser and Seller shall use their respective best efforts to cause the Independent Auditor to make its determination as to the resolution of the Disputed Matters (the “Auditor Determination”) as soon as possible, but in no event later than thirty (30) days after receipt of the Disputed Matters. The Independent Auditor shall be obligated to follow the Purchase Price adjustment terms and conditions set forth in this Agreement and shall not be entitled to award an amount greater than the greatest value claimed by either party or less than the least amount claimed by either party. The Auditor Determination shall be final and binding upon the parties hereto and shall be limited to Disputed Matters. The Auditor Determination shall be reflected in a written report which shall be delivered promptly by the Independent Auditor to Seller and Purchaser. One-half of all fees and disbursements of the Independent Auditor shall be paid by Purchaser and one-half of such fees and disbursements shall be paid by Seller. Any payment to be made as a consequence of the Auditor Determination by the Independent Auditor shall be made, free and clear of any deductions or set-off, not later than three (3) Business Days after the receipt of the Auditor Determination by Seller and Purchaser, in accordance with the provisions of clauses (i) and (ii) of Section 2.3(c).

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(f)                All amounts paid pursuant to this Section 2.3 shall be paid by bank wire transfer of immediately available funds.

2.4              Company Options.

(a) Seller covenants that all Seller Options shall be cancelled as of the Closing and each Option Holder shall cease to have any rights with respect thereto, except the right to receive from the Company: (i) the Option Cash Payment Amount; (ii) such Option Holder’s Pro Rata Share of the funds payable to Seller under Section 2.3(c) or released to Seller from the Escrow Funds; and (iii) the Option Holder Pro Rata Share of any Seller Reserve Amount Distribution (if any), in each case reduced by all applicable withholding Taxes in respect of such amounts.

(b)               At least five (5) Business Days prior to the Closing Date, Seller shall deliver to Purchaser an updated version of Exhibit B (the “Option Allocation Schedule”). Seller covenants that the Option Allocation Schedule will contain (i) a correct and complete list of Option Holders and outstanding Seller Options immediately prior to Closing; (ii) a calculation of the Option Cash Payment Amount and Option Holder Pro Rata Share in respect of each Option Holder, together, with a calculation of the applicable withholding Taxes, including employment Taxes, due in respect of the Option Cash Payment Amount; and (iii) based thereon, the Aggregate Option Holder Pro Rata Share and the Aggregate Option Cash Payment Amount.

(c) The Seller covenants that the amount due and payable to each Option Holder under the 2008 Unit Plan and any other documents governing such Option Holder’s Seller Options with respect to the cancellation of such Option Holder’s Seller Options as contemplated herein shall not exceed the amounts set forth in the updated Option Allocation Schedule delivered by Seller to Purchaser in accordance with paragraph (b) above.

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(d) It is the intent of the Parties hereto that the treatment of Seller Options contemplated herein be in a manner that is consistent with the requirements of Section 409A of the Code, including all guidance and regulations issued thereunder. All payments to Option Holders pursuant to this Agreement, whether by the Company or by the Seller, that may constitute a deferral of compensation within the meaning of Section 409A of the Code shall be paid on the same schedule and on the same terms and conditions as apply to payments to Seller generally and in all events in accordance with the requirements set forth in Treasury Regulation Section 1.409A-3(i)(5)(iv) pertaining to certain transaction-based compensation.

(e) Prior to the Closing, the Seller shall deliver to each holder of Seller Options a notice which sets forth each holder’s rights pursuant to the 2008 Unit Plan, as amended, and the terms of this Agreement and stating how Seller Options shall be treated in the manner set forth in this Section 2.4.

Section 2.5 Withholding. Purchaser, the Company and its Subsidiaries shall be entitled to deduct and withhold, and Purchaser, the Company and its Subsidiaries shall deduct and withhold, any amounts they are required to deduct and withhold pursuant to any provision of applicable Tax Legal Requirements in connection with any payments required to be made by Purchaser or the Company pursuant to the terms of this Agreement. To the extent that amounts are so withheld by Purchaser, the Company or any of its Subsidiaries, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person otherwise entitled to receive such payments pursuant to this Agreement.

Section 2.6 Escrow Funds. The Escrow Funds shall be held in escrow pursuant to the Escrow Agreement, and the Working Capital Escrow Funds shall be available solely to satisfy any amounts due from the Seller pursuant to Section 2.3, and the Indemnity Escrow Funds shall be available solely to satisfy any amounts due from Seller pursuant to Section 7.10(b) or pursuant to Article IX, and each of the Escrow Funds shall be held and released in accordance with the Escrow Agreement and the provisions of Section 2.3, this Section 2.6, Section 7.10(b) or Article IX, as applicable. On the fifteen (15) month anniversary date of the Closing Date, the Seller may instruct the Escrow Agent to deliver to Seller the remaining portion of the Indemnity Escrow Funds less the total amount of any then pending claims. Fifty percent (50%) of the fees payable to the Escrow Agent shall be payable by the Purchaser and fifty (50%) shall be payable by Seller.

Section 2.7 No Interest. Except with respect to the Escrow Funds, which interest or other investment shall be provided for pursuant to the terms of the Escrow Agreement, no interest shall accumulate on any amounts payable to Seller in connection with the transactions contemplated hereunder.

ARTICLE III

CLOSING

3.1              Closing. Subject to the conditions of this Agreement, the Parties hereto shall cause the Acquisition and the other transactions contemplated by this Agreement to be consummated at a closing (the “Closing”) to take place at the offices of Dentons US LLP, counsel to Seller, 1221 Avenue of the Americas, New York, New York 10020, at 10:00 am, or remotely via the exchange of documents and signatures by email, on the later of (i) July 1, 2015 or (ii) the third (3rd) Business Day after the date upon which all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions which, by their nature, are to be satisfied as of the Closing) have been satisfied or waived, or at such other time, date and location as the Parties hereto agree in writing (the date on which the Closing occurs, the “Closing Date”).

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3.2              Closing Deliveries.

(a)                Deliveries by Seller. At or before the Closing, Seller shall deliver or cause to be delivered:

(i)                 to Purchaser, share certificates representing all of the Shares, duly endorsed in blank, or accompanied by duly executed stock powers;

(ii)               to Purchaser, duly executed resignations from each of the officers and directors of the Company and each of its Subsidiaries designated in Section 8.3(g), effective as of the Closing Date, in the form attached hereto as Exhibit C;

(iii)             to Purchaser, a certificate of Seller, dated as of the Closing Date to the effect that Seller is not a foreign person for purposes of Section 1445 of the Code;

(iv)             to Purchaser, a duly completed IRS Form W-9 of Seller;

(v)               to Purchaser, all those consents which are set forth on Section 4.5 of the Company Disclosure Letter and marked with an asterisk (the “Required Consents”);

(vi)             to Purchaser, the documents and instruments required to be delivered by Seller under Section 8.3;

(vii)           to Purchaser, a copy of the stock certificate(s) evidencing the ownership by Carpathia Hosting, Inc. of the outstanding shares of ServerVault Corp.; and

(viii)         to Purchaser, such other documents and agreements, duly executed by Seller, as may be reasonably necessary to transfer the Shares to, and vest title to the Shares in, Purchaser.

(b)               Deliveries by Purchaser. At or before the Closing, Purchaser shall deliver or cause to be delivered:

(i)                 to Seller, the Initial Payment Amount;

(ii)               to the Company, the Aggregate Option Cash Payment Amount;

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(iii)             to the Working Capital Escrow Account designated by the Escrow Agent, the Working Capital Escrow Funds;

(iv)             to the Indemnity Escrow Account designated by the Escrow Agent, the Indemnity Escrow Funds;

(v)               to the creditors identified in the Pre-Closing Certificate, the Debt Payments;

(vi)             to the Persons identified on the Pre-Closing Certificate, the Estimated Company Transaction Expenses (other than the Sale Bonus Amounts);

(vii)           to the Company, on behalf of certain individuals to be identified by the Company in the Pre-Closing Certificate, the Sale Bonus Amounts; and

(viii)         to Seller, the documents and instruments required to be delivered by Purchaser under Section 8.2.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure letter prepared by Seller and delivered to Purchaser (the “Company Disclosure Letter”), Seller hereby represents and warrants to Purchaser as follows:

4.1              Organization; Authority.

(a)                Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and each other Transaction Document and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b)               The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, operate or lease its assets and properties and to carry on its business as currently conducted. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(c)                The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character of the properties owned, operated or leased by it or the nature of the activities conducted by it make such qualification or licensing and good standing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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4.2              Enforceability; Authorization.

(a)                This Agreement and each other Transaction Document to which it is a party has been duly and validly executed and delivered by Seller, constitutes a valid, legal and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. The execution and delivery of this Agreement and each other Transaction Documents to which Seller is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action on the part of Seller and no other proceedings on the part of Seller or its board of managers or members are necessary to authorize this Agreement and the Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby pursuant to the terms and conditions of this Agreement and the other Transaction Documents.

(b)               This Agreement and each other Transaction Document to which the Company is a party has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of, the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. The execution and delivery of this Agreement and each other Transaction Document to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate proceedings on the part of the Company and no other corporate proceedings on the part of the Company, its board of directors or stockholder are necessary to authorize this Agreement and the other Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby pursuant to the terms and conditions of this Agreement and the other Transaction Documents.

4.3              Organizational Documents. Prior to the date of this Agreement, the Company has furnished or made available to Purchaser true, complete and correct copies of all Charter Documents of the Company and each Subsidiary of the Company, in each case as currently in effect. The Charter Documents of the Company and each Subsidiary of the Company are in full force and effect, and no other Charter Documents are applicable to or binding upon the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any provisions of its respective Charter Documents.

4.4              Capitalization; Title to Shares; Subsidiaries.

(a) The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding. All the issued and outstanding shares of capital stock of the Company (i) are owned beneficially and of record by Seller, free and clear of Encumbrances other than Permitted Encumbrances of the type described in clause (v) of the definition thereof; (ii) are duly authorized, validly issued, fully paid and nonassessable, (iii) were not issued in violation of any option, right of first refusal, preemptive right, subscription right or any similar right, agreement or commitment, and (iv) are free of any preemptive rights. Seller is the sole record and beneficial owner of the Shares and will deliver such Shares at the Closing free and clear of all Encumbrances. Other than the Shares, the Company does not have outstanding any shares of capital stock, voting securities or any other equity securities.

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(b)               Section 4.4(b) of the Company Disclosure Letter sets forth a true, correct and complete list of each Subsidiary of the Company, including each such Subsidiary’s jurisdiction of formation and authorized and outstanding capital stock. All of the outstanding shares of capital stock, voting securities or other equity securities of each Subsidiary of the Company (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) were not issued in violation of any option, right of first refusal, preemptive right, subscription right or any similar right, agreement or commitment, (iii) are free of any preemptive rights, and (iv) are owned beneficially and of record by the Company, free and clear of Encumbrances (other than restrictions on the transfer of securities by Purchaser following the Closing imposed by applicable state and federal securities laws and other than Permitted Encumbrances of the type described in clause (v) of the definition thereof). Other as set forth on Section 4.4(b) of the Company Disclosure Letter, the Subsidiaries of the Company do not have outstanding any shares of capital stock, voting securities or any other equity securities.

(c)                Other than the Subsidiaries identified on Section 4.4(b) of the Company Disclosure Letter, the Company does not (i) have nor has it had any Subsidiaries, or (ii) directly or indirectly own or have the right to acquire any equity interest in any other Person. Except as set forth on Section 4.4(c) of the Company Disclosure Letter, none of the Company’s Subsidiaries has any Subsidiaries, nor do such Subsidiaries directly or indirectly own or have the right to acquire any equity interest in any other Person.

(d)               Except as set forth in Section 4.4(d) of the Company Disclosure Letter, there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in the Company or any of its Subsidiaries; (ii) options, calls, restricted stock, warrants, rights (including rights of first refusal or offer, preemptive rights, subscription rights or similar rights) or other agreements or commitments (contingent or otherwise) of any character to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, sell, dispose, purchase, redeem or transfer, any capital stock, voting securities or other ownership interests (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests) in the Company or any of its Subsidiaries; (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company or any of its Subsidiaries; or (iv) obligations of the Company or any of its Subsidiaries to make any payment based on the value of any securities of the Company or any of its Subsidiaries. There are no outstanding obligations of the Company or any of its Subsidiaries to purchase, repurchase, redeem or otherwise acquire any securities of the Company or any of its Subsidiaries. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the issuance, voting or transfer of capital stock or other ownership interests of the Company or any of its Subsidiaries, or any stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries.

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(e)                Except pursuant to any applicable Legal Requirements or as set forth on Section 4.4(e) of the Company Disclosure Letter, there are no restrictions that prevent the payment of dividends or distributions by the Company or its Subsidiaries, and none of the Company or its Subsidiaries is subject to any obligation or requirement to provide any loan or capital contribution to any Person.

(f)                The copies of the corporate minute book and stock records of the Company and each of its Subsidiaries that have been delivered or made available to Purchaser for inspection are true and correct and appropriately reflect all material corporate action taken by the Company and each of its Subsidiaries. The names of the current directors and officers of the Company and each of its Subsidiaries (prior to giving effect to the resignations to be delivered pursuant to Section 8.3(g)) are set forth in Section 4.4(f) of the Company Disclosure Letter.

4.5              No Conflict; Required Filings and Consents.

(a) The execution and delivery by Seller of this Agreement and each Transaction Document to which it is a party does not, and the performance of this Agreement and each Transaction Document to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby will not, (i) conflict with or violate the Charter Documents of Seller; (ii) assuming that all consents, approvals and authorizations contemplated by and all filings described in Section 4.5(b) below or on Section 4.5(b) of the Company Disclosure Letter are obtained or made: (x) conflict with or violate any Legal Requirements; or (y) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Seller’s rights or alter the rights or obligations of any third party under, give to others any rights of termination, amendment, acceleration or cancellation of, require any notice, consent or waiver under, or result in the creation of a Encumbrance other than a Permitted Encumbrance on any of the properties or assets of Seller, the Company or any of the Company’s Subsidiaries pursuant to, any material Contract of Seller or any Material Contract. The execution and delivery by the Company of this Agreement and each Transaction Document to which the Company is a party does not, and the performance of this Agreement and each Transaction Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby will not: (1) conflict with or violate any provision of the Charter Documents of the Company or any of its Subsidiaries; (2) assuming that all consents, approvals and authorizations contemplated by, and all filings described in, Section 4.5(b) of the Company Disclosure Letter are obtained or made, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Material Contract; (3) assuming that all consents, approvals and authorizations contemplated by, and all filings described in, Section 4.5(b) of the Company Disclosure Letter are obtained or made, result in the creation or imposition of any Encumbrance on the properties or assets of the Company or any of its Subsidiaries; or (4) assuming that all consents, approvals and authorizations contemplated by, and all filings described in, Section 4.5(b) of the Company Disclosure Letter are obtained or made, conflict with or violate any Legal Requirement to which the Company or any of its Subsidiaries is subject or by which any of their respective assets are bound or affected, except, in the case of clauses (2) and (4), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

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(b)            The execution and delivery by Seller of this Agreement and each Transaction Document to which it is a party does not, and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended, and the rules and regulations thereunder (“Securities Act”), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (“Exchange Act”) or state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder; (ii) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any Foreign Antitrust Approvals and, in each case, the expiration of the required waiting period thereunder; (iii) the consents, approvals, authorizations and permits described in Section 4.5(b) of the Company Disclosure Letter hereto, except to the extent that the failure to obtain any such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Seller or, after the Closing, Purchaser, or prevent consummation of the Acquisition or otherwise prevent the Parties hereto from performing their obligations under this Agreement. The execution and delivery by the Company of this Agreement and each Transaction Document to which the Company is a party does not, and the performance of this Agreement and each Transaction Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby will not, require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for as disclosed in Section 4.5(b) of the Company Disclosure Letter and the applicable requirements of the HSR Act and any Foreign Antitrust Approvals, and except for such consents, approvals, authorizations, permits, actions, filings or notifications that failure of which to be obtained or made would not reasonably be expected, individually or in the aggregate, to prevent or delay the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, or those which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.6              Financial Statements.

(a) The Company has provided to Purchaser a correct and complete copy of an audited consolidated balance sheet (including any related notes thereto) of the Company and its Subsidiaries for each of the years ended December 31, 2012, 2013 and 2014 together with the audited consolidated statement of income and cash flows for each of the years ended December 31, 2012, 2013 and 2014 (collectively, the “Audited Financial Statements”). The Audited Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), are consistent with and were prepared from the books and records of the Company and its Subsidiaries, and fairly present in all material respects the financial condition, results of its operations and income and cash flows of the Company and its Subsidiaries as of the respective dates thereof and for the respective periods indicated, except as otherwise set forth in the notes thereto. For purposes of this Agreement, the “Balance Sheet Date” refers to the latest date covered by the Audited Financial Statements (i.e., December 31, 2014).

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(b)               The Company has provided to Purchaser a correct and complete copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries for the three (3) month period ended March 31, 2015, together with the unaudited consolidated statement of income and cash flows for the three (3) month period ended on March 31, 2015 (the “Unaudited Financial Statements” and, collectively with the Audited Financial Statements, the “Financial Statements”). The Unaudited Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in any notes thereto), are consistent with and were prepared from the books and records of the Company and its Subsidiaries, and fairly present in all material respects the financial condition, results of its operations and income and cash flows of Company and its Subsidiaries as of the respective dates thereof and for the respective periods indicated, except that the Unaudited Financial Statements do not contain notes and are subject to normal year-end adjustments (none of which would be materially adverse).

(c)                The Company and its Subsidiaries maintain books and records accurately reflecting their material assets and material liabilities and a system of internal controls that management reasonably believes is sufficient to ensure that transactions are recorded as necessary to permit preparation of financial statements of the Company and its Subsidiaries in conformity with GAAP and to maintain asset accountability, and to provide adequate assurance that material transactions and access to assets are authorized only by management. Company and its Subsidiaries do not maintain any off-the-book accounts. The Company has disclosed to Purchaser any known or, to the knowledge of the Company, alleged fraud, respecting the Company and its Subsidiaries within the past three (3) years that involves management or other employees who have had a significant role in the Company’s or its Subsidiaries’ internal control over financial reporting.

(d)               The accounts receivable reflected on the Financial Statements derive from bona fide sales transactions entered into in the ordinary course of business and are payable on the terms and conditions set forth in the applicable Contract to which they relate, subject to appropriate reserves for doubtful accounts. The amount carried for doubtful accounts and allowances disclosed in the Financial Statements was calculated in accordance with GAAP and in a manner consistent with prior periods. All accounts payable of the Company and its Subsidiaries reflected on the Financial Statements or arising thereafter derive from bona fide transactions entered into in the ordinary course of business and have been paid or are not yet due or payable.

4.7              Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations, whether accrued or unaccrued, absolute, fixed, or contingent, or otherwise, whether due or to become due, other than (a) liabilities that are set forth on Section 4.7 of the Company Disclosure Letter, (b) liabilities that are reflected or reserved against in the Financial Statements, and (c) liabilities that have been incurred in the ordinary course of business consistent with practice since the Balance Sheet Date.

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4.8              Absence of Certain Changes. As of the date hereof and: (a) since the Balance Sheet Date the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice, except for the negotiation, execution, delivery and performance of this Agreement and the Transaction Documents, (b) since the Balance Sheet Date, there has not occurred any Event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole, (c) since the Balance Sheet Date there has been no material change in the accounting methods or practices of the Company or any of its Subsidiaries except as required or permitted by law or GAAP and (d) except as set forth in Section 4.8 of the Company Disclosure Letter, since March 31, 2015 none of the Seller, the Company, the Subsidiaries of the Company, nor any of their respective Affiliates has taken, or caused or permitted to be taken, or agreed or committed to take, any action that, were it taken prior to the Closing Date, would constitute a breach of any subsection of Section 6.1(a) through (f), (h) through (m) and (o).

4.9              Litigation. Except as disclosed in Section 4.9 of the Company Disclosure Letter, there is no claim, action, suit, proceeding or investigation (“Proceeding”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries (i) by or before any Governmental Authority or arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or (ii) which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to create any material impediment to or restriction on the (A) operation or conduct of the business of the Company and its Subsidiaries, taken as a whole, in the ordinary course, or (B) ability of the Parties hereto to consummate the Acquisition.

4.10          Compliance with Law; Permits.

(a) Since January 1, 2012, the Company and its Subsidiaries have operated in all material respects in compliance with all applicable Legal Requirements. Neither the Company nor any of its Subsidiaries has since January 1, 2012, been cited, fined or otherwise notified in writing of any violation or alleged violation of any Legal Requirement, except for such violations or alleged violations that have been paid, cured or otherwise resolved prior to the date of this Agreement without any continuing obligation or liability of the Company or any of its Subsidiaries. Since January 1, 2012, no Governmental Authority has indicated in writing an intention to conduct any investigation or review with respect to the Company or its Subsidiaries, or any of their respective assets and properties (other than ordinary course or standard periodic reviews) or issued any written notice of any material non-compliance with applicable Legal Requirements. None of the Company or any of its Subsidiaries has been cited, fined or otherwise notified of any failure to comply with any applicable Legal Requirements resulting in a material liability that has not been paid or cured. All material reports required to be filed by the Company or any of its Subsidiaries with any Governmental Authority have been timely filed and were accurate and complete in all material respects when so filed.

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(b)               (i) Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, certificates, approvals, and orders (“Permits”) of all Governmental Authorities and certification organizations required and material for the lawful conduct of the Company’s and its Subsidiaries’ respective businesses and operation of their facilities as now being conducted, (ii) a true and complete list of all such Permits material to the business of the Company as of the date hereof, all of which are in full force and effect, is set out on Section 4.10(b)(ii) of the Company Disclosure Letter, (iii) except as set forth in Section 4.10(b)(iii) of the Company Disclosure Letter, no Permit which is material to the operation of business of the Company or its Subsidiaries will be subject to material loss, limitation or obligation to reapply, as a result of the transactions contemplated hereby, (iv) there is no pending or, to the knowledge of the Company, threatened Proceeding against the Company or any of its Subsidiaries before any Governmental Authority relating to any such Permit which is or could reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, and (v) there has been no violation, cancellation, revocation or default of any material Permit held by the Company or any of its Subsidiaries.

(c)                None of the representations and warranties contained in Section 4.10(a) or Section 4.10(b) shall be deemed to relate to employee benefits matters, labor matters, tax matters, improper payments, export controls, and none of the representations and warranties contained in Section 4.10(a) shall be deemed to relate to environmental matters or Government Contracts.

4.11          Property.

(a) Section 4.11(a) of the Company Disclosure Letter sets forth as of the date hereof an accurate and complete list of all real property owned, used or occupied by the Company or any of its Subsidiaries (the “Company Real Property”) and indicates which Company Real Property is owned by the Company or its Subsidiaries (“Owned Real Property”) and which Company Real Property is leased by the Company or its Subsidiaries as lessee or sublessee (“Leased Real Property”). The Company or one of its Subsidiaries: (i) with respect to Owned Real Property, has good, marketable and insurable fee simple title to all Owned Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances; and (ii) as to Leased Real Property, is the lessee and has a valid leasehold interest in of all Leased Real Property, and is in possession of such properties and each such lease is valid without material default thereunder by the lessee or, to the knowledge of the Company, the lessor.

(b)               All buildings and structures located on the Company Real Property are in good operating condition without material structural defects, and all Company Real Property is supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, and all of the Company Real Property is accessible via public roads or via permanent, irrevocable, easements benefiting such Company Real Property.

(c)                Section 4.11(c) of the Company Disclosure Letter contains a list of all agreements under which the Company or any of its Subsidiaries is the landlord, sublandlord, tenant, subtenant or occupant of real property as of the date hereof (each a “Real Property Lease”), and true and complete copies of all such Real Property Leases have been made available to Purchaser. Each Real Property Lease is in full force and effect and is valid and binding on the Company or its Subsidiary party thereto and, to the knowledge of the Company, the other parties thereto, enforceable in accordance with its terms, and neither the Company nor any of its Subsidiaries has received any written notice of material default or any event that with written notice or lapse of time or both would constitute a material default under any Real Property Lease either by the Company or any of its Subsidiaries party thereto. The use currently made of the Leased Real Property is permitted under the terms of the applicable Real Property Leases.

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(d)               Section 4.11(d) of the Company Disclosure Letter sets forth a true, correct and complete list of the Facilities, and the following information relating to each Facility: (i) based solely on information provided by third parties (which the Company has no reason to believe is not accurate), utilization percentage of electrical power in use by customers as of January 1, 2015; and (ii) as of the date hereof, any pending sale or sublease by the Company or its Subsidiaries of space in any of the Facilities other than in the ordinary course of business consistent with past practice. Each of the Facilities (A) is adequate and sufficient, and in satisfactory condition to support the operations of the Company or its Subsidiaries at such Facility, (B) is operated, installed and maintained by the Company or its Subsidiaries (or their respective contractors) in a manner that is in compliance, in all material respects, with (x) generally accepted industry standards for the industry in which the Company or its Subsidiaries operate, (y) performance requirements in Contracts with customers of the Company or its Subsidiaries, and (z) all applicable Legal Requirements, (C) has sufficient sources of power to support the operations of the Company and its Subsidiaries at such Facility as presently conducted.

(e)                As of the date hereof, neither the Company nor any of its Subsidiaries has received written notice of any pending, or threatened, condemnation or eminent domain proceedings that affect any Owned Real Property or, to the knowledge of the Company, any Leased Real Property.

4.12          Assets. The Company and each of its Subsidiaries have good and marketable title to, a valid leasehold interest in or a valid license to use, all material tangible personal properties, rights and assets used in the business of the Company and its Subsidiaries (the “Assets”), free and clear of all Encumbrances other than Permitted Encumbrances. The Assets are, taken as a whole, in such operating condition and repair (ordinary wear and tear excepted) as is sufficient to operate the business of the Company and its Subsidiaries after the Closing Date in substantially the same manner as presently conducted.

4.13          Employee Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter contains a true and complete list of each Plan which is now, or within the one-year period ending on the Closing Date was, maintained, contributed to, or required to be contributed to, for the benefit of any Employee or pursuant to which the Company or any of its Subsidiaries may have any liability (a “Company Plan”), and each management, employment, severance or consulting agreement or Contract between the Company or any of its Subsidiaries and any Employee which is not terminable at will or which obligates the Company or a Subsidiary to make payments in excess of $100,000 (each, a “Material Employee Agreement”). The Company has made available to Purchaser true and complete copies of the following, if applicable, relating to each Company Plan and Material Employee Agreement: (i) the documents embodying each Material Employee Agreement and each Company Plan, including all amendments thereto; (ii) the three (3) most recent annual reports (Form 5500 Series with applicable schedules); (iii) the most recent summary plan description; (iv) the most recent favorable determination letter from the Internal Revenue Service (the “IRS”); (v) results of non-discrimination testing for the three (3) most recently completed years; and (vi) all material correspondence with a Governmental Authority in the last three (3) years.

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(b)               Each Company Plan that is intended to be qualified under Section 401(a) of the Code has a received a favorable determination letter or opinion letter from the IRS. Nothing has occurred or is expected to occur that would materially adversely affect the qualified status of any Company Plan that is intended to be qualified under the Code or any related trust.

(c)             The Company has performed in all material respects all obligations required to be performed by it under each Company Plan and Material Employee Agreement, and each Company Plan and Material Employee Agreement has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Neither the Company nor any of its Subsidiaries sponsors, maintains or contribute to, or has in the last six (6) years sponsored, maintained or contributed to, any defined benefit plans within the meaning of Section 3(35) of ERISA, nor any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”), and neither the Company nor any of its Subsidiaries has any liability (including contingent liability) with respect to any defined benefit plan or Multiemployer Plan as a result of having been treated as part of a “single employer” within the meaning of Section 414(b), (c), (m) and (o) of the Code, nor is there any basis for such liability being imposed. There are no investigations, claims, suits, or proceedings pending in which the Company or any of its Subsidiaries is named as a party, or, threatened in writing (other than routine claims for benefits) against any Company Plan or the assets of any such Company Plan or related to any Material Employee Agreement, and to Company’s knowledge, there are no facts that have arisen since January 1, 2012 that would reasonably be expected to give rise to any material liability in the event of any such investigation, claim, suit or proceeding. All premiums required by any Company Plan for which the Company is responsible for payment have been paid thereunder; all contributions due to and payments from such Company Plans and Material Employee Agreements that may have been required to be made have been made. No material “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred with respect to any Company Plan that is not exempted pursuant to a statutory or administrative prohibited transaction exemption; no action has occurred nor has there been a failure to act with respect to any Company Plan or Material Employee Agreement that could subject the Company, its Subsidiaries, Purchaser or any of their respective Affiliates or any such Company Plan to any material tax, penalty or other liability, for breach of fiduciary duty or otherwise, under ERISA or any other applicable law, whether by way of indemnity or otherwise.

(d)            Each Company Plan that is a “group health plan” within the meaning of Section 4980B(g)(2) of the Code has been administered in material compliance with the continuation coverage requirements contained in the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth at Section 4980B of the Code and any regulations promulgated thereunder or Part 6 of Subtitle B of Title I of ERISA or any comparable state law (collectively, “COBRA”). Neither the Company nor any Subsidiary has any liability with respect to any “group health plan” within the meaning of Section 4980B(g)(2) of the Code maintained by any entity with which the Company is currently considered a “single employer” within the meaning of Section 414(b), (c), (m) and (o) of the Code.

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(e)             Except as set forth in Section 4.13(e) of the Company Disclosure Letter neither the Company nor any of its Subsidiaries maintains or contributes to any Company Plan or Material Employee Agreement which provides, or has any liability to provide, post-retirement welfare benefits (e.g. life insurance, medical or other employee welfare benefits (other than severance and accrued vacation and holiday pay)) to any Employee upon his retirement or termination of employment, except as may be required by COBRA.

(f)             Except as set forth on Section 4.13(f) of the Company Disclosure Letter: the execution of this Agreement and the consummation of the transactions contemplated hereby, whether alone or in combination with any other event, will not constitute an event under any Company Plan or Material Employee Agreement that will result in any payment, upon a change in control or otherwise, whether of severance, accrued vacation, or otherwise, acceleration, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

(g)            Except as set forth in Section 4.13(g) of the Company Disclosure Letter, the Company and each of its Subsidiaries: (A) is in material compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; and (B) is not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for Employees, other than routine payments to be made in the normal course of business and consistent with past practice.

(h)            Neither the Company nor any of its Subsidiaries has made any commitment, to establish any new Plan, to materially modify (other than by way of termination) any Company Plan or to enter into any new Plan; nor has any intention or commitment to do any of the foregoing been communicated.

(i)              No stock option or other equity of the Company or any of its Subsidiaries granted after December 31, 2004 has an exercise price that was less than the fair market value of the underlying equity as of the date such stock option or right was granted as determined in good faith and in compliance with the relevant IRS guidance in effect on the date of grant (including, without limitation, IRS Notice 2005-1 and Section 1.409A-1(b)(5)(iv) of the Treasury regulations).

(j)                 No Company Plan is under audit or is the subject of an investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, the U.S. Securities and Exchange Commission or any other Governmental Authority, nor is any such audit or investigation pending or threatened in writing.

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4.14          Labor Matters.

(a)                Section 4.14(a) of the Company Disclosure Letter sets forth, as of April 30, 2015, a true, correct and complete list of all employees of the Company and its Subsidiaries, and for each such individual, sets forth his/her rate of pay or annual compensation (including, if applicable, his/her current bonus opportunity), job title or function, job location, date of hire, whether such individual is on leave (under the Family and Medical Leave Act or otherwise) as of the date of this Agreement, or has requested such leave to begin after the date of this Agreement. Seller has made available to Purchaser complete copies of all employment, retention or other agreements with all of the individuals identified on Section 4.14(a) of the Company Disclosure Letter.

(b)               Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract or similar agreement, nor is any such Contract being negotiated as of the date of this Agreement. As of the date hereof, the Company has no knowledge of any ongoing activities or proceedings of any labor union to organize any such employees. Neither the Company nor any of its Subsidiaries has experienced, since January 1, 2012, any material labor disputes, work stoppages, requests for representation, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of the Company or its Subsidiaries. Except as set forth in Section 4.14(b) of the Company Disclosure Letter, there is no Proceeding against the Company or its Subsidiaries pending with any Governmental Authority or, to the knowledge of the Company, threatened alleging a violation of Labor Laws. All persons who have, since January 1, 2012, been employees of the Company who have been classified by the Company as exempt under the Fair Labor Standards Act, as amended, or applicable state laws, have been properly classified and treated as such. All natural Persons who have provided services to the Company as independent contractors or consultants since January 1, 2012 have been properly classified as independent contractors or consultants, rather than as employees of the Company, for purposes of all applicable laws.

(c)                Neither the Company nor any of its Subsidiaries has implemented any location closing or employee layoffs during the three (3) year period prior to the date hereof in violation of the notice or any other requirements of the WARN Act or any similar state or local plant closing or mass layoff statute, rule or regulation.

4.15          Taxes, Tax Returns and Audits. Except as set forth in Section 4.15 of the Company Disclosure Letter hereto:

(a)                The Company and each of its Subsidiaries has duly and timely filed all income and material non-income Tax Returns related to Pre-Closing Tax Periods required to be filed by the Company and each of its Subsidiaries with the appropriate Governmental Authority by the due date, including extensions, thereof, and all such Tax Returns are true, correct and complete in all material respects. All Taxes payable by or with respect to the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid. The Company and each of its Subsidiaries have established in the Unaudited Financial Statements reserves in accordance with GAAP that fairly present, as of the date thereof, the reserve for Taxes properly accrued but not yet due as of the date of such Unaudited Financial Statements and no Tax liability has been incurred by the Company or any Subsidiary from the date of the Unaudited Financial Statements other than a Tax liability in the ordinary course of business consistent with past practice.

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(b)               There is no material Tax deficiency outstanding, proposed or assessed in writing against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver or comparable consent pursuant to federal, state, local, or foreign Tax Legal Requirements extending the statute of limitations on or extending the period for the assessment or collection of any Tax, which waiver, consent, or extension has not since expired. No extension or waiver of time within which to file any Tax Return of, or applicable to, the Company or any Subsidiary has been granted or requested which has not since expired.

(c)                No audit or other examination of any Tax Return of the Company or any Subsidiary by any Governmental Authority is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of the commencement of any such audit or other examination.

(d)               There are no Encumbrances (other than Permitted Encumbrances) for Taxes upon the Company, any of its Subsidiaries, or any assets of the Company or any of its Subsidiaries.

(e)                No written ruling from any Governmental Authority or closing agreement pursuant to Section 7121 of the Code has been received or entered into by or with respect to the Company or any of its Subsidiaries.

(f)                Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code within the prior two year period.

(g)               Prior to the date hereof, the Company has made available to Purchaser complete and accurate copies of all income Tax Returns filed by the Company and its Subsidiaries on or prior to the date hereof for all Tax periods beginning after December 31, 2009.

(h)               None of the Company or, since the date of acquisition by the Company, any of its Subsidiaries has been a member of an affiliated group other than an affiliated group of which the common parent was the Company. None of the Company or any of its Subsidiaries is a party to any Tax allocation, Tax indemnity or Tax sharing agreement or is liable for the Taxes of any other Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, of which the common parent was the Company) under Treasury Regulations §1.1502-6 (or any similar provision of state, local or foreign Law), as transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business that do not principally relate to Taxes).

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(i)                 There has been material compliance by each of the Company and its Subsidiaries with respect to all applicable Legal Requirements relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1471, 1472 and 3406 of the Code or similar provisions under any state, local, or foreign Legal Requirements), and all amounts required pursuant to such Legal Requirements to be withheld from payments to employees, independent contractors and other persons have been withheld and timely paid over to the proper Governmental Authority.

(j)                 To the knowledge of the Company, no Claim in writing has been made by a Governmental Authority in any jurisdiction in which the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction.

(k)               None of the Company or any Subsidiary has or has had a permanent establishment (within the meaning of an applicable income Tax treaty) or an office or fixed place of business outside of the country under the laws of which the Company and any Subsidiary was formed or organized.

(l)                 None of the Company or any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any (i) change in the method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date, (ii) intercompany transaction (including any intercompany transaction subject to Section 367 or 482 of the Code or Treasury Regulation Section 1.1502-13) entered into on or prior to the Closing Date, or (iii) material prepaid amount received on or prior to the Closing Date, or pursuant to Section 108(i) of the Code.

(m)             Each of the Company and its Subsidiaries has collected all sales, use and value added Taxes required to be collected, and has remitted on a timely basis to the appropriate Governmental Authority all such sales, use and value added Taxes required to be paid, or has been furnished properly completed exemption certificates.

(n)               No power of attorney has been executed with respect to any matter relating to Taxes of the Company or any of its Subsidiaries, which is currently in force.

(o)               Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treas. Reg. § 1.6011-4(b).

(p)               Except as disclosed in Section 4.15 of the Company Disclosure Letter, the net operating losses of the Company and its Subsidiaries are not currently subject to any limitation under Section 382 of the Code.

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4.16          Environmental Matters.

(a)                Except as disclosed in Section 4.16(a) of the Company Disclosure Letter:

(i)                 the Company and each of its Subsidiaries is, and for the past five (5) years has been, in material compliance with all applicable Environmental Laws;

(ii)               except as would not reasonably be expected to result in material liability to the Company or its Subsidiaries, (A) neither the Company nor its Subsidiaries have caused any Release, (B) there has been no Release at, on, under or from the Owned Real Property or, during the period of their ownership, any real property formerly owned by the Company or its Subsidiaries or (C) to the knowledge of the Company, there has been no Release at, under or from the Leased Real Property, or, during the period of lease or operation by the Company or its Subsidiaries, from any real property formerly operated or leased by the Company or its Subsidiaries;

(iii)             neither the Company nor its Subsidiaries has received during the past three (3) years, or, with respect to any matter that has not been fully and finally resolved without further liability to the Company or its Subsidiaries, since January 1, 2009, any written notice or any letter or other written claim or request for information alleging that the any of the Company or its Subsidiaries is in violation of or have material liability under any Environmental Law or with respect to Hazardous Materials;

(iv)             none of the following are present at any of the Owned Real Properties, neither the Company nor any of its Subsidiaries has owned or operated any of the following, and, to the Company’s knowledge, none of the following are present at any Leased Real Properties: (A) underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials; (B) any dump or landfill or other unit for the treatment or disposal of Hazardous Materials; (C) filled in land or wetlands; (D) polychlorinated biphenyls; (E) toxic mold; (F) lead-based paint; or (G) asbestos-containing materials; and

(v)               the Company is not subject to any claims, orders, decrees, injunctions or other arrangements with any Governmental Authority or any third party imposing or seeking to impose liability under any Environmental Law or with respect to Hazardous Materials.

(b)               The Company has made available to Purchaser all environmental reports, audits, studies and investigations related to compliance with Environmental Laws or Hazardous Materials that are in the possession or under the control of the Company and/or its Subsidiaries in respect of Company Real Property or any real property formerly owned, operated or leased by the Company or any Subsidiary thereof, including all phase reports.

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4.17          Brokers. Except as set forth in Section 4.17 of the Company Disclosure Letter, neither Seller, the Company nor any Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby.

4.18          Intellectual Property.

(a) Section 4.18(a) of the Company Disclosure Letter contains a complete list, as of the date hereof, of the following categories of Intellectual Property owned by the Company or any of its Subsidiaries which is material to the operation of the business of the Company or its Subsidiaries in the ordinary course (all Intellectual Property required to be so listed, the “Owned Company Intellectual Property”): (i) Patents; (ii) registered and unregistered Trademarks; (iii) domain names and uniform resource locators; and (iv) registered Copyrights.

(b)               Section 4.18(b) of the Company Disclosure Letter sets forth, as of the date hereof, all of the licenses relating to the Intellectual Property held under license by the Company or any of its Subsidiaries which is material to the operation of the business of the Company or its Subsidiaries in the ordinary course (the “Licensed Company Intellectual Property”), except for any license implied by the sale of a product or service or licenses of “off the shelf” software or “click” through licenses arising in the ordinary course.

(c)                The Licensed Company Intellectual Property, together with the Owned Company Intellectual Property, constitutes, as of the date hereof, all of the Company Intellectual Property material to the conduct of the business of the Company and its Subsidiaries in the ordinary course, as presently conducted.

(d)               There are no Encumbrances (other than Permitted Encumbrances) on the ownership by the Company or one of its Subsidiaries of the Owned Company Intellectual Property and, since January 1, 2012, neither the Company nor any of its Subsidiaries has received any written demand, claim or notice from any Person with respect to the Owned Company Intellectual Property which challenges the ownership, validity or enforceability of such Company Intellectual Property.

(e)                The Company or one of its Subsidiaries is a licensee under the license agreements relating to the Licensed Company Intellectual Property and, as of the date hereof, neither the Company nor any of its Subsidiaries is in breach of any such material license, nor to the knowledge of the Company, are there any outstanding or threatened disputes with respect to any such licenses.

(f)                Except as set forth in Section 4.18(f) of the Company Disclosure Letter, neither the use since January 1, 2012 of the Owned Company Intellectual Property in the business of the Company and its Subsidiaries as currently conducted nor the conduct or operation of the business of the Company and its Subsidiaries as currently conducted infringes upon, misappropriates, violates or conflicts in any material respect with any rights (including rights in Intellectual Property) held by any Person.

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(g)               Except as set forth in Section 4.18(g) of the Company Disclosure Letter, all Owned Company Intellectual Property held by the Company and any of its Subsidiaries is valid, subsisting and enforceable.

(h)               Neither the Company nor any of its Subsidiaries has granted a license to any Person to use any Owned Company Intellectual Property, except for licenses granted in the ordinary course in connection with the provision of services by the Company or a Subsidiary and except for any license implied by the sale of a product.

(i)                 To the knowledge of the Company, Section 4.18(i) of the Company Disclosure Letter contains a list of all Publicly Available Software that has been incorporated into and/or distributed with any Company product or service in any way, describes the manner in which such Publicly Available Software was incorporated or used in the Company product or service, and identifies the applicable license with respect to each such Publicly Available Software. To the knowledge of the Company, except as set forth in Section 4.18(i) of the Company Disclosure Letter, the Company has not used Publicly Available Software in any manner that would (i) require the disclosure or distribution in Source Code form of any Company product or any portion thereof, (ii) require the licensing of any Company product or any portion thereof (other than the Publicly Available Software component itself) under any Publicly Available Software license, or (iii) impose any other material limitation, restriction, or condition on the right of the Company to use or distribute any Company product. With respect to any Publicly Available Software that, to the knowledge of the Company, has been incorporated into and/or distributed with any Company product or otherwise used by the Company and that is material to the operation of the business of the Company in the ordinary course, the Company has been and is in compliance in all material respects with all applicable Publicly Available Software licenses with respect thereto.

(j)                 The Company and each of its Subsidiaries have taken commercially reasonable measures to protect its ownership of, and rights in, all Owned Company Intellectual Property in accordance with industry practices. Without limiting the foregoing, to the knowledge of the Company, except as set forth in Section 4.18(j) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has made any of its trade secrets or other confidential or proprietary information that is material to the operation of the business of the Company in the ordinary course and that it intended to maintain as confidential (including Source Code) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information.

(k)               The Owned Company Intellectual Property, and, to the knowledge of the Company, the Licensed Company Intellectual Property, does not contain any computer code designed to disrupt, disable or harm in any material manner the Company's operation of any Computer Software or hardware. None of the Company Intellectual Property, and to the knowledge of the Company, none of the Licensed Company Intellectual Property, contains any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the Computer Software (or any portion thereof) that is material to the operation of the business of the Company in the ordinary course to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any person.

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(l)                 Company and its Subsidiaries have taken commercially reasonable actions necessary to protect the confidentiality, integrity and security of the IT Assets that are material to the operation of the business of the Company or any of its Subsidiaries against any unauthorized use, access, interruption, modification, or corruption in conformance with industry standards and practice. Except as set forth in Section 4.18(l) of the Company Disclosure Letter, each of the Company and its Subsidiaries has sufficient rights to use all IT Assets that are material to the operation of the business of the Company in the ordinary course. The IT Assets that are material to the operation of the business of the Company or any of its Subsidiaries are in good working order and operate and perform in all material respects in a manner that permits the Company and each of its Subsidiaries to conduct its business as currently conducted, and, to the knowledge of the Company, no person has gained unauthorized access to any IT Asset during the three (3) years immediately preceding the date hereof in a manner that has resulted or could reasonably be expected to result in material liability to the Company or its Subsidiaries. To the knowledge of the Company, the IT Assets that are material to the operation of the business of the Company or any of its Subsidiaries have not malfunctioned or failed in any material respect since January 1, 2012, and do not contain any viruses, bugs, vulnerabilities identified in the U.S. National Vulnerability Database maintained by the Department of Homeland Security and the National Institute of Standards and Technology, faults or other devices or effects that could (i) enable or assist any person to access without authorization such IT Assets or any material and confidential information in the IT Assets, or (ii) otherwise significantly adversely affect the functionality of such IT Assets.  Each of the Company and its Subsidiaries have implemented commercially reasonable backup and disaster recovery technology processes with respect to Computer Software and IT Assets that are material to the operation of the business as conducted in the ordinary course consistent with reasonable industry practices.

(m)             Except as set forth in Section 4.18(m) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has disclosed or delivered to any escrow agent or any other person any of Source Code for any Owned Company Intellectual Property that is material to the operation of the business of the Company in the ordinary course, and no other person has the right, contingent or otherwise, to obtain access to or use any such Source Code. Except as set forth in Section 4.18(m), no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any such Source Code to any person who is not, as of the date of this Agreement, an employee of the Company or its Subsidiaries.

4.19          Agreements, Contracts and Commitments.

(a) Section 4.19(a) of the Company Disclosure Letter hereto sets forth a complete and accurate list of all of the following Contracts (other than as may be entered into, amended, modified, renewed, extended terminated or replaced prior to Closing as permitted by Section 6.1 or as consented to by Purchaser) to which the Company or any of its Subsidiaries is bound or to which any of their respective assets or properties is subject (collectively, the “Material Contracts”) specifying the parties thereto:

(i)                 Any agreement containing (A) covenants that materially restrict the ability of the Company or its Subsidiaries to compete with any Person or conduct its business in any business or geographic area, (B) exclusivity covenants, (C) standstill provisions, or (D) “most favored nation” clauses;

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(ii)               Any agreement under which the Company or any of its Subsidiaries has created, incurred, assumed, guaranteed or secured Indebtedness under which at least $250,000 is outstanding;

(iii)             Any agreement relating to outstanding letters of credit or performance bonds or creating any liability as guarantor, surety, co-signer, endorser, co-maker or indemnitor, in each case in respect of the obligation of any Person to make payments or perform services with a potential value of at least $250,000;

(iv)             Any agreement pursuant to which (A) payments were made during the twelve-month period ended on March 31, 2015, or (B) payments are reasonably anticipated by the Company to be made during the twelve-month period ending on March 31, 2016, in each case by, or to, the Company and its Subsidiaries in excess of $500,000;

(v)               Any agreement relating to the acquisition or disposition of any material business, operations or division (whether by merger, sale of stock, sale of assets or otherwise) to the extent any material unresolved claims or actual or contingent express obligations of any party thereunder remain;

(vi)             Any Material Employee Agreement;

(vii)              Any agreement that is a collective bargaining agreement;

(viii)            Any Contract under which any of the Company or its Subsidiaries is lessee of any tangible property (other than real property), owned by any other Person, except for any Contracts under which the aggregate annual rental payments do not exceed $120,000;

(ix)                Any Contract under which any of the Company or its Subsidiaries is lessor of any tangible property (other than real property), owned or controlled by the Company, except for any Contracts under which the aggregate annual rental payments do not exceed $60,000;

(x)                  Any joint venture, partnership, profit sharing or similar agreements;

(xi)             Any Contract pursuant to which (A) any of the Company or its Subsidiaries grants to another Person a license to use any Company Intellectual Property (other than any licenses implied by the sale or provision of a product or service) and (B) any Person grants a license to any of the Company or its Subsidiaries to use any Intellectual Property or Computer Software other than of “off the shelf” software or “click” through licenses arising in the ordinary course (other than nondisclosure agreements entered into in connection with the potential sale of the Company or potential joint ventures involving the Company or a Subsidiary thereof);

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(xii)              Any Contract with a third party with respect to which the primary purpose is the requirement of a third party to maintain the confidentiality of Company’s or any of its Subsidiaries’ proprietary or confidential information other than nondisclosure agreements entered with customers and prospects in the ordinary course and nondisclosure agreements entered in connection with the potential sale of the Company or potential joint ventures involving the Company or a Subsidiary thereof or the primary purpose is the requirement of the Company or any of its Subsidiaries to maintain the confidentiality of such third party’s proprietary or confidential information;

(xiii)            Any Contract prohibiting the issuance, distribution or pledging of equity securities of any Subsidiary of the Company;

(xiv)            Any Contracts or arrangements between the Company or any of its Subsidiaries, on the one hand, and any employee, officer, director, stockholder, equityholder, member or Affiliate of the Company or any of its Subsidiaries (other than the Company or its Subsidiaries), or, any individual in such employee’s, officer’s, director’s, stockholder’s, equityholder’s, member’s or Affiliate’s immediate family, as applicable (each, a “Related Person”), on the other hand (other than compensation agreements and arrangements entered into with Employees in the ordinary course);

(xv)              Each customer Contract where for the month ending on March 31, 2015, generated monthly recurring revenue of $50,000 or more; and

(xvi)            Any Contract that addresses the provisions for Business Associate contracts required by 45 C.F.R. § 164.504(e) or § 164.314(a), as amended.

(b)               Each Material Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against the Company or its applicable Subsidiary and, to the Company’s knowledge, each other party thereto (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). True, correct and complete copies of all Material Contracts have previously been made available to Purchaser.

(c)                Except as set forth in Section 4.19(c) of the Company Disclosure Letter, (i) each of the Company and its Subsidiaries, as applicable, has performed all material obligations required to be performed by it to date under each Material Contract, (ii) none of the Company, its Subsidiaries or, to the Company’s knowledge, any other party thereto is, in any material respect, in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default in any material respect under, any Material Contract and (iii) none of the Company or its Subsidiaries has received written notice of any breach of default or event described in clause (ii).

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4.20          Insurance.

(a) Section 4.20(a) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date hereof, of all policies of insurance currently maintained by or for the benefit of the Company or any of its Subsidiaries (including any policies of insurance maintained for purposes of providing benefits such as workers’ compensation and employers’ liability coverage) (collectively, the “Policies”). All such Policies are in full force and effect, and all premiums with respect thereto covering all periods up to and including the Closing Date have been or will be paid in full on or before the due date therefore. None of the Company, its Subsidiaries or, to the knowledge of the Company, the counterparties to the Policies are in material default under the Policies, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default under any Policy by the Company, any of its Subsidiaries or, to the knowledge of the Company, any other Person. No written notice or, to the knowledge of the Company, other written communication of cancellation, non-renewal or termination has been received with respect to any such Policy (except Policies replaced in the ordinary course) and, to the knowledge of the Company, no cancellation, non-renewal or termination of any such policy is pending or threatened in writing by the insurers of the Company or its Subsidiaries.

(b)               Neither the Company nor any of its Subsidiaries has been refused any insurance coverage with respect to any aspect of its operations nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance since January 1, 2012.

4.21          Employee Loans. Except as set forth in Section 4.21 of the Company Disclosure Letter, no Related Person is indebted to the Company or any of its Subsidiaries nor is the Company indebted to any such Persons, other than (i) for payment of compensation for services rendered; (ii) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries; and (iii) for other employee benefits made generally available to all employees.

4.22          Suppliers and Customers.

(a)                Section 4.22(a) of the Company Disclosure Letter sets forth the names of the 10 largest customers of the Company and its Subsidiaries (as measured by revenue for the twelve-month period ended on March 31, 2015) and the 10 largest suppliers of the Company and its Subsidiaries (as measured by the aggregate cost of items or services purchased for the twelve-month period ended on March 31, 2015).

(b)               No customer or supplier of the Company or any of its Subsidiaries identified in Section 4.22(a) of the Company Disclosure Letter has, since March 31, 2015, ceased, failed to renew or materially altered its relationship with Company or its Subsidiary (as applicable) in a manner adverse to the Company or a Subsidiary thereof or, to the knowledge of the Company, has threatened in writing to cease or materially alter such relationship in a manner adverse to the Company or a Subsidiary thereof. No such customer has notified the Company or any of its Subsidiaries in writing, that it shall stop, or materially decrease the rate of, buying products and services from the Company or its Subsidiary (as applicable) which would be materially adverse to the Company. No such supplier has notified the Company or its Subsidiaries in writing that it shall stop, or materially decrease the rate of, supplying materials, products or services to Company or its Subsidiary (as applicable) which would be materially adverse to the Company.

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4.23          Improper Payments.

(a)                Each of the Company and the Subsidiaries is familiar with the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) and U.K. Bribery Act and other antibribery and anticorruption laws applicable to it, including antibribery and anticorruption laws of those countries where it operates, and is now and for the last five (5) years has been, in compliance with the FCPA and U.K. Bribery Act and other antibribery and anticorruption laws applicable to it.

(b)               Neither the Company nor any of its Subsidiaries nor any of their officers, directors, agents, representatives or employees has, in order to obtain or retain business for the Company or any of its Subsidiaries or for the purposes of improperly influencing any official act or decision of such person, inducing such a person to do or omit to do any act in violation of its lawful duty, or securing an improper advantage, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including without limitation any fee, gift, sample, travel expense or entertainment with a value in excess of $1,000 in the aggregate to any one individual in any one year) or any commission payment in excess of normal, reasonable and proper amounts payable, to any person who is

(i)                 an official, officer, agent, employee or representative of any Governmental Authority or, to the knowledge of the Company, of any existing or prospective customer (whether or not government-owned);

(ii)               a Person known by the Company to be a director, officer, agent, employee or representative of any wholly or partially government-owned or –controlled business;

(iii)             any political party or official thereof;

(iv)             any candidate for political office or political party office;

(v)               an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank); or

(vi)             any other individual or entity, while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official or candidate, or any entity affiliated with such customer, political party official or political office.

4.24          Bank Accounts. Section 4.24 of the Company Disclosure Letter sets forth a true, correct and complete list of the bank accounts, lock box accounts and other accounts maintained by or for the benefit of, the Company or any of its Subsidiaries and the names of the Persons having signature authority with respect thereto.

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4.25          Export Controls.

(a)                Each of the Company and its Subsidiaries is and, for the last five (5) years, has been, in compliance with all applicable U.S. and non-U.S. statutory and regulatory requirements concerning the exportation, re-exportation and importation of products, technology, technical data and services, including, without limitation: (i) laws, regulations and policies enforced by U.S. Customs and Border protection, (ii) the Arms Export Control Act and the International Traffic in Arms Regulations (22 C.F.R. Part 120 et seq.); (iii) the Export Administration Regulations (15 C.F.R. Part 730 et seq.); (iv) United States anti-boycott regulations administered by the Office of Anti-boycott Compliance of the United States Department of Commerce and the IRS; (v) all Legal Requirements concerning export and import reporting administered by the Census Bureau of the United States Department of Commerce; and (vi) the economic sanctions Legal Requirements, regulations and associated executive orders administered by the United States Department of the Treasury, Office of Foreign Assets Control (“OFAC”) (collectively, the “Trade Control Laws”). None of the Company or its subsidiaries is conducting, or has since January 1, 2012 conducted, any transactions in violation of Trade Control Laws (i) related to Cuba, Iran, North Korea, Sudan or Syria; (ii) with individuals or entities identified on restricted party lists maintained by the U.S. Government, including OFAC’s Specially Designated Nationals List, Foreign Sanctions Evader List and Sectoral Sanctions Identification List, the Denied Parties List, Unverified List and Entity List maintained by the U.S. Commerce Department’s Bureau of Industry and Security or the Debarred Parties List maintained by the U.S. Department of State (collectively, “Restricted Parties”); or (iii) with individuals or entities that, to the Company’s knowledge, are owned or controlled by, or acting on behalf of, Restricted Parties, unless authorized by the relevant agency of the U.S. Government.

(b)               None of the Company or its Subsidiaries has, during the last five (5) years, been cited or fined for failure to comply with, or submitted any disclosures regarding non-compliance with, Trade Control Laws, and no Proceeding, or to the knowledge of the Company, investigation, with respect to any alleged non-compliance with Trade Control Laws is pending or, to knowledge of the Company, threatened.

4.26          Privacy and Data Security.

(a)                Each of the Company’s and each of its Subsidiaries’ receipt, collection, monitoring, maintenance, creation, transmission, use, analysis, disclosure, storage, disposal and security of Protected Information complies, and since January 1, 2012, has complied, with (i) any agreements or contracts to which the Company or one of its Subsidiaries is party, (ii) applicable Information Privacy and Security Laws and (iii) PCI DSS. The Company and each of its Subsidiaries has posted, in accordance with Information Privacy and Security Laws, privacy policies governing its use of Protected Information on its websites and mobile applications made available by the Company and each of its Subsidiaries, and the Company and each of its Subsidiaries has complied in all material respects with such privacy policies and all former published privacy policies.

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(b)               To the extent required by applicable Legal Requirements, each of the Company and its Subsidiaries has entered into a Business Associate Agreement with a third party in each instance (if any) where the Company or its Subsidiary (as the case may be) (A) to the Company’s knowledge, acts as a Business Associate to that third party or (B) provides to the third party protected health information (as defined in 45 C.F.R. § 160.103) that the Company and/or the applicable Subsidiary received from, or received, created, maintained or transmitted for or on behalf of, a Covered Entity or Business Associate, in each case as and to the extent required by, and in conformity with, applicable Information Privacy and Security Laws and the applicable Material Contracts.

(c)                Employees of each of the Company and its Subsidiaries who are permitted access to Protected Information have received documented training with respect to compliance with all applicable Information Privacy and Security Laws and, to the extent applicable, the PCI DSS.

(d)               Each of the Company and its Subsidiaries has adopted policies and procedures that apply to the Company and/or the applicable Subsidiary with respect to privacy, data protection, security and the collection and use of Protected Information gathered or accessed in the course of the operations of the Company and the Subsidiaries, and those policies and procedures are commercially reasonable and comply in all material respects with applicable Information Privacy and Security Laws. Each of the Company and its Subsidiaries has taken commercially reasonable actions to protect the confidentiality, integrity and security of its Protected Information and its IT Assets against any unauthorized use, access, interruption, modification or corruption and in material conformance with Information Privacy and Security Laws.

(e)                To the knowledge of the Company, since January 1, 2012, there has been no data security breach of any IT Assets, or unauthorized access, use or disclosure of any Protected Information, owned, used, stored, received, or controlled by or on behalf of the Company or any of its Subsidiaries, including any unauthorized access, use or disclosure of Protected Information that would constitute a breach for which notification to individuals and/or Governmental Authorities is required under any applicable Information Privacy and Security Laws or contracts or agreements to which the Company or one of its Subsidiaries is a party.

(f)                Since January 1, 2012, each of the Company and its Subsidiaries has identified, documented, investigated, contained and eradicated each Security Incident (as defined in 45 C.F.R. § 164.304) known to the Company related to Protected Information or other confidential data of the Company and each of its Subsidiaries or a customer of the Company or its Subsidiaries transmitted, processed, maintained, stored or otherwise available on or through the Company’s or any of its Subsidiaries’ network or information technology systems.

(g)               Neither the Company nor any of its Subsidiaries (i) is, to the knowledge of the Company, under investigation by any Governmental Authority for a violation of any Information Privacy and Security Laws; and/or (ii) has received in the past five (5) years any notices or audit requests from a Governmental Authority relating to any such violations.

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(h)               To the extent required by applicable Legal Requirements or by contract to which the Company or any of its Subsidiaries is a party, each of the Company and its Subsidiaries has performed a security assessment that meets (i) the standards set forth at 45 C.F.R. § 164.308(a)(1)(ii)(A), including an assessment as described at 45 C.F.R. § 164.306(d)(3), taking into account factors set forth in 45 C.F.R. § 164.306(a)–(c), (ii) the PCI DSS and (iii) the Federal Risk and Authorization Management Program (“FedRAMP”) security control requirements (collectively, the “Security Assessment”) and performed regular enterprise-wide penetration testing (no less frequently than annually). Each of the Company and its Subsidiaries has performed vulnerability scans (no less frequently than quarterly) on each network owned or operated by the Company and its Subsidiaries. The Company and each of its Subsidiaries has addressed and appropriately remediated all threats and deficiencies identified in every Security Assessment, penetration test and vulnerability scan.

4.27          Government Contracts.

(a)                Section 4.27(a) of the Company Disclosure Letter sets forth, as of the date hereof, a list of (i) each Government Contract for which the period of performance has not expired or terminated or final payment has not been received or which remain open to audit as of the date of the Closing (each, an “Active Government Contract”) and (ii) Government Contract Bids for awards of new Government Contracts made by the Company or any of its Subsidiaries within the past twelve (12) months and with respect to which no contract has been awarded as of the Closing (each, an “Active Government Contract Bid”). All Active Government Contracts are binding on the parties thereto, and are in full force and effect. The Company has made available to Purchaser true and complete copies of all Active Government Contracts and Active Government Contract Bids.

(b)               Except as set forth on Section 4.27(b) of the Company Disclosure Letter, (i) the Company and each of its Subsidiaries have complied in all material respects with all applicable Legal Requirements and contractual requirements of each Active Government Contract and Active Government Contract Bid, including the FAR, the Service Contract Act of 1965, the Contract Disputes Act, the Procurement Integrity Act, the Truth in Negotiations Act of 1962, the civil False Claims Act and the criminal False Claims Act, and the Federal Procurement and Administrative Services Act, in each case to the extent applicable; and (ii) the representations, certifications, and warranties submitted by the Company in connection with the Active Government Contracts and Active Government Bids were accurate in all material respects as of their effective date, and the Company has complied in all material respects with all such representations, certifications, and warranties.

(c)                Except as set forth on Section 4.27(c) of the Company Disclosure Letter, since January 1, 2012, (i) no Governmental Authority nor any prime contractor or higher-tier subcontractor under an Active Government Contract has notified the Company or any of its Subsidiaries in writing of any actual or alleged violation or breach of any statute, regulation, representation, certification, disclosure obligation or contract term; (ii) neither the Company nor any of its Subsidiaries have received a cure notice, a show cause notice, a stop work order, or a deficiency notice relating to the Active Government Contracts; (iii) no Government Contract of the Company or any of its Subsidiaries has been terminated for default or cause and neither the Company nor any of its Subsidiaries has been threatened in writing with termination for default or cause that remains unresolved with respect to any Active Government Contract and to the Company's knowledge, there is no reasonable basis to believe that cause exists for a termination for default or cause; (iv) during the past three (3) years, no past performance evaluation received in writing by the Company or any of its Subsidiaries with respect to any such Government Contract has set forth an adverse or negative performance rating, default or other failure to perform thereunder; and (v) there has not been any material withholding or setoff under any Active Government Contract; resulting from a breach or default under any such Active Government Contract.

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(d)               Except as set forth on Section 4.27(d) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any outstanding claims or contract disputes relating to the Active Government Contracts or Active Government Contract Bids under the Contract Disputes Act or any other applicable Legal Requirement; no Governmental Authority has asserted in writing, or has threatened in writing to assert, a claim against the Company or any of its Subsidiaries relating to the submission of any Active Government Bid or the performance or administration of any Active Government Contract by the Company.

(e)                Except as set forth on Section 4.27(e) of the Company Disclosure Letter, since January 1, 2012, (i) neither the Company or any of its Subsidiaries, nor any of their respective Principals (as defined in FAR 2.101 and 52.209-5), has been debarred, suspended, or proposed for suspension or debarment or otherwise excluded from participation in the award of any Government Contract, or deemed non-responsible by a Governmental Authority for award or performance of one or more Government Contracts; (ii) to the Company's knowledge, no circumstances exist that would reasonably warrant the institution of suspension or debarment proceedings against the Company or any of its Subsidiaries, or their respective Principals, in connection with the performance of any duties for or on behalf of the Company or any of its Subsidiaries; (iii) to the Company's knowledge, there exist no circumstances that require the Company or any of its Subsidiaries to answer any of the questions in FAR 52.209-5 in the affirmative; and (iv) neither the Company nor any of its Subsidiaries have entered into any consent order or administrative agreement relating directly or indirectly to any Government Contract or Government Bid.

(f)                Except as set forth on Section 4.27(f) of the Company Disclosure Letter, since January 1, 2012, neither the Company nor any of its Subsidiaries have received any written notice of any pending or threatened investigation, prosecution, audit or civil or administrative proceeding or settlement negotiation, or internal investigation related to any Government Contract or Government Contract Bid; and, to the Company's knowledge, no such investigation, prosecution, audit, or civil or administrative proceeding is pending or threatened by any Governmental Authority.

(g)               Except as set forth on Section 4.27(g) of the Company Disclosure Letter, since January 1, 2012, the Company and each of its Subsidiaries have not made any disclosure in writing to any Governmental Authority or other customer or prime contractor or higher-tier subcontractor related to any suspected or alleged violation of any applicable Legal Requirement or a contract requirement by the Company or any of its Subsidiaries, or their respective Principals, relating to any Active Government Contract or Active Government Contract Bid, and to the knowledge of the Company, the Company and each of its Subsidiaries are not required to make any such disclosure to a Governmental Authority.

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(h)               Except as set forth on Section 4.27(h) of the Company Disclosure Letter, since January 1, 2012, the Company and each of its Subsidiaries have not assigned or agreed to assign to any Person or otherwise encumbered or agreed to encumber for the benefit of any Person any right, title in, or title to any Active Government Contract, or any account receivable relating thereto.

(i)                 Within the past five (5) years, no Governmental Authority (including the Government Accountability Office, the Defense Contract Audit Agency, the Defense Contract Management Agency) has provided written notice to the Company that any of the Company’s or any of its Subsidiaries’ accounting or business systems or practices and procedures are non-compliant or inadequate. Section 4.27(i) of the Company Disclosure Letter lists each draft or final audit report received by the Company within the past five (5) years issued by any Governmental Authority that includes an adverse finding with respect to any alleged unlawful conduct, misstatement or omission arising under or relating to any Government Contract or any Government Bid. True and correct copies of all audit reports listed on Section 4.27(i) of the Company Disclosure Letter have been provided to Purchaser.

(j)                 All of the Company and its Subsidiaries’ representations regarding size status for each of the Government Contracts awarded within the past five (5) years and all Government Bids submitted during the same period were current, accurate and complete in all material respects, and made in accordance with applicable Legal Requirements. Except as set forth on Section 4.27(j) of the Company Disclosure Letter, there are no Government Contracts or Government Bids to which the Company or any of its Subsidiaries is a party or is bound and that were awarded (or are being sought) on the basis of the Company’s or any of its Subsidiaries’ (or any joint venture or contractor teaming arrangement) certification or representation as having 8(a) status, small business status, small disadvantaged business status, historically underutilized business zone small business status, veteran-owned small business status, or service-disabled veteran-owned small business status (“Small Business Status”), or to which the Company or any of its Subsidiaries represented that it qualified for Small Business Status in connection with the award of a Government Contract, where in any case, at the time of award the Company or applicable Subsidiary did not qualify for such status.

(k)               The Company and each of its Subsidiaries have complied in all material respects with all of obligations relating to all personal property, equipment and fixtures loaned, bailed or otherwise furnished to the Company or any of its Subsidiaries by the U.S. Government or another contractor of the U.S. Government, or acquired by the Company or any of its Subsidiaries on behalf of the U.S. Government or another contractor of the U.S. Government (the “Government Property”) and, upon the return thereof to the U.S. Government or another contractor in the condition thereof on the agreement date, would have no material liability to the U.S. Government or another contractor with respect thereto.

(l)                 Section 4.27(l) of the Company Disclosure Letter identifies (i) each Active Government Contract that includes one or more terms or provisions that restrict the Company’s or any of its Subsidiaries’ ability to bid on or perform work on future Government Contracts due to an actual or perceived organizational conflict of interest ("OCI") as defined in the FAR, and (ii) each OCI mitigation plan submitted by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is otherwise subject, in connection with any Active Government Contract.

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(m)             Section 4.27(m) of the Company Disclosure Letter sets forth a list of all facility security clearances held by the Company or any of its Subsidiaries and all personnel security clearances held by the officers, directors, managers and other employees of the Company (by category). The Company and officers, directors, managers and other employees of the Company hold all facility and personnel security clearances necessary to perform all Active Government Contracts. The Company is in compliance in all material respects with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual (“NISPOM”) (DOD 5220.22-M). To the knowledge of the Company, there are no facts or circumstances that could reasonably result in the suspension or termination of any facility clearance held by the Company or any personnel security clearance held by any employee of the Company.

4.28          Solvency. Immediately prior to the Closing, each of the Company and its Subsidiaries will be solvent, able to pay its debts and obligations as they come due and have assets exceeding its liabilities.

4.29          Disclaimer of Warranties. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS ARTICLE IV, THE COMPANY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND PURCHASER ACKNOWLEDGES AND AGREES THAT IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OTHER THAN THOSE SET FORTH HEREIN; provided, that nothing in this Section 4.29 shall prohibit Purchaser from making a claim against Seller for fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure letter prepared by Purchaser and delivered to Seller (the “Purchaser Disclosure Letter”), Purchaser hereby represents and warrants to Seller as follows:

5.1              Organization; Authority. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Purchaser has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Purchaser is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character of the properties owned, operated or leased by it or the nature of the activities conducted by it make such qualification or licensing and good standing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

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5.2              Enforceability; Authorization. This Agreement and each other Transaction Document to which it is a party has been duly and validly executed and delivered by Purchaser, constitutes a valid, legal and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. The execution and delivery of this Agreement and each other Transaction Documents to which Purchaser is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser and no other proceedings on the part of Purchaser or its board of directors or stockholders are necessary to authorize this Agreement and the Transaction Documents to which it is a party or to consummate the transactions contemplated hereby or thereby pursuant to the terms and conditions of this Agreement and the other Transaction Documents.

5.3              No Conflict; Required Filings and Consents.

(a)                The execution and delivery by the Purchaser of this Agreement and each other Transaction Document to which the Purchaser is a party does not, and the performance of this Agreement and each other Transaction Document to which it is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby will not: (i) conflict with or violate Purchaser’s Charter Documents; (ii) assuming that all consents, approvals and authorizations contemplated by, and all filings described in, Section 5.3(b) of the Purchaser Disclosure Letter are obtained or made, result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Purchaser material Contract; (iii) assuming that all consents, approvals and authorizations contemplated by, and all filings described in, Section 5.3(b) of the Purchaser Disclosure Letter are obtained or made, result in the creation or imposition of any Encumbrance on the properties or assets of the Purchaser; or (iv) assuming that all consents, approvals and authorizations contemplated by, and all filings described in, Section 5.3(b) of the Purchaser Disclosure Letter are obtained or made, conflict with or violate any Legal Requirement to which the Purchaser is subject or by which any of their respective assets are bound or affected, except, in the case of clauses (ii) and (iv), as would not, individually and in the aggregate, have a Purchaser Material Adverse Effect.

(b)               The execution and delivery by the Purchaser of this Agreement and each other Transaction Document to which the Purchaser is a party does not, and the performance of this Agreement and each Transaction Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except (i) as disclosed in Section 5.3(b) of the Purchaser Disclosure Letter, (ii) as may be required by the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, (iii) the applicable requirements of the HSR Act and any Foreign Antitrust Approvals, and (iv) for such consents, approvals, authorizations, permits, actions, filings or notifications that would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

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5.4              Compliance. Purchaser has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for such failures to comply or violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

5.5              Litigation. As of the date hereof, there are no Proceedings pending or to Purchaser’s knowledge, threatened against Purchaser, by or before any Governmental Authority or arbitrator that seek to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which would not reasonably be expected to materially impair or delay the ability of Purchaser to perform its obligations under this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby and thereby.

5.6              Brokers. Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

5.7              Approval. Each of QTS Realty Trust, Inc., a Maryland corporation, in its capacity as general partner of QualityTech, LP, a Delaware limited partnership (the “OP”), and the OP, in its capacity as sole member of the Purchaser, have, as of the date of this Agreement, approved this Agreement and the transactions contemplated hereby.

5.8              Sufficient Financing. On the Closing Date, Purchaser will have sufficient funds available to consummate the transactions contemplated hereby, including payment of the Purchase Price.

5.9              No Reliance. In connection with its decision to enter into this Agreement, Purchaser, for itself and on behalf of its Affiliates and related parties, acknowledges, understands and agrees that (a) it is a sophisticated party with such knowledge and experience in business matters that it appreciates the merits and risks of consummating the transactions contemplated hereby; (b) it is not relying upon any representations and warranties and information other than that set forth herein or in the Transaction Documents; (c) it is not relying upon any forward looking projections, forecasts, budgets, financial data or any other forward looking information (written or oral) with respect to the Company or its Subsidiaries and/or their respective businesses, or prospects prepared by or furnished to Purchaser by or on behalf of Seller ("Forward Looking Data"); (d) it recognizes that significant uncertainties are inherent in the Forward Looking Data and that Seller has not made any representations or warranties, express or implied, relating to the Forward Looking Data; and (e) it takes full responsibility for making its own evaluation as to the adequacy and accuracy of the Forward Looking Data; provided that nothing in this Section 5.9 shall prohibit Purchaser from making a claim or bringing any cause of action against Seller for fraud.

5.10          Disclaimer of Warranties. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS ARTICLE V, PURCHASER DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND SELLER ACKNOWLEDGES AND AGREES THAT IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OTHER THAN THOSE SET FORTH HEREIN.

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ARTICLE VI
CONDUCT PRIOR TO THE EFFECTIVE TIME

6.1              Conduct of Business by Company. During the period from the date hereof to the earlier of (i) Closing and (ii) the date that this Agreement is terminated pursuant to Article X (the “Interim Period”), the Company will conduct and will cause its Subsidiaries to conduct their operations according to their ordinary course of business consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts, consistent with past practices, to preserve intact its business organization, taken as a whole, to keep available the services of its current officers and key employees and to preserve the goodwill of and maintain satisfactory relationships with those Persons having business relationships with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing and except as otherwise expressly provided in this Agreement or set forth in Section 6.1 of the Company Disclosure Letter or required by Legal Requirements or any Material Contract to which it is a party during the Interim Period, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, the Company will not and will cause its respective Subsidiaries not to do any of the following:

(a)                issue, sell, transfer, dispose of, acquire, redeem, grant options or rights to purchase or sell any securities of the Company or any of its Subsidiaries or permit any reclassifications of any securities of the Company or any of its Subsidiaries;

(b)               amend or modify its Charter Documents;

(c)                declare, pay or otherwise set aside for payment any non-cash dividend or other non-cash distribution with respect to its capital stock or other equity securities;

(d)               merge or consolidate with, or acquire all or substantially all the assets of, or otherwise acquire, any business, business organization or division thereof, or any other Person;

(e)                sell, lease, license, subject to any Encumbrance (other than Permitted Encumbrances) or otherwise dispose of any assets other than (i) the sale of immaterial assets; (ii) the sale of inventory and damaged or obsolete or excess equipment; or (iii) the settlement of accounts receivable, in each case in the ordinary course of business on a basis consistent with past practice;

(f)             settle or compromise any Proceeding if such settlement or compromise involves (i) aggregate payments by the Company and its Subsidiaries in respect of all such Proceedings after the Closing in excess of $2,000,000; or (ii) any relief other than money damages, which would be materially adverse to Purchaser;

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(g)               (i) enter into any new, or amend or terminate (other than for cause) any existing employment, severance, consulting or salary continuation agreements with or for the benefit of any Employee (other than payments in respect of Sale Bonus Amounts), provided that, for the avoidance of doubt, the foregoing shall not prohibit the hiring of non-executive Employees earning less than $100,000 per annum on a non-contract, at-will basis in the ordinary course; (ii) grant any material increases in the compensation, perquisites or benefits to officers, directors, employees or consultants, other than normal increases in compensation in the ordinary course of business for Employees who are not officers or directors to the extent consistent with the past practice of the Company; or (iii) agree to grant or grant any stock-related, cash-based, performance or similar awards or bonuses or any other award that, at the option of the grantee, is to be settled in securities of the Company;

(h)               (i) adopt, materially amend or terminate any Plan or adopt or enter into any new Plan (other than in respect of the Sale Bonus Amounts) or materially increase the benefits provided under any Plan, or promise or commit to undertake any of the foregoing in the future; or (ii) enter into, amend or extend any collective bargaining or other labor agreement;

(i)                 enter into any transaction with or for the benefit of any Affiliate other than the transactions contemplated by this Agreement, the other Transaction Documents and the transactions contemplated herein and therein;

(j)                 make, change, or rescind any material Tax or accounting method election, except with respect to elections consistent with past practice, settle or compromise any material Tax claim or Tax Dispute, consent to any waiver of the statute of limitations period applicable to any Tax claim or Tax Dispute, and enter into any closing agreement with respect to material Taxes;

(k)               terminate the coverage of any insurance policies, or fail to maintain insurance upon all its material assets and properties in such amounts and of such kinds comparable to that in effect as of the date hereof;

(l)                 make any change in accounting practices or policies other than as required by applicable Legal Requirements or GAAP;

(m)             (i) other than in the ordinary course consistent with past practice, incur, create or modify any Indebtedness, borrow any money or issue any debt (including by way of debt securities or any warrants or rights to acquire any debt security), (ii) assume, guarantee or endorse or otherwise become responsible for, the obligations of any other Person, (iii) enter into any off-balance sheet financing arrangement or any accounts receivable or payable financing arrangement, or (iv) make any loans, advances or investments or similar financial commitments, other than advances of reasonable expenses to any director, officer or other employee of the Company or its Subsidiaries in the ordinary course of business consistent with past practice, provided that, prior to Closing, Seller and the Company shall cause all outstanding loans (other than loans to be extinguished, forgiven or assigned or transferred to Seller on or immediately prior to the Closing) or advances (other than advances to Employees for reimbursable expenses in accordance with the policy of the Company or any of its Subsidiaries) from the Company or any of its Subsidiaries to any Employee to be repaid in full;

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(n)               materially amend, materially modify, renew, extend, replace, terminate (prior to the end of its term) or grant any release, waiver or relinquishment of any material right under any Material Contract, Real Property Lease, Active Government Contract or Active Government Contract Bid except in the ordinary course of business consistent with past practice in an manner that is not materially adverse to the Company and its Subsidiaries, or enter into any new Contract that would have been a Material Contract, Real Property Lease, Active Government Contract or Active Government Contract Bid if entered into prior to the date hereof, except, in each case, in the ordinary course of business consistent with past practice;

(o)               liquidate, dissolve, fail to maintain its existence, recapitalize, reorganize or otherwise wind up its business or operations;

(p)               take any action that could materially adversely affect the Company’s or its Subsidiaries’ ability to consummate the Acquisition;

(q)               enter into any lease, the obligations of the Company or its Subsidiary as lessee would, under GAAP, be required to be capitalized; or

(r)                 authorize, or commit or agree to take, any of the foregoing actions.

6.2              No Control of the Company’s Business. Purchaser acknowledges and agrees that (i) nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Closing, (ii) prior to the Closing, the Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Company’s and its Subsidiaries’ operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Purchaser shall be required with respect to any matter set forth in Section 6.1 or elsewhere in this Agreement to the extent that the requirement of such consent would, as determined by Purchaser’s counsel, violate any applicable Legal Requirements.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1              Public Disclosure. From the date of this Agreement until Closing or termination of this Agreement in accordance with its terms, the Parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and, unless otherwise required by applicable Legal Requirements or the rules of any stock exchange, no Party shall issue or otherwise make any public announcement or public communication pertaining to this Agreement or the transaction without the prior consent of Seller (in the case of Purchaser) or Purchaser (in the case of Seller), other than to the existing and prospective limited partners of Spire or any of its Affiliates and other than in connection with obtaining any Required Consent (including in connection with filings under the HSR Act or any Foreign Antitrust Approval). Each Party will not unreasonably delay, withhold or condition approval from the others with respect to any press release or public announcement. This Section will not apply to communications by any party to its counsel, accountants and other professional advisors. Purchaser hereby agrees that to the extent it is determined that it or an Affiliate thereof is required to file a copy of the Company Disclosure Letter with the Securities and Exchange Commission (the "SEC"), then Purchaser or such Affiliate shall request confidential treatment of such portions of the Company Disclosure Letter as Seller shall reasonably request and shall use commercially reasonable efforts to cause such request to be granted. At least three (3) Business Days prior to any such filing, Purchaser shall provide Seller with a redacted copy of any such documents it proposes to file for Seller's review and comment.

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7.2              Confidentiality; Access to Information.

(a)                Confidentiality. Any confidentiality agreement previously executed by the Parties shall be superseded in its entirety by the provisions of this Agreement. Each Party agrees to maintain in confidence any information received from the other parties, and to use such information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to information which (i) at the time of disclosure was in the public domain; (ii) after disclosure, became part of the public domain other than as a result of a breach of this covenant; (iii) is known by and in possession of such receiving Party as of the date hereof if the source of such information was not prohibited from disclosing such information to such party by legal, contractual or fiduciary obligation; (iv) is rightfully received from a third party who did not acquire or disclose such information by wrongful or tortuous act, or in breach of this covenant; or (v) is required to be disclosed by applicable Legal Requirements and is only disclosed in conformity with such requirements. In the event this Agreement is terminated as provided in Article X hereof, each Party (A) will destroy or return or cause to be destroyed or returned to the others all documents and other material obtained from the other Party in connection with the Acquisition contemplated hereby; and (B) will delete from its computer systems all documents and other material obtained from the other in connection with the Acquisition contemplated hereby.

(b)               Access to Information. The Company will afford Purchaser and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records, including Tax Returns and related Tax workpapers, and executive and financial personnel of the Company and its Subsidiaries during the period prior to the Closing to obtain all material information concerning the business, as Purchaser may reasonably request.

(c)                Non-Solicitation.

(i)           From and after the date hereof, until the Acquisition is consummated, or, if this Agreement is terminated pursuant to Article X, for a period of eighteen (18) months thereafter, Purchaser and its Affiliates will not, without the prior written consent of Seller, hire or retain or attempt to recruit, solicit or induce any employee of the Company or any of its Subsidiaries to terminate their employment with, or otherwise cease their relationship with, the Company or any of its Subsidiaries, except pursuant to a general solicitation or an executive search conducted by a third-party recruiter, which is not directed specifically to any such employees; provided, that nothing in this Section 7.2(c)(i) shall prevent Purchaser or any of its Affiliates from hiring (x) any employee whose employment has been terminated by the Company, its Subsidiaries or the Seller for a period of at least six (6) months prior to such solicitation, or (y) after six (6) months from the date of termination of employment, any employee whose employment has been terminated by the employee in the absence of any recruitment, solicitation or inducement by the Purchaser or its Affiliates in violation of this Section 7.2(c)(i).

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(ii)         From and after the date hereof, until the Acquisition is consummated, or, if this Agreement is terminated pursuant to Article X, for a period of eighteen (18) months thereafter, Seller and Spire Capital Partners II, L.P. will not, without the prior written consent of Purchaser, hire or retain or attempt to recruit, solicit or induce any employee of Purchaser or its Affiliates to terminate their employment with, or otherwise cease their relationship with, the Purchaser and its Affiliates, except pursuant to a general solicitation or an executive search conducted by a third-party recruiter, which is not directed specifically to any such employees; provided, that nothing in this Section 7.2(c)(ii) shall prevent Seller and or any of its Affiliates from hiring (x) any employee whose employment has been terminated by the Purchaser or its Affiliates for a period of at least six (6) months prior to such solicitation, or (y) after six (6) months from the date of termination of employment, any employee whose employment has been terminated by the employee in the absence of any recruitment, solicitation or inducement by the Seller or Spire Capital Partners II, LP in violation of this Section 7.2(c)(i).

(d)               Confidentiality Agreement. The restrictions on Purchaser and its Affiliates set forth in this Section 7.2 shall be in addition to the restrictions and limitations set forth in that certain Confidentiality Agreement, dated December 11, 2014, between Quality Technology Services, LLC and Carpathia Hosting, Inc. which shall remain in full force and effect and shall be binding on Purchaser and its Affiliates.

7.3              Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the Acquisition and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to (i) in the case of Seller, cause the conditions precedent set forth in Sections 8.1 and 8.3 to be satisfied, and in the case of Purchaser, cause the conditions precedent set forth in Sections 8.1 and 8.2 to be satisfied; (ii) obtain all necessary actions, waivers, consents, approvals, waiting period expirations or terminations, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authority, if any) and take all reasonable steps as may be necessary to avoid any Proceeding by any Governmental Authority; (iii) obtain all Required Consents; (iv) defend any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (v) execute and/or deliver such other instruments as may be reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Purchaser, Seller, the Company or any of their Subsidiaries or Affiliates to agree to any (i) divestiture, sale, hold separate, or licensing by itself or any of its affiliates of any shares of capital stock or other equity or of any business, assets, intellectual property, or other property of Purchaser, the Company, or any of their respective Subsidiaries or Affiliates, or (ii) other than the provisions of Section 7.14 and the matters referred to therein, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock or equity (collectively, the actions described in clauses (i)-(ii) are the “Remedies”) in order to comply with Legal Requirements or in order to obtain any clearances, consents, approvals, or waiting period expirations or terminations from any Governmental Authority. Seller shall not, and shall cause the Company and its Subsidiaries not to, offer, discuss, or agree to any Remedies with any Governmental Authority or other third parties without Purchaser’s prior written consent. Seller shall not be required to agree to or implement any Remedies that are not contingent on Closing.

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7.4              Disclosure of Certain Matters. Prior to the Closing, each of Purchaser and Seller will provide the other with prompt written notice of any (a) fact, circumstance, event, development or condition that (i) has resulted in, or could be reasonably expected to result in, such Party’s representations and warranties becoming untrue or misleading or which is expected to materially affect its ability to consummate the transactions contemplated by this Agreement, (ii) in the case of Seller, has had, or could reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries, (ii) in the case of Purchaser, has had, or could reasonably be expected to have a Purchaser Material Adverse Effect or (iii) has resulted in, or could be reasonably expected to result in, the failure of any of the conditions set forth in Article VIII to be satisfied; (b) any notice or other communication from any Governmental Authority or Party to a Material Contract alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and (c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement. The Parties shall have the right (but not the obligation) to supplement or amend Company Disclosure Letter and Purchaser Disclosure Letter (the “Disclosure Letters”) being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Letters. Notwithstanding the foregoing, no such amendment or supplement shall effect or limit the indemnification obligation of the Parties under Article IX, nor shall any such amendment or supplement effect the representations and warranties of the Parties for purposes of Sections 8.2(a) and 8.3(a).

7.5              Employees and Benefits.

(a)                For a period of at least two (2) months after the Closing Date, except in the case of termination for cause, Purchaser shall cause the Company, or its Subsidiaries, as applicable, to continue to employ ninety percent (90%) of all employees who are employed by the Company and its Subsidiaries as of the Closing Date (including, without limitation, those on temporary layoffs or approved leaves of absence) on terms and conditions substantially equivalent to the terms and conditions of employment then provided by the Company and its Subsidiaries, including, without limitation, wages, compensation and employee benefits, that are substantially comparable in the aggregate to those provided immediately before the Closing Date. Subject to the immediately preceding sentence, none of Purchaser, the Company or their Subsidiaries shall modify or amend the terms and conditions of employment of such Employees in any material respect for a period of (i) six (6) months after the Closing Date; or (ii) with respect to employees party to an employment or severance agreement, for the duration of the term of employment specified therein. To the extent that Working Capital as of Closing included accruals for the pro rated portion of any 2015 employee bonus or paid time off with respect to any such Employee, Purchaser shall pay (or, in the case of paid time off, pay or give credit for) such pro rated bonus or paid time off to such Employee in the ordinary course as and when payments of bonuses and paid time off are made to other Purchaser employees. To the extent such Employees do not remain employees of Purchaser, the Company or its Subsidiaries as of such time, then the portion of the accrued bonus amount otherwise payable to them should instead be paid as an additional bonus to one or more other Employees of the Company as of the Closing Date.

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(b)            Notwithstanding anything to the contrary herein, nothing contained in this Section 7.5 shall (i) confer any rights, remedies, or claims upon any Employees, and (ii) be considered to be an amendment of any Company Plan or Material Employee Agreement.

(c)                Purchaser shall be liable for any liability incurred on or after the Closing Date under the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) and all other applicable foreign, federal state and local laws, including those prohibiting discrimination and requiring notice to employees. Purchaser shall not, and shall cause the Company and its Subsidiaries not to, at any time prior to sixty (60) days after the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in WARN affecting in whole or in part any facility, site of employment, operating unit or employee of the Company or any of its Subsidiaries without complying fully with the requirements of WARN. Purchaser will bear the cost of compliance with (or failure to comply with) any such laws.

(d)               Within thirty (30) days of the date hereof, the Company and Seller shall provide to Purchaser its analysis of any payments or benefits to be made in connection with the transactions contemplated by this Agreement that may constitute a "parachute payment" (within the meaning of Section 280(g)(b)(2)(A) of the Code). In the event such analysis determines that any payments or benefits constitute "parachute payments" (within the meaning of Section 280(g)(b)(2)(A) of the Code), the Company and Seller shall submit for stockholder and member approval, as applicable, in a manner intended to satisfy the requirements of Section 280G(b)(5)(B) of the Code and the applicable rulings and final regulations thereunder, any payments and/or benefits to the extent necessary so that no payments or benefits would be “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (“Section 280G Payments”), and so that the deduction of such payments or benefits will not be limited by the application of Section 280G of the Code and the applicable rulings and final regulations thereunder. Prior to the Closing, Seller and the Company shall deliver to Purchaser certification that either (a) the stockholder and member votes were solicited in conformity with Section 280G(b)(5)(B) of the Code and the applicable rulings and final regulations thereunder and the requisite Company stockholder and Seller member approvals were obtained with respect to the Section 280G Payments, or (b) the Company stockholder and/or Seller member approvals of Section 280G Payments were not obtained and that, as a consequence, the payments and/or benefits that were subject to stockholder and member approval shall not be made or provided to the extent that they would cause any amount to constitute Section 280G Payments. If necessary, Seller and the Company shall obtain waivers from all applicable executives prior to the stockholder and member votes described in this Section 7.5(d).

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7.6              Certain Financial Information; Cooperation.

(a)                Within thirty (30) days after the end of each calendar month between the date hereof and the earlier of (x) the Closing Date and (y) the date on which this Agreement is terminated in accordance with Article X, Seller shall deliver to Purchaser the unaudited consolidated financial statements of Company and its Subsidiaries for such month, including a balance sheet, statement of operations and statement of income and cash flows, that are certified by the Chief Financial Officer of the Company as (i) prepared in accordance with the GAAP applied on a consistent basis to prior periods (except as may be indicated in any notes thereto), (ii) consistent with and prepared from the books and records of the Company and its Subsidiaries, and (iii) fairly presenting in all material respects the financial condition, results of its operations and income and cash flows of the Company and its Subsidiaries as of the respective dates thereof and for the respective periods indicated, except that such statements need not contain notes and may be subject to normal year-end adjustments (none of which would be material).

(b)               The Parties acknowledge and agree that in connection with the Acquisition, QTS Realty Trust, Inc., a Maryland corporation and the general partner of the OP (“QTS”) may determine to prepare and file a prospectus supplement (which prospectus supplement will comply in all material respects with the rules and regulations promulgated by the SEC) (the “Supplement”) to its existing Prospectus dated November 25, 2014. During the Interim Period, at the request of the Purchaser Seller will provide and shall cause the Company and its Subsidiaries to provide QTS with such information relating to it and the Company and its Subsidiaries as is required by the Securities Act and the Exchange Act and the respective rules and regulations promulgated thereunder to be set forth in the Supplement (together, the “Company Information”) and Seller will and will cause the Company and its Subsidiaries to promptly take all such other actions (including using its reasonable efforts to obtain any required consents of its independent auditors), as may reasonably be requested by Purchaser in order to permit the filing of the Supplement. Notwithstanding the foregoing, no Supplement containing any of the Company Information shall be filed with the SEC or otherwise publicly disseminated unless and until the Purchaser has confirmed to the Seller in writing that: (i) the Purchaser is ready, willing and able to consummate the transactions contemplated by this Agreement, (ii) all conditions to the obligations of the Purchaser to consummate the transactions contemplated hereby (including all Required Consents but excluding the conditions set forth in Sections 8.1(a) and (b) and Section 8.3(d) and the conditions which, by their nature, are to be satisfied as of the Closing) have been satisfied or waived, and that it has received all Required Consents and (iii) to the knowledge of the Purchaser as of such date of filing or public dissemination, no Event has occurred, including without limitation any Event that has resulted in a breach of any representation or warranty of the Seller or the Company and its Subsidiaries, that constitutes a Material Adverse Effect.

(c)                During the Interim Period, the Seller shall, and shall cause the Company and its Subsidiaries and its and their respective employees, accountants and other advisors to, reasonably cooperate with prospective financing sources, underwriters, placement agents or initial purchasers in performing their reasonable due diligence (including providing information required by applicable “know your customer” and anti-money laundering rules and regulations). Nothing in this Agreement shall require any cooperation to the extent it would (i) require any officer of the Company or its Subsidiaries, to execute or deliver any document or certificate in connection with any securities offering of the Purchaser or its Affiliates prior to the Closing; (ii) require any counsel for the Company or its Subsidiaries to deliver any opinion in connection with any such securities offering; or (iii) unreasonably or materially interfere with the ongoing business or operations of the Company and its Subsidiaries.

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(d)               To the extent not otherwise delivered to Purchaser in accordance with this Agreement, Seller shall make commercially reasonable efforts to retain all of its existing books and records relating to the Financial Statements for the three (3) year period prior to Closing (the “Past Audit Period”) for no less than eighteen (18) months after the Closing and (ii) make the same available to Purchaser for such eighteen (18) month period after the Closing for inspection, copying, audit, and filing (including, without limitation, any publication required pursuant to such filing provided that Auditor’s (as defined below) consent is also obtained) by Purchaser or the Auditor to the extent required by the SEC, the New York Stock Exchange (the “NYSE”) or pursuant to other applicable federal or state securities laws, rules or regulations in connection with any filings Purchaser or its Affiliates are required to make with the SEC, NYSE, or pursuant to other applicable federal or state securities laws, rules or regulations (other than materials subject to the attorney-client privilege), provided that such activities do not unreasonably or materially interfere with the conduct of the business of Seller or its Affiliates, and (iii) cooperate in all reasonable respects with the efforts of Purchaser and its Affiliates to prepare audited financial statements, including footnotes to such audited financial statements, for the Past Audit Period, to the extent not previously provided. Seller shall provide a management representations letter relating to the Past Audit Period in customary form, as required by Purchaser’s accountants, which shall be Ernst & Young LLP or another nationally recognized accounting firm (the “Auditor”), in connection with any such audit. The terms of this Section 7.6(d) shall survive the Closing.

(e)                Purchaser shall either pay on behalf of the Seller, the Company or its Subsidiaries or reimburse Seller promptly for (x) all out of pocket costs and expenses incurred by the Seller, the Company and any of its Subsidiaries in connection with their compliance with this Section 7.6, together with (y) all out of pocket costs and expenses which Seller, the Company or any of its Subsidiaries incurs in connection with the collection of such reimbursement, including all reasonable attorney’s fees and disbursements relating thereto. It is acknowledged and agreed that if any such costs or expenses of the Company or its Subsidiaries have neither been paid by the Company or its Subsidiaries nor reimbursed by the Purchaser pursuant to this clause (e) on or prior to the Closing Date, then all such costs and expenses shall be excluded from the current liabilities of the Company and its Subsidiaries and no such costs or expenses shall be taken in to consideration in the determination of Estimated Working Capital or Final Working Capital. The Purchaser's obligation to reimburse Seller under this Section 7.6(e) shall not be subject to the limitations set forth in Section 9.4 of this Agreement. The terms of this Section 7.6(e) shall survive the Closing.

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7.7              Access to Financial Information. Seller shall, and shall cause the Company and its Subsidiaries to, (a) afford Purchaser and its financial advisors, accountants, counsel and other representatives reasonable access (i) to the Company’s and its Subsidiaries’ financial information used in the preparation of its Audited Financial Statements and Unaudited Financial Statements and the financial information furnished pursuant to Section 7.6 hereof and (ii) the executive and financial personnel of the Company and its Subsidiaries responsible for the preparation of such financial information; and (b) reasonably cooperate with any reviews performed of any such financial statements or information by Purchaser or its financial advisors, accountants, counsel and other representatives.

7.8              Antitrust.

(a)                As promptly as practicable after the date of this Agreement, each of Purchaser and Seller shall begin to prepare and in no event later than ten (10) Business Days after the date hereof (subject to extension as set forth below), Purchaser and Seller shall each file (or, if applicable, cause its Ultimate Parent Entity, as defined under the HSR Act, to prepare and file) any notification required of it thereunder in connection with the transactions contemplated by this Agreement and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with the transactions contemplated by this Agreement and otherwise cooperate in good faith with each other and such Governmental Entities. Purchaser and Seller shall (or, if applicable, shall cause its Ultimate Parent Entity, to) (a) request early termination of all waiting periods under the HSR Act; (b) promptly inform the other of any material communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding the transactions contemplated by this Agreement; (c) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Authority with respect to such transactions; and (d) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Filing fees with respect to the notifications required under the HSR Act shall be paid by Purchaser. The ten (10) Business Day period set forth the above shall be extended to the extent the Parties are continuing to, and have been continually, diligently working to prepare and file such notification.

(b)               In addition to the foregoing, Purchaser and Seller shall cooperate to make, as promptly as practicable, and in any event within the twelve (12) Business Days after the date of this Agreement (subject to extension as provided below), such filings, applications and reports, and respond to any request for supplemental information related thereto, as deemed advisable by the parties pursuant to applicable Legal Requirements, if any, governing non-U.S. antitrust, competition or merger control approval of the transactions contemplated by this Agreement (“Foreign Antitrust Approval”). The twelve (12) Business Day period set forth the above shall be extended to the extent the parties are continuing to, and have been continually, diligently working to prepare and make such filings, applications and reports.

(c)                Without limiting the generality of the foregoing, each Party shall provide to the other (or the other’s respective advisors) upon request copies of all correspondence between such party and any Governmental Authority relating to the transactions contemplated by this Agreement. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 7.8 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, to the extent reasonably practicable, all substantive discussions, substantive telephone calls, and meetings with a Governmental Authority regarding the transactions contemplated by this Agreement shall include representatives of both parties. Subject to applicable law, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Authority regarding the transactions contemplated by this Agreement by or on behalf of any Party.

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7.9              Required Consents. As soon as practicable (but in any event within thirty (30) days) after the date hereof and prior to the Closing Date, Seller shall use reasonable best efforts to obtain the Required Consents.

7.10          Tax Matters; Preparation and Filing of Tax Returns.

(a)                The Seller shall have the right and obligation to timely prepare and file, or cause the Company to timely prepare and file, when due any Tax Return that is required to be filed with respect to the Company and its Subsidiaries for Tax periods ending on or before the Closing Date, regardless of whether such Tax Returns are due after the Closing Date (collectively the “Company Tax Returns”). Seller shall cause all Taxes shown as due with respect to the Company Tax Returns to be timely paid by the due date thereof to the applicable Governmental Authority as provided in and subject to the provisions of Section 7.10(b) below. The Purchaser shall have the right and obligation to timely prepare and file, or cause to be timely prepared and filed, when due, all other Tax Returns that are required to be filed after the Closing Date (“Purchaser Tax Returns”). All Company Tax Returns and all Straddle Period Tax Returns shall be prepared in a manner consistent with prior practice of the Company and its Subsidiaries except as otherwise required by applicable Legal Requirements. Prior to the filing of any Company Tax Returns or Straddle Period Tax Returns, the party responsible for preparing such returns shall provide a copy of each such return to the other party (the non-preparing party) for the non-preparing party’s review and consent, such consent not to be unreasonably withheld, delayed, or conditioned, at least, in the case of income Tax Returns, 30 days prior to the due date (including extensions) for filing such income Tax Returns, and with respect to non-income Tax Returns, a reasonable time prior to the filing of such non-income Tax Returns. In connection with any Straddle Period Tax Return, the Purchaser shall also deliver to the Seller an allocation of Taxes of any Straddle Period shown to be due on any Straddle Period Tax Return allocated between the pre-closing and post-closing Tax periods, and shall use commercially reasonable best efforts to provide such allocation to Seller within a reasonable period of time prior to the due date (including extensions) for filing of such portions of the Straddle Period for review and approval. If the Seller disputes any item set forth on a Straddle Period Tax Return or the allocation schedule with respect to Straddle Period Taxes prior to the due date of such Straddle Period Tax Return, such return may be filed as prepared by the Purchaser and the issue shall be resolved in the same manner as Disputed Matters in Section 2.3, and following such resolution, appropriate amended returns shall be prepared and filed by the Company as necessary to reflect the determinations made by the Independent Auditor. The Independent Auditor expenses shall be shared equally between the Seller and the Purchaser.

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(b)               Seller shall promptly, but in no event later than ten (10) days after demand for payment by Purchaser, reimburse the Company, initially by way of disbursement to the Company out of the balance of the Indemnity Escrow Funds until such Indemnity Escrow Funds are exhausted, for all income Taxes and all payroll Taxes, as well as the reasonable out of pocket costs of preparation and filing of Tax Returns with respect thereto (to the extent prepared and filed by the Company) with respect to Pre-Closing Tax Periods of the Company and its Subsidiaries (and, in the case of income Taxes only, at any time after the Indemnity Escrow Funds are exhausted, out of its own funds). Notwithstanding anything to the contrary in this Agreement (including this Section 7.10(b) or Article IX), Seller shall have no liability under this Agreement with respect to (and Purchaser shall pay or cause to be paid) (w) any Taxes included as liabilities in the calculation of Final Working Capital, (x) Taxes incurred by the Company and/or any Subsidiaries, Seller or any of their respective Affiliates as a result of actions taken by Purchaser or any Affiliate thereof outside the ordinary course after the Closing (y) Taxes incurred after the Closing Date attributable to Post-Closing Tax Periods or (z) any breach by Purchaser of any provision in Section 7.10 and Section 7.11. To the extent not paid by Seller or the Company prior to Closing, but subject to the Seller’s reimbursement obligations set forth in this paragraph (b), the Purchaser shall timely pay or cause to be timely paid all Taxes of the Company and its Subsidiaries.

(c)                The Purchaser agrees to furnish or cause to be furnished to the Seller as promptly as reasonably practicable, such information (including access to books and records) and reasonable assistance (including the execution of powers of attorney) relating to the Company as is reasonably necessary for the preparation and filing of any Tax Return contemplated by this Section 7.10 and shall cause a duly authorized representative to sign such Tax Returns or otherwise provide the requisite powers of attorney.

(d)               Purchaser shall not, and shall cause the Company or any of its Subsidiaries not to, (i) make any amendment of any Tax Returns of the Company (or any of its Subsidiaries) to the extent such Tax Return relates to any Pre-Closing Tax Period or to the extent such amendment would otherwise adversely affect Seller without Seller's prior written consent or (ii) make any election that has retroactive effect to any Pre-Closing Tax Period or that would otherwise adversely affect Seller without Seller’s prior written consent, such consent not to be unreasonably, withheld, conditioned, or delayed; provided, however, that Purchaser shall be entitled to take any of the actions described in (i) or (ii) of this Section 7.10(d) without Seller’s consent if Purchaser agrees to be responsible for any increase in Tax caused by Purchaser’s actions with respect to any Pre-Closing Tax Period to which such action relates.

(e)                Any refunds (including, for the avoidance of doubt, overpayments of estimated Taxes) of or credits against Taxes (including any interest paid or credited with respect thereto) of, or with respect to, the Company and any of its Subsidiaries that are attributable or allocable to any Pre-Closing Tax Period will be for the benefit of Seller subject to Purchaser’s right to set-off any such amounts for Taxes attributable to any Pre-Closing Tax Period that have not been paid or reimbursed pursuant to Section 7.10(b) or Section 9.1(a)(iii) or with respect to Transfer Taxes. Purchaser will, subject to its right of set-off, pay the amount of any such refunds (whether received as a refund or as a credit against or an offset of Taxes otherwise payable) to Seller within ten (10) days of receipt or utilization thereof, whichever is applicable. Purchaser will, if Seller so requests, cause the relevant entity to file for and obtain any refunds or credit to which Seller may be entitled hereunder. Purchaser will permit Seller to control (at Seller’s expense and sole discretion) the prosecution and content of any such refund or credit, whichever applicable. Purchaser will, if Seller so requests, cause the relevant entity to file for and obtain any refunds or credit to which Seller may be entitled hereunder; provided, however, (i) Seller shall be responsible for any out of pocket costs and expenses of Purchaser related to the preparation, filing, and review of such claim for refund or credit, and (ii) Seller requests Purchaser to file such claim for refund or credit prior to December 31, 2016.  Purchaser will permit Seller to control (at Seller’s expense and sole discretion) the prosecution of any such claim for refund or credit, whichever applicable, however, Purchaser shall be entitled to fully participate in any such proceeding at its own expense and by engaging  counsel of its choosing.  Regardless of whether Purchaser participates in a proceeding related to a claim for refund or credit, Seller shall keep Purchaser reasonably informed of the status of such proceeding and provide copies of all notices and other communications with respect thereto.  Notwithstanding anything to the contrary herein, Seller shall not be permitted to cause the Purchaser, Company, or such other relevant entity to make a claim for refund or credit as described in this Section 7.10(e) if the filing of such claim would adversely affect the Purchaser in a Post-Closing Tax Period, including, but not limited to, by increasing a Tax liability in a Post-Closing Tax Period (other than if such effect arises solely from a carry back or utilization of a net operating loss attributable to a Pre-Closing Tax Period but only with respect to net operating loss amounts generated from deductions related to the Company Transaction Expenses, Option Cash Payment Amounts, or Sales Bonus Amounts, as and to the extent actually reflected on (a) a Post-Closing Period Tax Return or (b) a Pre-Closing Period Tax Return).

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(f)                All transfer, documentary, sales, use, stamp, registration and other such Taxes (“Transfer Taxes”), and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transaction contemplated by this Agreement shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Seller. Purchaser shall file all necessary documentation and Tax Returns with respect to such Taxes.

(g)               No Code Section 338 Election. Purchaser shall not make, or permit to be made, any election under Section 338 of the Code or any similar provision of state, local, or non-U.S. Tax law with respect to the Company or its Subsidiaries.

(h)               Notwithstanding the foregoing provisions of this Section 7.10, the parties acknowledge that the limitations contained in Section 9.4 shall apply to any indemnification claim by Purchaser in respect of an inaccuracy or breach of a representation and warranty in Section 4.15.

7.11          Tax Disputes; Assistance and Cooperation.

(a)                In the event that either Party (or in the case of Purchaser, the Company) receives notice from any Governmental Authority of any proposed audit, claim, assessment or other dispute concerning an amount of Taxes with respect to which the other Party (or in the case of Purchaser, the Company) may incur liability hereunder, such Party shall promptly notify the other Party of such matter. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Tax authority with respect to such matter. If either Party (or in the case of Purchaser, the Company), receives written notice of an asserted Tax liability with respect to a matter for which it has a right to indemnification or reimbursement pursuant to this Agreement (and the other Party does not have knowledge of the asserted Tax liability) and fails to provide the other Party with prompt notice thereof after actual receipt of such written notice and as a result such other Party is precluded from contesting the asserted Tax liability in the applicable forum as a result of such failure to notify, then such other (indemnifying) Party shall be relieved of its indemnification or reimbursement obligations with respect to such asserted Tax liability.

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(b)               The Seller shall have the right, at its own expense and by engaging counsel of its choosing, to elect in writing (such writing to be provided to Purchaser prior to the commencement of any audit, dispute, administrative, judicial or other proceeding related to Pre-Closing Tax Period Taxes of the Company or any of its Subsidiaries (“Tax Dispute”)) to control a Tax Dispute with respect to which it may incur liability to Purchaser or the Company under this Agreement; Purchaser shall be entitled to fully participate in such Tax Dispute at its own expense and by engaging counsel of its choosing. Regardless of which Party controls a tax Dispute, Purchaser shall have the right to consent to any settlement with respect to such Tax Dispute (provided such consent cannot be unreasonably withheld, delayed or conditioned). To the extent Seller fails to use commercially reasonably efforts to control or defend any such Tax Dispute, Purchaser shall assume control of such Tax Dispute at the expense of Seller.

(c)                If Seller does not control a Tax Dispute relating to a Pre-Closing Tax Period, Seller shall be entitled to participate fully in the portion of any such Tax Dispute that is related to a Pre-Closing Tax Period, and Purchaser shall not agree to settle (or permit the Company (or any Subsidiary thereof) to settle) any such Tax Dispute without Seller’s written consent (provided such consent cannot be unreasonably withheld, delayed or conditioned).

(d)               The Seller, on the one hand, and Purchaser, on the other, shall cooperate (and cause their Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with any Tax Dispute. Such cooperation shall include each Party making all information and documents in its possession relating to the Company available to the other Party. The Parties shall retain all Tax Returns, schedules, and work papers, and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations (including, to the extent noticed by any Party, any extensions thereof) of the Tax period to which such Tax Returns and other documents and information relate. Each of the Parties shall also make available to the other Party, as reasonably requested and available, personnel (including officers, directors, employees, and agents) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceeding relating to Taxes. Any information or documents provided under this Agreement shall be kept confidential by the Party receiving such information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with a Tax Dispute.

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(e)                All Tax sharing agreements or similar agreements with respect to or involving the Company and any of its Subsidiaries shall be terminated as of the Closing and, after Closing, the Company and any of its Subsidiaries shall not be bound by nor have any liabilities under any such agreements (whether for the current year, a past year or a future year).

(f)                To the extent of any inconsistency between any provision of Section 7.10 or Section 7.11 and Article IX, the provisions of Section 7.10 or Section 7.11, as the case may be, shall control.

7.12          Indemnification of Directors and Officers.

(a)                For six (6) years from and after the Closing Date, each of Purchaser and the Company agrees to indemnify and hold harmless all past and present officers and directors of the Company and of the Subsidiaries (including, for the avoidance of doubt, the individuals included in the definition of Company’s knowledge) to the same extent such persons are currently indemnified by the Company pursuant to the Company’s Certificate of Incorporation and By-Laws (but subject to the limitations contained therein) for acts or omissions occurring at or prior to the Closing Date, and Purchaser shall not, and shall not permit the Company or the Subsidiaries to, amend, repeal or modify, or, in the event of a merger, consolidation or dissolution or similar transaction involving any of such entities, fail to have the successor entity or entities assume the obligations under or continue, any provision in the Company’s or a Subsidiary’s certificate of incorporation, by-laws, articles of organization, written declaration, certificate of limited partnership or limited partnership agreement relating to the exculpation or indemnification of former officers and directors in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were directors, officers, employees or agents of any the Company or any of its Subsidiaries, unless such modification is required by applicable Legal Requirements. In addition to the other rights provided for in this Section 7.12 and not in limitation thereof (and without in any way limiting or modifying the obligations of any insurance carrier contemplated by this Section 7.12), for six (6) years from and after the Closing Date, Purchaser shall, and shall cause the Company and its Subsidiaries (each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable Legal Requirements and to the same extent such persons are currently entitled to be indemnified by the Company or any of its Subsidiaries pursuant to the Charter Documents of the Company and its Subsidiaries, as applicable, (i) indemnify and hold harmless (and release from any liability to Purchaser, the Company or its Subsidiaries), the individuals who, on or prior the Closing Date, were officers, directors, or employees or agents of the Company or the Subsidiaries or served on behalf of the Company as an officer, director or employee or agent of any of the Company’s current or former subsidiaries (collectively, “Covered Affiliates”) or any of their predecessors in all of their capacities (including as member or equityholder, controlling or otherwise) and the heirs, executors, trustees, fiduciaries and administrators of such officer, directors or employees or agents (each a “D&O Indemnitee” and, collectively, the “D&O Indemnitees”) against all D&O Expenses (as defined below), losses, claims, damages, judgments or amounts paid in settlement (“D&O Costs”) in respect of any threatened, pending or completed claim, action, suit or proceeding, whether criminal, civil, administrative or investigative, based on or arising out of or relating to the fact that such Person is or was a director, officer, employee, or equityholder (controlling or otherwise) of the Company or the Subsidiaries or Covered Affiliates or any of their predecessors arising out of acts or omissions occurring at or prior to the Closing (including without limitation, in respect of acts or omissions in connection with this Agreement and the transactions contemplated thereby) (a “D&O Indemnifiable Claim”), except for intentional acts or omissions which involve conduct known to such Person at the time to constitute a material violation of applicable law and (ii) advance to such D&O Indemnitees all D&O Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party has assumed the defense of such claim) promptly after receipt of reasonably detailed statements therefor. Any D&O Indemnifiable Claims shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim are fully satisfied. For the purposes of this Section 7.12(a), “D&O Expenses” shall include reasonable attorneys’ fees and all other reasonable costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or participate in any D&O Indemnifiable Claim, but shall exclude losses, judgments and amounts paid in settlement (which items are included in the definition of D&O Costs).

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(b)               Purchaser shall cause the Company and its Subsidiaries’ to purchase and maintain from and after the Effective Time and for a period of up to six (6) years following the Closing Date (as elected by Seller), directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy on terms not less favorable than such existing insurance coverage; provided, that (i) in no event shall Purchaser, the Company or any of its Subsidiaries be obligated to pay annual premiums for such insurance in excess of 300% of the most recent annual premiums paid by Seller, the Company or any of its Subsidiaries for such coverage to the extent any such coverage is currently maintained (“Purchaser’s Portion”), and (i) in the event that any claim is brought under such director’s and officer’s liability insurance policy, such claim shall be maintained until final disposition thereof. To the extent such premiums are paid by the Company as of or prior to Effective Time, the amount thereof up to the Purchaser’s Portion shall be deemed added to Final Cash, and to the extent such premiums are paid by the Purchaser or the Company after the Effective Time, the amount thereof in excess of the Purchaser’s Portion shall be deducted from Final Cash. To the extent the aggregate premiums in respect of such insurance policy exceeds the Purchaser's Portion, such (if paid after the Closing) shall be paid by the Company but shall be added to Company Transaction Expenses.

(c)                Notwithstanding anything contained in this Agreement to the contrary, this Section 7.12 shall survive the consummation of the Closing indefinitely. In the event that Purchaser, the Company or the Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person; or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the successors and assigns of the Company or the Subsidiaries, as the case may be, shall expressly assume and be bound by the obligations set forth in this Section 7.12.

(d)               The obligations of Purchaser, the Company and the Subsidiaries under this Section 7.12 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee to whom this Section 7.12 applies without the consent of such affected D&O Indemnitee.

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7.13          Escrow Amount and/or Seller Reserve Amount. If Seller distributes any amount to its unit holders representing a distribution in respect of the Seller Reserve Amount (a “Seller Reserve Amount Distribution”), Seller agrees to transfer by wire transfer of immediately available funds a portion of such Seller Reserve Amount Distribution to the Company equal to the Aggregate Option Holder Pro Rata Share thereof plus the employer portion of any employment Taxes payable with respect thereto. The Company agrees to distribute such amount to the individuals set forth on the Option Allocation Schedule, whether or not such individual is an Employee of the Company at such time, in accordance with each such individual’s Option Holder Pro Rata Share reduced by the applicable amount of withholding Taxes due in respect of such amounts, and subject to any required Tax withholding.

7.14          Facility Clearance.

(a) In connection with the transactions contemplated by this Agreement, Purchaser shall (and, to the extent required, shall cause its Affiliates to) comply with the facility clearance requirements of the NISPOM, including the notification and reporting requirements, and use its commercially reasonable efforts to effectuate approval of any mitigation plan that may be required by the Defense Security Service (“DSS”) as outlined in the NISPOM.

(b)               Purchaser shall comply in all material respects with any NISPOM document requests except to the extent that compliance with such document request is prohibited by applicable Legal Requirements; provided that in such event Purchaser shall (x) comply with such document request to the extent permitted by applicable Legal Requirements and (y) cooperate with the Governmental Authority making such request to determine what other or additional information could be provided as would not violate applicable Legal Requirements and would satisfy such Governmental Authority with respect to such information or document request and shall promptly provide such information.

(c)                Each of Purchaser's and Seller's requirement to use its commercially reasonable efforts to obtain the requisite approvals from DSS shall include (i) promptly making any notification filings required in connection with the DSS approval, (ii) providing any information requested by DSS in connection with its review of the transactions contemplated by this Agreement consistent with the NISPOM and related guidance, (iii) taking such actions and agreeing to such restrictions as may be requested by DSS in connection with, or as a condition of, DSS approval as may be required to mitigate any national security concern including, for the avoidance of doubt, governance, reporting and/or third party monitoring.

7.15          Exclusive Dealing. During the period from the date hereof through and including the Closing Date, Seller shall, and shall cause the Company, its Subsidiaries and its and their respective representatives to, to refrain from taking any action to, directly or indirectly, approve, authorize, encourage, initiate, solicit, or engage in discussions or negotiations with, or provide any information to, any Person other than Purchaser and its Affiliates and representatives concerning any Alternate Transaction (as defined below) and neither Seller nor the Company or any of its Subsidiaries shall enter into any Alternate Transaction. For purposes hereof, an “Alternate Transaction” means (a) any stock purchase, merger, consolidation, reorganization, change in organizational form, spin-off, split-off, recapitalization, sale of equity interests or other similar transaction involving the Company or any of its Subsidiaries; (b) any sale of all or any significant portion of the assets of the Company or any of its Subsidiaries; (c) any other transaction in respect of the Company or any of its Subsidiaries which results directly or indirectly, in a change of control of the Company or its Subsidiaries (as applicable) or sale of any minority equity interest in the Company or any of its Subsidiaries; or (d) any other transaction or series of transactions which has substantially similar economic effects, in each such case, in which transaction Purchaser does not participate. Neither Seller nor the Company or its Subsidiaries will vote their capital stock or equity interests in the Company or any of its Subsidiaries, as applicable, in favor of any purchase of any Alternate Transaction.

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7.16          Related Party Transactions. Effective as of the Closing Date, the Company and its Subsidiaries shall terminate all Contracts set forth on Section 4.19(a)(xiv) of the Company Disclosure Letter in accordance with their terms (other than Contracts the continuation of which Purchaser has requested or approved in writing to not be so terminated).

ARTICLE VIII

CONDITIONS TO THE TRANSACTION

8.1              Conditions to Obligations of Each Party to Effect the Acquisition. The respective obligations of each Party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)                Antitrust. All required waiting periods under the HSR Act and any required waiting periods under applicable Legal Requirements governing Foreign Antitrust Approvals shall have expired or been terminated (or all such Foreign Antitrust Approvals otherwise shall have been received) and no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition, substantially on the terms contemplated by this Agreement.

(b)               No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Acquisition illegal or otherwise prohibiting consummation of the Acquisition, substantially on the terms contemplated by this Agreement.

(c)                No Litigation. No Proceeding shall be pending or threatened by or before any Governmental Authority (i) challenging or seeking to prevent or prohibit the consummation of any of the transactions contemplated by this Agreement, (ii) seeking to prohibit or limit the ownership, operation or conduct by the Company, its Subsidiaries, the Purchaser or any of their respective subsidiaries or Affiliates of any material portion of the business or assets of the Company or the Subsidiaries taken as a whole, or challenging or seeking to dispose of or hold separate any material portion of the business or assets of the Company or its Subsidiaries taken as whole, in each as a result of the transactions contemplated by this Agreement, or (iii) seeking to cause any of the transactions contemplated by this Agreement to be rescinded following consummation and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

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8.2              Additional Conditions to Obligations of Seller. The obligations of Seller to consummate and effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Seller:

(a)                Representations and Warranties. Each of the representations and warranties set forth in Article V of this Agreement and each of the representations and warranties of OP set forth in the Equity Contribution Agreement shall have been true and correct in all respects (without giving effect to any Purchaser Material Adverse Effect or other materiality qualifiers contained therein) as of the date of this Agreement and as of the Closing Date, as if made on and as of the Closing Date (other than any representation and warranty expressly made as of a specific earlier date, which shall have been true and correct as of such earlier date), except where failure to be so true and correct, individually or in the aggregate, would not have a Purchaser Material Adverse Effect. The Seller shall have received a certificate with respect to the foregoing signed on behalf of Purchaser by an authorized officer of Purchaser (“Purchaser Closing Certificate”).

(b)               Agreements and Covenants. Purchaser and OP shall have respectively performed or complied in all material respects with all agreements and covenants required by this Agreement and/or the Equity Contribution Agreement to be performed or complied with by it on or prior to the Closing Date, and the Purchaser Closing Certificate shall include a provision to such effect.

(c)                Consents. Purchaser shall have obtained all consents, waivers and approvals required to be obtained by Purchaser in connection with the consummation of the transactions contemplated hereby and the Purchaser Closing Certificate shall include a provision to such effect.

(d)               Escrow Agreement. Seller shall have received the Escrow Agreement, duly executed by Purchaser.

(e)                Secretary’s Certificate. At or prior to Closing, Purchaser shall have delivered to Seller a certificate dated the Closing Date and signed by the Secretary of the Purchaser, certifying as to (i) the necessary resolutions and actions taken by the OP, as the sole member of the Purchaser, in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) the incumbency and signature of the officers of the Purchaser executing this Agreement and the other Transaction Documents to which Purchaser or OP is a party and any other certificate or document delivered by the Purchaser in connection with this Agreement.

(f)                Closing Deliveries. Purchaser shall have delivered, or caused to be delivered, to Seller all documents or instruments set forth in Section 3.2(b).

8.3              Additional Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate and effect the Acquisition shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser:

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(a)                Representations and Warranties. Each of the representations and warranties set forth in Article IV of shall have been true and correct in all material respects (without giving effect to any Material Adverse Effect or other materiality qualifiers contained therein) as of the date of this Agreement and as of the Closing Date, as if made on and as of the Closing Date (other than any representation and warranty expressly made as of a specific earlier date, which shall have been true and correct as of such earlier date), except where failure to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Seller, the Company or any of its Subsidiaries; provided, however, that, notwithstanding the foregoing, the Fundamental Representations and the representations set forth in Section 4.23 shall be true and correct in all respects as if made on and as of the Closing Date (other than any representation and warranty expressly made as of a specific earlier date, which shall have been true and correct as of such earlier date). Purchaser shall have received a certificate with respect to the foregoing signed by an appropriate authorized officer of the Seller and the Company (“Seller Closing Certificate”).

(b)               Agreements and Covenants.

(i)                 Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date and Seller Closing Certificate shall include a provision to such effect.

(ii)               Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and the Seller Closing Certificate shall include a provision to such effect.

(c)                Consents. Seller shall have obtained all Required Consents and the Seller Closing Certificate shall include a provision to such effect.

(d)               Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(e)                Payoff Letters. The Company shall have delivered pay-off letters in customary form from the creditors set forth on in the Pre-Closing Certificate in respect of the Indebtedness owed thereto and providing for release of any security interests held upon receipt of payment (“Pay-Off Letters”).

(f)                Escrow Agreement. Purchaser shall have received the Escrow Agreement, duly executed by Seller.

(g)               Resignations. Purchaser shall have received the resignations of the officers and directors of the Company and each of its Subsidiaries specified by the Purchaser to Seller at least two (2) Business Days prior to the Closing.

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(h)               Secretary’s Certificate. At or prior to Closing, Seller shall have delivered to Purchaser a certificate dated the Closing Date and signed by the Secretary of each of the Company and the Seller, certifying as to (i) the necessary resolutions and actions taken by Seller’s Board of Managers and members, and the Company’s Board of Directors and sole stockholder, in connection with the adoption and approval of this Agreement and the transactions contemplated hereunder, (ii) the incumbency and signature of the officers of the Seller and the Company executing this Agreement and the other Transaction Documents and any other certificate or document delivered by the Seller or the Company in connection with this Agreement, and (iii) the Charter Documents of the Company.

(i)                 Closing Deliveries. Seller shall have delivered, or caused to be delivered, to Purchaser all documents or instruments set forth in Section 3.2(a).

ARTICLE IX

INDEMNIFICATION

9.1              Indemnification of Purchaser.

(a)                Subject to the terms and conditions of this Article IX (including without limitation the limitations set forth in Section 9.4), from and after the Closing, Purchaser and its representatives, successors and permitted assigns (the “Purchaser Indemnitees”) shall be indemnified and held harmless by Seller but only by way of disbursement of any amounts of the Indemnity Escrow Funds then remaining in the Indemnity Escrow Account (except as otherwise provided in Section 9.4(e)) from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Purchaser Indemnitee by reason of, arising out of or resulting from:

(i)                 the inaccuracy or breach of any representation or warranty of Seller contained in or made pursuant to Article IV of this Agreement;

(ii)               the failure by Seller to perform any covenant or agreement on the part of Seller required in this Agreement to be performed by Seller, or the failure by the Company to perform any covenant or agreement on the part of the Company required in this Agreement to be performed by the Company on or before the Closing Date; and

(iii)             Income Taxes and/or payroll Taxes in respect of Pre-Closing Tax Periods in accordance with Section 7.10 hereof.

(b)               As used in this Article IX, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, taxes, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties; provided, however, no party will in any event be liable under this Article IX, and no claim for indemnification may in any event be asserted under this Article IX, for any damages or losses based on any multiple of profits, earnings, revenue or similar measures, lost profits or loss of business reputation or opportunity or any incidental, punitive, indirect, special or consequential damages by reason of a breach of any representation, warranty, covenant or indemnity contained herein regardless of how the claim arose, except in each case, to the extent such Losses are payable in connection with a third party claim or in connection with any claim for fraud.

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9.2              Indemnification of Seller.

(a)                Subject to the terms and conditions of this Article IX (including without limitation the limitations set forth in Section 9.4), Seller and its officers, managers, representatives, successors and permitted assigns (the “Seller Indemnitees”) shall be indemnified, defended and held harmless by Purchaser, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Seller Indemnitee by reason of, arising out of or resulting from:

(i)                 the inaccuracy or breach of any representation or warranty of Purchaser, or OP, as the case may be, contained in or made pursuant to Article V of this Agreement or in the Equity Contribution Agreement; and

(ii)               the failure by Purchaser or OP, as the case may be, to perform any covenant or agreement on the part of Purchaser or OP required in this Agreement or the Equity Contribution Agreement to be performed by Purchaser or OP, or the failure by the Company to perform any covenant or agreement on the part of the Company required in this Agreement to be performed by the Company from and after the Closing Date.

9.3              Defense of Claims.

(a) In the event that any Purchaser Indemnitee or Seller Indemnitee shall sustain or incur any Losses in respect of which indemnification may be sought by such party pursuant to this Article IX, the party seeking such indemnification (the “Indemnitee”) shall assert a claim for indemnification by giving prompt written notice thereof (the “Notice”), which shall describe in reasonable detail the facts and circumstances upon which the asserted claim for indemnification is based, to the party providing indemnification (the “Indemnitor”) and shall thereafter keep the Indemnitor fully informed with respect thereto; provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is materially prejudiced by such failure. In case any third party claim, action or proceeding is brought against any Indemnitee in respect of which indemnification may be sought by the Indemnitee pursuant to this Article IX (a “Claim”), the Indemnitor shall have the right to assume, conduct and control the defense, compromise or settlement thereof, by written notice to the Indemnitee of its intention to do so within thirty (30) days after receipt of the Notice, at the Indemnitor’s own expense, and thereupon to prosecute in the name and on behalf of the Indemnitee any available cross-claims, counter-claims or third-party claims arising with respect to the Claim and the Indemnitee and its Affiliates shall cooperate with Indemnitor in the defense of such Claim and make all relevant personnel and books and records available to Indemnitor as reasonably requested. If the Indemnitor shall assume the defense of such Claim, it shall not settle such Claim unless such settlement includes as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee, reasonably satisfactory to the Indemnitee, from all liability with respect to such Claim. Notwithstanding the assumption by the Indemnitor of the defense of any Claim as provided in this Section 9.3(a), and without limiting the Indemnitor’s right to assume, conduct and control the defense, compromise or settlement thereof, the Indemnitee shall be permitted to join in the defense of such Claim and to employ counsel at its own expense.

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(b)               If the Indemnitor shall fail to notify the Indemnitee of its desire to assume the defense of any such Claim within the prescribed thirty (30) day period set forth in Section 9.3(a), or shall notify the Indemnitee that it will not assume the defense of any such Claim, or if the Indemnitor shall fail to conduct the defense of any such Claim in good faith and at its expense, and such failure continues for more than ten (10) days after written notice thereof from the Indemnitee to the Indemnitor, then the Indemnitee may assume the defense of any such Claim in the place of the Indemnitor by giving written notice to the Indemnitor, in which event it shall use commercially reasonable efforts to the conduct the defense of such Claim, and the Indemnitor shall be bound by any determinations made in any litigation with respect to such Claim or any settlement thereof effected by the Indemnitee, which settlement has been approved by Indemnitor (such approval not to be unreasonably withheld, conditioned or delayed), provided that any such determinations or settlement shall not affect the right of the Indemnitor to dispute the Indemnitee’s claim for indemnification under the terms of Section 9.3(c) below.

(c)                Indemnitor shall have the right to review and verify any Loss or claim asserted by Indemnitee under this Article IX.

9.4              Limitations on Indemnification.

(a)                Survival: Time Limitation. The representations and warranties and covenants to be performed prior to the Closing and set forth in this Agreement or in any writing delivered in a certificate by one Party to another Party in connection with this Agreement shall survive the Closing for a period of fifteen (15) months following the Closing Date, and the covenants and agreements set forth in this Agreement to be performed after the Closing shall survive until fully performed and claims for breach related thereto shall survive until the expiration of the applicable statute of limitations; it being expressly agreed, however, that claims for Taxes pursuant to Section 7.10 or pursuant to Section 9.1(a)(iii), other than in respect of income Taxes (which claims shall survive indefinitely), shall survive for a period of fifteen (15) months after the Closing Date. No claim for indemnification under this Article IX shall be brought by any Party after the expiration of the applicable survival period set forth in this Section 9.4(a).

(b)               Preservation of Claims. Any claim set forth in a Notice that has been delivered in accordance with the foregoing time frame, as applicable, shall survive until final resolution thereof.

(c)                Minor Claims; Deductible. No amount shall be payable by Seller under Section 9.1(a)(i), (i) if, with respect to any individual item or series of related items of indemnifiable Loss, such item(s) is less than Twenty-Five Thousand Dollars ($25,000) (“Minor Claim”); (ii) with respect to Claims under Section 4.15, unless and until the aggregate amount of all indemnifiable Losses (excluding any and all Minor Claims) otherwise payable exceeds $750,000 (the “Special Deductible”), and (iii) with respect to all other claims (other than claims with respect to Fundamental Representations), unless and until the aggregate amount of all indemnifiable Losses (excluding any and all Minor Claims) otherwise payable exceeds One Million Five Hundred Thousand Dollars ($1,500,000) (the “Regular Deductible”), in which event the amount payable by Seller shall include only Losses in excess of the Special Deductible or the Regular Deductible, as the case may be, and all future amounts that become payable under Section 9.1(a)(i), as applicable, from time to time thereafter.

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(d)               Other Limitations. In connection with the Losses that are subject to a claim for indemnification pursuant to this Article IX, the Indemnitee shall use commercially reasonable efforts to file (or cause the Company to file) an insurance claim or pursue any other indemnity or contribution rights it or the Company may have against third parties to seek to obtain maximum recovery under such insurance or against such third parties. In the event the insurance company or other third party contests such claim, then the Indemnitor shall have the right to assume the prosecution of such claim and in such event the Indemnitee shall fully cooperate with Indemnitor; provided any reasonable out of pocket costs incurred by Indemnitee in connection with such cooperation shall be fully reimbursable by Indemnitor. Indemnification for each Loss for which either Party, but for this Section 9.4(d), would be liable under Section 9.1 or 9.2, shall be reduced by the amount of any insurance proceeds, and any indemnity, contribution or other similar payment, paid or payable to the Seller, Company, Purchaser, any Seller Indemnitee or any Purchaser Indemnitee, as applicable, by any third party with respect to such Loss, in each case net of any reasonable out-of-pocket expenses incurred in collecting such proceeds or payments. The amount constituting the claim for which indemnification may be made pursuant to this Article IX shall be reduced by any Tax savings which is actually realized by indemnified party or any Affiliate thereof in the year of the payment or which may be realizable in the immediately following year from any loss, deduction or credit with respect to such Losses calculated by the positive difference, if any, between (i) indemnified party’s or its Affiliate’s Tax liability without regard to such Loss and (ii) indemnified party’s or its Affiliate’s Tax liability taking into account such Loss.

(e)                Amount Limitation and Source of Indemnity. Except in respect of any Loss in connection with (i) claims for income Taxes with respect to Pre-Closing Tax Periods in accordance with Section 7.10 hereof and Section 9.1(a)(iii) and (ii) claims arising from fraud or intentional breach of this Agreement, Seller’s aggregate liability for Losses pursuant to Section 9.1(a) shall not in any event exceed the Indemnity Escrow Funds, and the Purchaser Indemnitees shall have no claim against Seller under Section 9.1(a) other than a claim against the then remaining and unreleased amount of the Indemnity Escrow Funds.

9.5              Materiality. For purposes of this Article IX, the representations and warranties of the Parties shall not be deemed qualified by any references to “Material Adverse Effect,” “in all material respects,” or any other reference to materiality contained therein (except to the extent such references qualify what is required to be set forth on Sections 4.4(f), 4.5, 4.10(b)(ii), 4.11(d), 4.18(i), and 4.19 of the Company Disclosure Letter).

9.6              Knowledge. (a) No Party shall be prohibited from asserting (i) any claim for indemnification under the provisions of Article IX based on the breach of any representation, warranty, covenant or agreement, or based on the failure of any representation or warranty to be true and correct as of the date hereof or as of the Closing Date (each, a “Default”) or (ii) any such Default as a justification for claiming in the case of Purchaser, that a condition to Purchaser’s obligation to close under Section 8.3 has not occurred or as a justification for termination of this Agreement under Section 10.1(e), or in the case of Seller, that a condition to Seller’s obligation to close under Section 8.2 or as a justification for termination of this Agreement under Section 10.1(d), and (b) no Party’s rights under this Agreement or any other Transaction Document shall be diminished or otherwise affected in any way, in each case as result of the existence of such Party’s knowledge of any such Default as of the date hereof or as of the Closing Date regardless of whether such knowledge exists as a result of the Party’s investigation, as a result of the disclosure by the other Party (or any other Person), or otherwise.

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9.7              Exclusive Remedy. Purchaser, on behalf of itself and all other Purchaser Indemnitees, hereby acknowledges and agrees that, from and after the Closing, its sole remedy with respect to any and all claims for money damages arising out of or relating to this Agreement and for the transactions contemplated hereby shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article IX. Notwithstanding any of the foregoing, nothing contained in this Article IX shall in any way impair, modify or otherwise limit Purchaser’s or Seller’s right to (i) bring any claim, demand or suit against the other party based upon such other party’s fraud or intentional breach of this Agreement, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation, does not constitute fraud, or (ii) seek or obtain specific performance in accordance with Section 11.6 hereof.

ARTICLE X

TERMINATION

10.1          Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                by mutual written agreement of Purchaser and Seller at any time;

(b)               by either Purchaser or Seller if the Acquisition shall not have been consummated by July 15, 2015 (the “Termination Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any Party whose action or failure to act has been the cause of or resulted in the failure of the Acquisition to occur on or before the Termination Date and such action or failure to act constitutes a breach of this Agreement; provided, further, however, if, as of the Termination Date either (x) the waiting period under the HSR Act (if applicable) shall not have expired and/or (y) all required material Foreign Antitrust Approvals have not be obtained (either of (x) or (y), a "Failure to Satisfy a Regulatory Condition Event"), then at the request of either Party whose action or failure to act was not the cause of or resulted in the occurrence of the Failure to Satisfy a Regulatory Condition Event, the Termination Date shall be deemed to be amended to be the earlier of (i) August 31, 2015 and (ii) the third Business Day after such waiting period (if applicable) shall have expired and/or such required material Foreign Antitrust Approvals have been obtained.

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(c)                by either Purchaser or Seller if a Governmental Authority shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Acquisition, which order, decree, ruling or other action is final and nonappealable;

(d)               by Seller, upon a material breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement or by OP set forth in the Equity Contribution Agreement, or if any such representation or warranty of Purchaser or OP shall have become untrue, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Purchaser or OP is curable by Purchaser or OP prior to the Closing Date, then Seller may not terminate this Agreement under this Section 10.1(d) until the earlier of the Termination Date and thirty (30) days after delivery of written notice from Seller to Purchaser of such breach, provided Purchaser continues to exercise commercially reasonable efforts to cure such breach (it being understood that Seller may not terminate this Agreement prior to the Termination Date pursuant to this Section 10.1(d) if at the time of such termination it shall be in material breach of this Agreement or if such breach by Purchaser is cured during such thirty (30) day period; provided, however, that Seller’s right to terminate this Agreement under this clause (d) shall not be available if Seller is then in breach of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of Seller shall have become untrue such that the conditions set forth in Sections 8.3(a) or (b) would not be satisfied; or

(e)                by Purchaser, upon a material breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Article VIII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by Seller prior to the Closing Date, then Purchaser may not terminate this Agreement under this Section 10.1(f) until the earlier of the Termination Date and thirty (30) days after delivery of written notice from Purchaser to Seller of such breach, provided Seller continues to exercise commercially reasonable efforts to cure such breach (it being understood that Purchaser may not terminate this Agreement prior to the Termination Date pursuant to this Section 10.1(f) if at the time of such termination it shall be in material breach of this Agreement or if such breach by Seller is cured during such thirty (30) day period); provided, however, that Purchaser’s right to terminate this Agreement under this clause (e) shall not be available if Purchaser is then in breach of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of Purchaser shall have become untrue such that the conditions set forth in Sections 8.2(a) or (b) would not be satisfied.

10.2          Notice of Termination; Effect of Termination.

(a)                Any termination of this Agreement under Section 10.1 above will be effective immediately upon (or, if the termination is prior to the Termination Date pursuant to Section 10.1(d) or Section 10.1(e) and the first proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other Parties hereto.

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(b)               In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall become void, of no further force or effect and the Acquisition shall be abandoned (and there shall be no liability on the part of Seller, Purchaser, the Company or their respective officers, directors, stockholders, members or Affiliates), except as set forth below and subject to the following: (i) Article I, Section 7.1, Section 7.2, Section 7.6(d), Section 7.6(e), this Article X and Article XI and the rights of Seller pursuant to the provisions of the Equity Contribution Agreement shall survive the termination of this Agreement and shall be enforceable by the Parties; and (ii) nothing herein shall relieve any Party from any liability for any breach of this Agreement prior to such termination.

10.3          Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses whether or not the Acquisition is consummated, except Purchaser shall pay the filing fee in connection with any filings required by the HSR Act or any Foreign Antitrust Approvals.

ARTICLE XI

GENERAL PROVISIONS

11.1          Notices. All notices and other communications which is required or permitted hereunder shall be in writing and shall be deemed given if (a) on the date established by the sender if delivered personally, (b) on the date delivered if sent by private courier or overnight mail service, or (c) on the date sent, if sent by facsimile number (receipt confirmed) during normal business hours of the recipient, in each case to the other Parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a Party as shall be specified by like notice):

if to Purchaser, to:

Quality Technology Services Holding, LLC

c/o QTS Realty Trust, Inc.

12851 Foster St.

Overland Park, Kansas 66213

Attention: Shirley E. Goza

Telephone: 913-312-5503

Fax: 877-637-1707

with a copy to:

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20004

Attention: David W. Bonser

Telephone: 202-637-5868

Fax: 202-637-5910

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if to Seller, to:

Carpathia Holdings, LLC

c/o Spire Capital Management, LLC

1500 Broadway, Suite 1811

New York, NY

Attention: Sean C. White and Don Stewart

Telephone: 212-218-5400

Fax: 212-218-5455

with a copy to:

Dentons US LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: Paul A. Gajer, Esq.

Telephone: 212-398-5293

Fax: 212-768-6800

11.2          Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Disclosure Letter, such reference shall be to an Exhibit or Disclosure Letter to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

11.3          Counterparts; Facsimile or Electronic Signatures. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Delivery by facsimile or electronic signature to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

11.4          Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein, including the Exhibits and Disclosure Letters hereto (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other Person any rights or remedies hereunder (except as specifically provided in this Agreement, including with respect to the D&O Indemnitees, the Purchaser Indemnitees and the Seller Indemnitees).

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11.5          Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto; provided that the Parties intend that the remedies and limitations thereof contained in Article IX be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a Party's liability or obligation hereunder. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.6          Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, notwithstanding anything to the contrary contained herein, the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any state and/or federal court located within the State of Delaware having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

11.7          Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof. All disputes arising from or relating to this Agreement shall be within the exclusive jurisdiction of the state and/or federal courts located within the State of Delaware, and each Party hereby consents to such exclusive jurisdiction and waives objections to venue therein and the defense of an inconvenient forum to the maintenance of any action or proceeding in any such court.

11.8          Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT EACH OF THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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11.9          Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.10      Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties (which consent may not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, Purchaser may assign its rights under this Agreement to a wholly owned subsidiary formed for such purpose if such assignment does not require any new consents or approvals and such assignment shall not relieve Purchaser of its obligations hereunder. In the event of such an assignment, the term “Purchaser” shall be deemed to include such subsidiary for all purposes. Notwithstanding the foregoing restriction, Purchaser may assign its rights hereunder to its lenders for collateral security purposes. Subject to the first sentence of this Section 11.10, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

11.11      Amendment. This Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of each of the Parties.

11.12      Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed; (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. No failure or delay in exercising any right under this Agreement shall constitute a waiver of such right, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.13      Currency. All references to currency amounts in this Agreement shall mean United States dollars.

11.14      Certain Matters Regarding Representation of the Seller and the Company.

(a)                Dentons. Dentons US LLP (“Dentons”) has acted as counsel for Spire, the Seller, the Company and their Affiliates in connection with this Agreement and in connection with the related sale process involving the Company (the “Acquisition Engagement”) and in that connection not as counsel for any other Person, including without limitation, Purchaser. Dentons has also represented such parties prior to the Closing in respect of other matters and will continue to represent Spire, the Seller and their respective Affiliates following the Closing.

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(b)               Acquisition Engagement. Only Spire, the Seller, their respective Affiliates, the Company and its Subsidiaries shall be considered clients of Dentons in the Acquisition Engagement. Communications of or seeking legal advice between any one or more of Spire, Seller, any Affiliates of either thereof, the Company or any of its Subsidiaries, on the one hand and Dentons on the other, shall be deemed to be attorney-client confidences that belong solely to Spire and Seller and not the Company or its Subsidiaries to the extent such communications (or the specific portion thereof) relate to the Acquisition Engagement (collectively, the “Acquisition Engagement Communications”). Accordingly, Purchaser shall not have access to the Acquisition Engagement Communications, or to any Acquisition Engagement Communications in the files of Dentons, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing: (i) Spire and the Seller shall be the sole holders of the attorney-client privilege with respect to the Acquisition Engagement Communications, and none of the Company, any of its Subsidiaries nor Purchaser shall be a holder thereof; (ii) to the extent that any Acquisition Engagement Communications in the files of Dentons constitute property of the client, only Spire and Seller shall hold such property rights; and (iii) Dentons shall have no duty whatsoever to reveal or disclose any such Acquisition Engagement Communications to the Company, any of its Subsidiaries or Purchaser by reason of any attorney-client relationship between Dentons and the Company and its Subsidiaries or otherwise unless otherwise directed by a court order or the order of any Governmental Authority.

(c)                Post-Closing Representation of Seller, Including Matters Relating to the Acquisition. If Spire, Seller or any of their respective Affiliates so desire, and without the need for any consent or waiver by the Company, its Subsidiaries or Purchaser or any Affiliate of any thereof, Dentons shall be permitted to act as counsel to any of Spire, Seller and/or any of their respective Affiliates after the Closing in connection with any matter, including without limitation anything related to the transactions contemplated by this Agreement or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Dentons shall be permitted to represent Spire, the Seller and any of their respective agents or Affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute ("dispute" includes litigation, arbitration or other adversary proceeding) with Purchaser or any of its agents or Affiliates (including the Company and its Subsidiaries) under or relating to this Agreement or any transaction or matter expressly contemplated by this Agreement, such as claims for indemnification.

(d)               Cessation of Attorney-Client Relationship With Company. Upon and after the Closing, the Company and its Subsidiaries shall cease to have any attorney-client relationship with Dentons, including with respect to any matter arising after the Closing, unless Dentons is specifically engaged in writing by the Company to represent the Company after Closing. For the avoidance of doubt, on and after the Closing, the Company and its Subsidiaries shall (i) continue to hold the attorney-client privilege with respect to (A) all matters in which Dentons has acted as counsel for the Company or any of its Subsidiaries, other than the Acquisition Engagement, and (B) all communications between the Company or any of its Subsidiaries, on the one hand, and Dentons, on the other hand, except for the Acquisition Engagement Communications; and (ii) to the extent that any communications (other than the Acquisition Engagement Communications) are in the files of Dentons and constitute property of the client, the Company and its Subsidiaries shall continue to hold such property rights.

(e)                Consent and Waiver of Conflicts of Interest. The Seller, the Company (on its own behalf and on behalf of its Subsidiaries) and Purchaser consent to the foregoing arrangements.

[The remainder of this page has been intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

Quality Technology Services Holding, LLC

By: /s/ Chad L. Williams
        Name: Chad L. Williams
        Title: Chief Executive Officer

CARPATHIA HOLDINGS, LLC

By: /s/ Sean C. White_
        Name: Sean C. White
        Title: Authorized Signatory

CARPATHIA ACQUISITION, INC.

By: /s/ Sean C. White
        Name: Sean C. White
        Title: President & Treasurer

Exhibit A

Escrow Agreement

ESCROW AGREEMENT

ESCROW AGREEMENT (this “Agreement”), dated as of [ ], 2015 (the “Closing Date”) by and among CARPATHIA HOLDINGS, LLC, a Delaware limited liability company (“Seller”), QUALITY TECHNOLOGY SERVICES HOLDING, LLC, a Delaware limited liability company (“Purchaser”, and together with the Seller sometimes referred to individually as “Party” and collectively as the “Parties”), and JPMorgan Chase Bank, N.A. (“Escrow Agent”).

WHEREAS, Seller, Purchaser, Carpathia Acquisition, Inc., a Delaware corporation (the “Company”), and Carpathia Acquisition, Inc. have entered into that certain Stock Purchase Agreement dated as of [ ], 2015 (the “Purchase Agreement”), pursuant to which Purchaser has purchased all of the shares of capital stock of the Company on the date hereof. Capitalized terms used but not otherwise defined herein shall have their respective meanings as set forth in the Purchase Agreement; provided, however, that the Escrow Agent shall not be deemed to have any knowledge of or duty to ascertain the meaning of any capitalized term not otherwise defined in this Agreement;

WHEREAS, pursuant to Section 2.2(b)(iii) of the Purchase Agreement, the parties thereto agreed that at the Closing, Purchaser shall deliver to Escrow Agent the sums of (A) $20,000,000 (the “Indemnity Amount”), which shall be deemed to be the “Indemnity Escrow Funds” provided for in the Purchase Agreement and (B) $10,000,000 (the “Working Capital Amount” and, together with the Indemnity Amount, the “Escrow Funds”), which Working Capital Amount shall be deemed to be the “Working Capital Escrow Funds” provided for in the Purchase Agreement, each being a portion of the purchase price payable to Seller under the Purchase Agreement, to be held in escrow with Escrow Agent under the terms of this Agreement;

WHEREAS, Purchaser and Seller desire that Escrow Agent serve as escrow agent upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Escrow Agent is willing to act as escrow agent upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth in this Agreement and in the Purchase Agreement, the parties agree as follows:

1.                  Appointment of Escrow Agent.

(a)                Upon the terms and subject to the conditions set forth in this Agreement, Purchaser and Seller hereby appoint Escrow Agent as their escrow agent to receive, hold in escrow, invest and reinvest, and distribute the Escrow Funds and all interest and earnings thereon (collectively, the “Escrow Interest” and, together with the Escrow Funds, the “Escrow Amount”) in accordance with this Agreement, and Escrow Agent hereby accepts such appointment and agrees to perform all duties expressly set forth in this Agreement. It is hereby expressly stipulated and agreed that the Escrow Interest shall become part of the Escrow Amount for all purposes.

(b)               Escrow Agent agrees to (i) accept delivery of the Escrow Funds and hold the Escrow Amount in escrow as a fund available to secure the obligations owed by Seller to Purchaser pursuant to the Purchase Agreement upon the terms provided in this Agreement, (ii) hold the Indemnity Amount in a segregated account (the "Indemnity Account") from the Working Capital Amount (the "Working Capital Account"), (iii) invest and reinvest the Escrow Amount in accordance with this Agreement, and (iv) release and disburse the Escrow Amount in accordance with the terms and conditions of this Agreement. Upon receipt of the Escrow Funds, Escrow Agent shall acknowledge receipt thereof by email to Purchaser and Seller in accordance with the provisions of Section 9 hereof.

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2.                  Delivery of Funds to Escrow Agent. Pursuant to Section 2.2(b)(iii) of the Purchase Agreement, Purchaser shall deposit the Escrow Funds with Escrow Agent on the Closing Date. Escrow Agent shall hold in escrow the Escrow Amount under the terms of this Agreement and distribute the Escrow Amount in accordance with the provisions of Section 5 hereof.

3.                  Rights and Obligations of Escrow Agent.

(a)                Duties. Escrow Agent hereby accepts its obligations under this Agreement, and represents that it has the legal power and authority to enter into this Agreement and to perform its obligations hereunder. Escrow Agent agrees that the Escrow Amount held by Escrow Agent under this Agreement shall be segregated from all other property held by Escrow Agent, shall be designated under the account names “Project Swish Indemnity Escrow Account” and “Project Swish Working Capital Account” (together, the “Escrow Accounts”) and otherwise shall be identified as being held in connection with this Agreement. Segregation may be accomplished by appropriate identification on the books and records of Escrow Agent. Escrow Agent agrees that its documents and records with respect to the transactions contemplated by this Agreement shall be available for examination by Authorized Persons of Purchaser and Seller. Escrow Agent agrees to deliver to Purchaser and Seller written statements not less than monthly summarizing any activity with respect to the Escrow Amount (including all accrued Escrow Interest) and detailing the balance thereof.

(b)               No Other Duties. Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties, including but not limited to any fiduciary duties, shall be implied by this Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the parties, in connection with, if any, including without limitation the Purchase Agreement (the “Underlying Agreements”), nor shall Escrow Agent be required to determine if any person or entity has complied with any Underlying Agreement, nor shall any additional obligations of Escrow Agent be inferred from the terms of any Underlying Agreements, even though reference thereto may be made in this Agreement.

(c)                Compensation; Acknowledgment. Escrow Agent shall be entitled to receive (i) compensation for its regular services as escrow agent under this Agreement in accordance with the fee schedule attached hereto as Schedule 1 and (ii) reimbursement for all reasonable and documented out-of-pocket expenses incurred by Escrow Agent in fulfilling its obligations under this Agreement, including, without limitation, reasonable fees and disbursements of legal counsel, along with any fees or charges for accounts, including those levied by any governmental authority with Escrow Agent may impose, charge or pass-through, which unless otherwise agreed in writing, shall be described in Schedule 1 attached hereto (collectively, “Other Expenses”). The fees set forth on Schedule 1 shall be paid upon execution of this Agreement one-half by Purchaser and one-half by Seller. The Other Expenses shall be paid from time to time as incurred, one-half by Purchaser and one-half by Seller. Purchaser and Seller hereby grant Escrow Agent a lien, a right of set off and security interest to the Escrow Amount for any claim for compensation, expenses and amounts due to Escrow Agent hereunder. Notwithstanding the foregoing, Purchaser and Seller shall not be responsible for any Other Expenses to the extent such Other Expenses arise out of or relate to or result from the gross negligence or willful misconduct of Escrow Agent. If any amount is withdrawn from the Escrow Amount to compensate or reimburse the Escrow Agent under this Section 3(c), Seller and Purchaser shall each immediately replenish an amount equal to 50% of the amount withdrawn, to the extent Seller or Purchaser, respectively, has not already paid its portion of such Escrow Agent compensation or reimbursement to the Escrow Agent. In addition, if any amount paid by Seller or Purchaser on account of the fees or Other Expenses pursuant to this Section 3(c) is in excess of one-half thereof, the party that paid such excess amount shall be entitled to reimbursement of such amount (plus all reasonable and documented attorneys’ fees and expenses incurred in connection with enforcing this provision, if any) from the other. The obligations contained in this Section 3(c) shall survive the termination of this Agreement and the resignation, replacement or removal of Escrow Agent. Purchaser and Seller acknowledge and agree to the disclosures and agreements set forth in Schedule 1.

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(d)               Resignation of Escrow Agent. Escrow Agent may, at any time, resign by giving thirty (30) days advance notice in writing of such resignation (a “Notice of Resignation”) to Purchaser and Seller, specifying a date when such resignation shall take effect. If a successor Escrow Agent shall not have been appointed within thirty (30) days after the giving of the Notice of Resignation, or joint written instructions from Purchaser and Seller provided to the Escrow Agent to deliver the Escrow Amount to another person as provided below, or if such delivery is contrary to applicable law, at any time on or after the effective resignation date, Escrow Agent either (i) may appoint a successor Escrow Agent of its own choice; or (ii) interplead the Escrow Amount with a court located in the State of New York and the costs, expenses and reasonable attorney’s fees which are incurred in connection with such proceeding may be charged against and withdrawn from the Escrow Amount. Any appointment of a successor Escrow Agent shall be binding upon Purchaser and Seller and no appointed successor Escrow Agent shall be an agent of Escrow Agent. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Amount (without any obligation to reinvest the same) and to deliver the same to any appointed successor Escrow Agent designated by Purchaser and Seller, or such other person designated by Purchaser and Seller, or in accordance with the directions of a final court order, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 3(g).

(e)                Removal of Escrow Agent. By mutual agreement, Purchaser and Seller shall have the right at any time, upon not less than ten (10) days’ prior written notice to Escrow Agent, to terminate their appointment of Escrow Agent as Escrow Agent, or any successor Escrow Agent, as Escrow Agent hereunder; provided that, a successor has been appointed and qualified to act as Escrow Agent.

(f)                Liability of Escrow Agent. Escrow Agent undertakes to perform such duties as are expressly set forth in this Agreement. Escrow Agent shall have no liability except as expressly set forth herein or in connection with the performance of such duties as are expressly set forth herein and except to the extent that a final adjudication of a court of competent jurisdiction determines that Escrow Agent’s gross negligence or willful misconduct was the cause of any direct loss to Purchaser or Seller. Escrow Agent may consult with legal counsel, accountants and other skilled persons to be selected and retained by it (which counsel, accountant or skilled person shall be of Escrow Agent’s own choosing, but may not be providing services to Purchaser or Seller) regarding any of its duties or obligations hereunder and shall have no liability with respect to any action taken by it in accordance with advice received from such counsel, accountants or skilled persons. Escrow Agent shall not be liable for any other act or failure to act under or in connection with this Agreement, except that notwithstanding any other provision of this Agreement, Escrow Agent shall be liable for its own gross negligence, willful misconduct and bad faith. Escrow Agent’s duties hereunder shall be determined only by reference to this Agreement and applicable laws, and Escrow Agent shall not be charged with any duties or responsibilities pursuant to any other document or agreement. In the event that any conflict between the terms and provisions of this Agreement and those of the Purchase Agreement, any schedule or exhibit attached to this Agreement or any other agreement between Purchaser and Seller, the terms and conditions of this Agreement shall control with respect to the duties and obligations of Escrow Agent hereunder. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

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(g)                Indemnification of Escrow Agent. Purchaser and Seller shall jointly and severally indemnify, defend and hold harmless Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, managers, attorneys, accountants, experts, agents and employees (each, an “Indemnitee”) from and against any and all claims, costs, expenses, demands, judgments, losses, damages, liabilities, penalties, settlements actions, suits, proceedings, litigation, investigations, costs or expenses (including, without limitation, reasonable and documented fees and expenses of outside legal counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Losses”) arising out of or in connection with (i) Escrow Agent’s execution and performance of this Agreement, the enforcement of any rights or remedies under or in connection with this Agreement, except to the extent such Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence, willful misconduct, or bad faith of Escrow Agent, and (ii) its following, accepting or acting upon any instructions or other directions from Purchaser and Seller received in accordance with the terms and provisions of this Agreement, except to the extent such Losses result from a breach by Escrow Agent of this Agreement. The parties hereto acknowledge that the foregoing indemnities shall survive the resignation, replacement or the removal of Escrow Agent or the termination of this Agreement. Purchaser and Seller hereby grant Escrow Agent a lien on, right of set-off against and security interest in, the Escrow Amount for the payment of any claim for indemnification, expenses and amounts due hereunder. In furtherance of the foregoing, Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Escrow Amount for its own account or for the account of an Indemnitee any amounts due to Escrow Agent or to an Indemnitee under this Section 3(g). If any amount is withdrawn from the Escrow Amount to indemnify the Escrow Agent or an Indemnitee for Losses under this Section 3(g), Seller and Purchaser shall each immediately replenish an amount equal to 50% of the amount withdrawn, to the extent Seller or Purchaser, respectively, has not already paid its portion of such Losses to the Escrow Agent or the Indemnitee. In addition, as between the Parties, if any amount paid by Seller or Purchaser on account of indemnification obligations owed pursuant to this Section 3(g) is in excess of one-half thereof, the Party that paid such excess amount shall be entitled to reimbursement of such amount (plus all reasonable and documented attorneys’ fees and expenses incurred in connection with enforcing this provision, if any) from the other Party. The obligations contained in this Section 3(g) shall survive the termination of the Agreement and the resignation, replacement or removal of Escrow Agent.

(h)               Reliance on Documentary Evidence. (i) Any instructions setting forth, claiming, containing, objecting to or in any way related to the transfer or distribution of the Escrow Amount, must be in writing, executed by an Authorized Person, as hereinafter defined, of one or both of Seller and Purchaser as required by the applicable provision of this Agreement, and delivered to Escrow Agent only by confirmed facsimile or as a Portable Document Format (“PDF”), attached to an email on a Business Day only at the fax number or email address set forth in Section 9 below. Attached hereto as Schedule 2-A and Schedule 2-B are the names, titles and specimen signatures of each of the persons (each, an “Authorized Person”) authorized, on behalf of Purchaser or Seller as the case may be, to execute and deliver written notices and directions to Escrow Agent hereunder. Each Schedule 2 shall be signed by any Manager or any Secretary, any Assistant Secretary or other duly authorized officer of Purchaser and Seller.

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(ii)               Escrow Agent shall be entitled to rely upon any written notice, certificate, affidavit, letter, document or other communication that is reasonably believed by Escrow Agent in good faith to be genuine and to have been signed by an Authorized Person of the proper party or parties, without further inquiry or investigation. Any notice, document, instruction or request delivered by Purchaser or Seller, but not required under this Agreement, may be disregarded by Escrow Agent and may be returned to the sending party.

(iii)             Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Accounts. In the event that Escrow Agent shall be uncertain, or believes there is some ambiguity, as to its duties or rights hereunder or receives instructions, claims or demands from any party hereto which in Escrow Agent’s judgment conflict with any of the provisions of this Agreement, or if Escrow Agent receives conflicting instructions from the parties, Escrow Agent shall, promptly notify Seller and Purchaser and (A) refrain from taking any action until it shall be given (1) a joint written direction executed by Authorized Persons of both Purchaser and Seller which eliminates such conflict or (2) a court order issued by a court of competent jurisdiction (it being understood that Escrow Agent shall be entitled conclusively to rely and act upon any such court order and shall have no obligation to determine whether any such court order is final); or (B) file an action in interpleader.

(i)                 Interpleader. (i) In addition to its rights set forth in clause (iii) of Section 3(h), if Purchaser and Seller disagree about the interpretation of this Agreement, or about the rights and obligations or the propriety of any act contemplated by Escrow Agent hereunder, then Escrow Agent may, in its reasonable discretion, file an action of interpleader in the appropriate court of competent jurisdiction and deposit all of the Escrow Amount with such court and the costs, expenses and reasonable attorney’s fees which are incurred with such proceeding may be charged against and withdrawn from the Escrow Amount; provided, however, that any such action of interpleader shall not be deemed to modify the manner in which Escrow Agent is entitled to make disbursements of the Escrow Amount as set forth in this Agreement other than to tender the Escrow Amount into the registry of such court. If any amount is withdrawn from the Escrow Amount to cover such costs of interpleader under this Section 3(i), Seller and Purchaser shall each immediately replenish an amount equal to 50% of the amount withdrawn, to the extent Seller or Purchaser, respectively, has not already paid its portion of such amounts.

(ii)               If, at any time, Escrow Agent receives a copy of the final, nonappealable order of a court of competent jurisdiction from the prevailing party, certified by counsel that such order is final and nonappealable, along with written instructions from an Authorized Person of the instructing party to effectuate such order or joint written instructions signed by an Authorized Person of each of Purchaser and Seller, directing delivery of the Escrow Amount, Escrow Agent shall comply with such order or instructions. Escrow Agent shall be entitled conclusively to rely upon any such certification and instruction and shall have no responsibility to review the order to which such certification and instruction refers or to make any determination as to whether such order is final.

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4.                  Investment. Escrow Agent shall invest and reinvest the Escrow Amount in a JPMorgan Money Market Deposit Account (“MMDA”) or in such other investments (“Alternative Investments”), and any instructions to change investments, as Purchaser and Seller may from time to time mutually agree upon, must be in writing executed by an Authorized Person of each of Purchaser and Seller, shall specify the type and identity of the Alternative Investments to be purchased and/or sold, and delivered to Escrow Agent. The rate of return on an MMDA varies from time to time as determined by Escrow Agent. All investments of the Escrow Amount shall be held by, or registered in the name of, Escrow Agent or its nominee. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity and the Escrow Agent or any affiliated entity may act as counterparty with respect to such investments. Escrow Agent or any of its affiliates may receive compensation with respect to any Alternative Investment directed hereunder including without limitation charging any applicable agency fee or trade execution fee in connection with each transaction. Purchaser and Seller recognize and agree that Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of the Escrow Amount or the purchase, sale, retention or other disposition of any investment described herein and has made an independent assessment of the suitability for its own purposes of any of any investment hereunder. Market values, exchange rates and other valuation information (including without limitation, market value, current value or notional value) of any Alternative Investment furnished in any report or statement may be obtained from third party sources and is furnished for the exclusive use of the Parties.  Escrow Agent has no responsibility whatsoever to determine the market or other value of any Alternative Investment and makes no representation or warranty, express or implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of an Alternative Investment.  The Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement, any liquidation of any investment prior to its maturity, or the failure of the Authorized Persons of both Purchaser and Seller to give Escrow Agent instructions to invest or reinvest the Escrow Amount. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement.

5.                  Distributions. Escrow Agent shall distribute the Escrow Amount in accordance with the following provisions:

(a)                (i) Indemnity Escrow Claims by Purchaser. If Purchaser delivers to Escrow Agent and Seller a certificate in substantially the form of Exhibit A attached hereto in which Purchaser claims indemnification or an amount otherwise due to it from the Indemnity Amount pursuant to the terms of the Purchase Agreement (any such claim, a “Pending Claim”), then Escrow Agent shall promptly pay to Purchaser out of the Indemnity Account the amount of the Indemnity Amount set forth in such certificate in accordance with such certificate on the first Business Day after the tenth (10th) calendar day following the date such certificate is received by Escrow Agent; provided, however, that no such payment shall be made if Escrow Agent receives from Seller prior to 5:00 p.m. New York Time on the tenth (10th) calendar day following the date such certificate is received by Escrow Agent, a certificate in substantially the form of Exhibit B attached hereto, pursuant to which Seller objects to such claim (an “Objection Notice”). If Escrow Agent and Purchaser receive an Objection Notice from Seller within such ten (10) calendar day period, then Escrow Agent shall (x) disburse from the Indemnity Account to Purchaser the Agreed Portion of the Indemnity Amount identified in such Objection Notice, if any, and (y) hold in the Indemnity Account the Disputed Portion of the Indemnity Amount identified in such Objection Notice, until receipt of (A) notice of a judgment in substantially the form of Exhibit C attached hereto or (B) joint notification in substantially the form of Exhibit E attached hereto.

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(ii) Judgment. If a court of competent jurisdiction awards a judgment which is not subject to further appeal relating to a Pending Claim submitted pursuant to Section 5(a)(i), then Purchaser or Seller shall deliver to Escrow Agent a written certificate in substantially the form of Exhibit C attached hereto, instructing Escrow Agent to deliver to Purchaser or Seller, as applicable, a portion of the Indemnity Amount from the Indemnity Account, in the amount of such judgment. Such certificate shall state the amount of the Indemnity Amount that Escrow Agent shall deliver and be accompanied by a true, correct and complete copy of the order or other evidence of judgment and accompanied by a written certification from counsel for the instructing party attesting that such judgment is final and not subject to further proceedings or appeal. Escrow Agent shall deliver from the Indemnity Account the lesser of (x) the stated amount of the Indemnity Amount to Purchaser or Seller, as applicable, on the tenth (10th) day after it receives such certificate and (y) the total amount of the Indemnity Amount. Unless Escrow Agent is otherwise jointly instructed in writing by Purchaser and Seller, any amounts disbursed by Escrow Agent hereunder to Seller shall be disbursed: (i) ____% to Seller and (ii) ____% (representing the Aggregate Option Holder Pro Rata Share) to the Company for the benefit of and further distribution to the Option Holders of the Seller in accordance with the Option Allocation Schedule (defined in the Purchase Agreement), less any applicable withholding amounts required by law.

(iii) Indemnity Release Date. On the first (1st) Business Day following the fifteen (15) month anniversary of the date hereof (the “Indemnity Release Date”), Escrow Agent shall release and deliver to Seller an amount equal to (x) the balance of the Indemnity Amount from the Indemnity Account together with interest accrued thereon held by Escrow Agent on such date, less (y) the total amount of any Pending Claims on such date; provided, however, that if the sum described in the foregoing clause (y) exceeds the balance of the Indemnity Escrow Amount in the Indemnity Account prior to such release, no such release shall be made. Unless Escrow Agent is otherwise jointly instructed in writing by Purchaser and Seller, any amounts disbursed by Escrow Agent hereunder to Seller shall be disbursed from the Indemnity Account: (i) ____% to Seller and (ii) ____% (representing the Aggregate Option Holder Pro Rata Share) to the Company for the benefit of and further distribution to the Option Holders of the Seller in accordance with the Option Allocation Schedule (defined in the Purchase Agreement), less any applicable withholding amounts required by law.

For purposes of this Agreement, “Business Day” shall mean any calendar day other than Saturday, Sunday or other calendar day on which commercial banks in New York, New York are authorized or required by law or executive order to close.

(b)               Distribution of Working Capital Amount to Seller. (i) No later than the third (3rd) Business Day (such date, the "Working Capital Release Date") following the determination of the Final Payment Adjustment Amount (or, if the Final Payment Adjustment Amount is the subject of a Disputed Matter, the undisputed portion thereof) under the Purchase Agreement, Purchaser and Seller shall deliver a joint notification in substantially the form of Exhibit D attached hereto to Escrow Agent directing Escrow Agent to release from the Working Capital Account and deliver to Seller and/or Purchaser the Working Capital Amount and all Escrow Interest accrued thereon (which portion payable to Purchaser shall include a portion of the Escrow Interest payable, but not previously distributed, in accordance with Sections 5(d) and 8). As between the Parties, if any portion of the Final Payment Adjustment Amount is the subject of the Disputed Matter, then following delivery of an Auditor Determination pursuant to the Purchase Agreement (or a court of competent jurisdiction awards a judgment not subject to further appeal in connection with the final determination of the Final Payment Adjustment Amount), if joint notification is not delivered during such time period prior to the Auditor Determination, then either Purchaser or Seller shall be entitled to deliver to Escrow Agent a written certificate in substantially the form of Exhibit C attached hereto, instructing Escrow Agent to deliver to Purchaser or Seller, as applicable, from the Working Capital Account the amount provided in such Auditor Determination, up to the Working Capital Amount plus the Escrow Interest accrued thereon. Such certificate shall state the amount of the Working Capital Amount that Escrow Agent shall deliver to each Party and be accompanied by a true, correct and complete copy of the Auditor Determination (or, a true, correct and complete copy of the order of a court of competent jurisdiction accompanied by a written certification from counsel for the instructing party that such judgment is final and not subject to further proceedings or appeal). Escrow Agent shall be entitled conclusively to rely upon any such instruction and shall have no responsibility to review the Auditor Determination (or final order of a court of competent jurisdiction) to which such instruction refers or to make any determination as to whether such determination is final. Escrow Agent agrees to release any such amount from the Working Capital Account on the first Business Day following its receipt of either of such notifications. Unless Escrow Agent is otherwise jointly instructed in writing by Purchaser and Seller, any amounts disbursed by Escrow Agent hereunder to Seller shall be disbursed from the Working Capital Account: (i) ____% to Seller and (ii) ____% (representing the Aggregate Option Holder Pro Rata Share) to the Company for the benefit of and further distribution to the Option Holders of the Seller in accordance with the Option Allocation Schedule, less any applicable withholding amounts required by law.

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(c)                Retained Amounts. Any Escrow Funds remaining in the Indemnity Account following the Indemnity Release Date shall only be released in accordance with the provisions of Section 5(a), and (b) any Escrow Funds remaining in the Working Capital Account following the Working Capital Release Date shall only be released in accordance with the provisions of Section 5(b).

(d)               Distribution of Escrow Interest. Notwithstanding anything to the contrary contained herein, all Escrow Interest shall be held in escrow by Escrow Agent in accordance with the terms of this Agreement and distributed as follows: a portion of Escrow Interest shall be distributed in accordance with Section 8 and thereafter, contemporaneously with the distribution by Escrow Agent to or for the account of Purchaser or Seller of any portion of the Escrow Funds, Escrow Agent shall include in such distribution the accrued Escrow Interest (reduced by Escrow Interest distributed to Seller under Section 8), if any, attributable to the portion of the Escrow Funds so distributed.

(e)                Security Procedure. No instruction for or related to the transfer or distribution of the Escrow Amount shall be deemed delivered and effective unless Escrow Agent actually shall have received such instruction only at the facsimile or email address provided to the parties by Escrow Agent in accordance with Section 9 and as further evidenced by a confirmed transmittal to that email address and Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder. Escrow Agent shall not be liable to any party or other person for refraining from acting upon any instruction for or related to the transfer or distribution of the Escrow Amount if delivered to any other email address, including but not limited to a valid email address of any employee of Escrow Agent.

(f)                Confirmation by Escrow Agent. In the event fund transfer instructions are received by Escrow Agent by facsimile or a PDF attached to an email, Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the Authorized Persons on Schedules 2A or 2B and, so long as Escrow Agent is acting reasonably and in good faith, Escrow Agent may rely upon the confirmation of anyone purporting to be an Authorized Person. The information in Schedules 2A and 2B may be changed only in writing by an Authorized Person of Seller or an Authorized Person of Purchaser, or other duly authorized officer of the applicable party, as the case may be, actually received by Escrow Agent via facsimile or PDF attached to an email. Except as set forth in Section 5(g), Section 5(h) and Section 5(i) below, no funds will be disbursed until an Authorized Person is able to confirm such instructions by telephone callback. Escrow Agent, any intermediary bank and the beneficiary’s bank in any funds transfer may rely upon the identifying number of the beneficiary’s bank or any intermediary bank included in a funds transfer instruction provided by Purchaser or Seller and confirmed by an Authorized Person. Further the beneficiary’s bank in the funds transfer instruction may make payment on the basis of the account number provided in such party’s or the parties’ instruction and confirmed by an Authorized Person even though it identifies a person different from the named beneficiary.

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(g)                Standing Instructions for Purchaser. Purchaser acknowledges that Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Purchaser under this Agreement without a verifying call-back as set forth in Section 5(f) above:

Bank Name: Bank Address:
ABA Number:
Account Number:
Account Name: Account Address: If Applicable: FFC A/C Name: FFC A/C #: FFC A/C Address:

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(h) Standing Instructions for Seller. Seller acknowledges that Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to Seller under this Agreement without a verifying call-back as set forth in Section 5(f) above:

Bank Name: Bank Address:
ABA Number:
Account Number:
Account Name: Account Address: If Applicable: FFC A/C Name: FFC A/C #: FFC A/C Address:

(i) Standing Instructions for the Company. Purchaser and Seller acknowledge that Escrow Agent is authorized to use the following funds transfer instructions to disburse any funds due to the Company under this Agreement without a verifying call-back as set forth in Section 5(f) above; provided, that after the date of this Agreement, Purchaser may designate alternate standing funds transfer instructions by notice to Escrow Agent and Seller in accordance with Section 9 hereof:

Bank Name: Bank Address:
ABA Number:
Account Number:
Account Name: Account Address: If Applicable: FFC A/C Name: FFC A/C #: FFC A/C Address:

(j) Purchaser and Seller acknowledge that there are certain security, corruption, transmission error and access availability risks associated with using open networks such as the internet and the Parties hereby expressly assume such risks.

6.                  Termination of Agreement. This Agreement and the escrow created hereby shall terminate upon the disbursement or release of the entire amount of the Escrow Amount by Escrow Agent in accordance with the terms hereof, including into a court of competent jurisdiction, as provided above.

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7.                  No Limitation of Rights. The existence or termination of this Agreement shall not limit, expand or otherwise affect any rights or obligations of any Person under the Purchase Agreement or any other agreement entered into in connection therewith.

8.                  Taxes. Upon execution of this Agreement, each of Seller and Purchaser shall provide Escrow Agent with a duly and properly completed and executed W-9 or W-8 Internal Revenue Service form, as applicable, which shall include its Tax Identification Number (TIN) as assigned by the Internal Revenue Service, together with such other documents as requested by the Escrow Agent. For tax purposes, the Escrow Funds and the Escrow Interest shall be treated as beneficially owned by Seller. Seller shall pay all the taxes on the Escrow Interest, and shall receive a distribution from the Escrow Interest equal to 43% of the Escrow Interest earned during the calendar year within a commercially reasonable time after the end of such calendar year. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. Seller and Purchaser hereby represent to Escrow Agent that no other tax reporting of any kind is required given the underlying transactions giving rise to this Agreement. .

9.                  Notices. Except as set forth in Section 3(h), all communications under this Agreement shall be in writing or set forth in a PDF attached to an email and shall be executed by the an Authorized Person of Purchaser or Seller and shall be delivered substantially concurrently to the other parties in the same manner as provided to Escrow Agent. The Escrow Agent shall be entitled to conclusively assume, without any need for independent verification that such notice or other communications was delivered to the other party concurrently with delivery of such notice or other communication to Escrow Agent. All notices, instructions and other communications under this Agreement shall be shall be deemed to be duly given after it has been received and the receiving party has had a reasonable time to act upon such communication if it is sent or served by overnight courier, facsimile or email, as follows:

If to Seller, to it at:

Carpathia Holdings, LLC
c/o Spire Capital Management, LLC
1500 Broadway, Suite 1811
New York, NY
Attention: Sean C. White and Don Stewart

Email:
Telephone: 212-218-5400
Fax: 212-218-5455

with a copy, which shall not constitute notice, to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Paul A. Gajer, Esq.
Email: paul.gajer@dentons.com
Telephone: 212-398-5293

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If to Purchaser to:

Quality Technology Services Holding, LLC

c/o QTS Realty Trust, Inc.

12851 Foster St.

Overland Park, Kansas 66213

Attention: Shirley E. Goza

Email: shirley.goza@qtsdatacenters.com

Telephone: 913-312-5503
Fax: 877-637-1707

with a copy, which shall not constitute notice, to:

Hogan Lovells US LLP

555 Thirteenth Street, NW

Washington, DC 20004

Attention: David W. Bonser

Email: david.bonser@hoganlovells.com

Telephone: 202-637-5868

Fax: 202-637-5910

If to Escrow Agent, to:

JPMorgan Chase Bank, N.A.
4 New York Plaza, 11th Floor
New York, NY 10004
Attention: Nadia Moneva/Saverio A. Lunetta
Email: ec.escrow@jpmorgan.com
Facsimile: 212-552-2803/2812

or to such other Person or address as any party shall have specified by notice in writing in accordance with this Section to the other parties hereto. Any notices and communications received after 5 pm New York City time shall be deemed to have been received on the next Business Day.

10. Miscellaneous.

(a)                Assignment. Except as provided below, none of the parties may assign or delegate this Agreement or its rights or obligations hereunder, in whole or in part, voluntarily or by operation of law, without the prior written consent of the other parties, and any attempted assignment without such consent shall be void and without legal effect; provided, however, that Purchaser may collaterally assign its rights to payments under this Agreement to any: (i) lender of Purchaser or (ii) lender of an Affiliate of Purchaser, but such assignment shall not entitle such lender to instruct Escrow Agent hereunder.

(b)               Parties in Interest. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective permitted successors and permitted assigns. There are no third-party beneficiaries of this Agreement. Nothing contained in this Agreement shall be deemed to confer upon any other Person other than the parties hereto any right or remedy, express or implied, under or by reason of this Agreement.

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(c)                Law and Forum. (i) This Agreement shall be construed and interpreted according to the internal laws of the State of New York, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Purchaser, Seller and Escrow Agent each agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of this Agreement or the transactions contemplated hereby shall be brought in the United States District Court sitting in the Borough of Manhattan in New York, New York (or, if jurisdiction is there lacking, in a state court of cognizant jurisdiction in the Borough of Manhattan in New York, New York). To the extent that in any jurisdiction either party may now or hereafter be entitled to claim itself or its assets, immunity from suit, execution attachment (before or after judgment), or other legal process, such party shall not claim, and it hereby irrevocable waives, such immunity. Each of Purchaser, Seller and Escrow Agent hereby consents to the jurisdiction of such courts (and of the appropriate appellate court therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, actions or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on a party hereto anywhere in the world, whether within or without the jurisdiction of any such court. Each of Purchaser and Seller. severally and not jointly, represent, warrant and covenant that (i) each document, notice, instruction or request provided by such party to Escrow Agent shall comply with applicable laws and regulations, (ii) such party has full power and authority to enter into, execute and deliver this Agreement and to perform all of the duties and obligations to be performed by it hereunder; and (iii) the person(s) executing this Agreement on such party’s behalf and certifying Authorized Persons in the applicable Schedule 2 have been duly and properly authorized to do so, and each Authorized Person of such party has been duly and properly authorized to take the actions specified for such person in the applicable Schedule 2. Except as expressly provided in Section 3(g), nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than Escrow Agent and the parties any legal or equitable right, remedy, interest or claim under or in respect of the Escrow Amount or this Agreement. Notwithstanding the foregoing, it is understood and agreed that any disputes between Purchaser and Seller relating to the merits of any claim for disbursement of amounts from the Escrow Amount shall be resolved only in accordance with and pursuant to the Purchase Agreement.

(i)                 The parties irrevocably and unconditionally waive any right to trial by jury with respect to any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(d)               Amendment and Modification. Except as expressly provided in Section 5(i) hereof, this Agreement may be amended or modified only by a written instrument signed by Purchaser, Seller and Escrow Agent.

(e)                Waiver. No waiver by any party of any of the provisions hereof shall be effective unless expressly set forth in writing and executed by the party so waiving. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

(f)                Entire Agreement. This Agreement (including the exhibits and schedules attached hereto), together with the Purchase Agreement, supersedes all prior agreements among the parties with respect to the subject matter of this Agreement and constitutes a complete and exclusive statement of the terms of the agreement among the parties with respect to the subject matter of this Agreement. There have been and are no agreements, representations or warranties among the parties other than those set forth or provided for in this Agreement, and the Purchase Agreement, and the other agreements and documents contemplated thereby. This Agreement is not intended to expand, limit or otherwise modify any of the right and obligations of Purchaser and Seller under the Purchase Agreement, and shall not be construed to have any such effect.

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(g)                Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof, or the application thereof to Persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by applicable law.

(h)               Headings. The headings of the sections and subsections of this Agreement are for ease of reference only and do not evidence the intentions of the parties.

(i)                 Counterparts. This Agreement and any joint instruction may be executed by facsimile signature pages or PDF attached to an email and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j)                 Force Majeure. In the event that Escrow Agent is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, electrical outages, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, Escrow Agent shall not be liable for damages to Purchaser or Seller for any damages resulting from such failure to perform. Performance by Escrow Agent under this Agreement shall resume when Escrow Agent is able to substantially perform its obligations hereunder.

(k)               Successor Escrow Agent. Any corporation into which Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the escrow business of Escrow Agent in its individual capacity may be transferred, shall be Escrow Agent under this Agreement without further act.

(l)                 Compliance with Court Orders. In the event that a legal garnishment, attachment, levy restraining notice or court order is served with respect to any of the Escrow Amount, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be entered or issued by any court affecting the property deposited in the Escrow Accounts under this Agreement, Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with any such orders, judgment or decree, which Escrow Agent is advised by legal counsel of its own choosing (but such counsel may not be counsel to Purchaser or Seller) is binding upon it, whether with or without jurisdiction, and in the event that Escrow Agent obeys or complies with any such judgment, order or decree, it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance even if such judgment, order or decree is subsequently reversed, modified, annulled, set aside or vacated.

(m)                Information. Purchaser and Seller authorize the Escrow Agent to disclose information with respect to this Agreement and the account(s) established hereunder, the parties, or any transaction hereunder if such disclosure is: (i) to a proposed assignee of the rights of Escrow Agent; (ii) to a branch, affiliate, subsidiary, employee or agent of the Escrow Agent or to their auditors, regulators or legal advisers or to any competent court; (iii) upon the written request of Purchaser or Seller, to the auditors of any of the Purchaser and Seller; or (iv) required by applicable law.

[SIGNATURES ON FOLLOWING PAGE]

- 14 -	Escrow Agreement

IN WITNESS WHEREOF, the undersigned have executed this Escrow Agreement as of the day and year first written above.

PURCHASER:

QUALITY TECHNOLOGY SERVICES HOLDING, LLC
EIN:

By:__________________________________________
Name:
Title:

SELLER:

CARPATHIA HOLDINGS, LLC
EIN:

By: __________________________________________
Name:
Title:

ESCROW AGENT:

JPMORGAN CHASE BANK, N.A.

By: __________________________________________
Name:
Title:

- 15 -	Escrow Agreement

SCHEDULE 1

FEE SCHEDULE

As the sole consideration for Escrow Agent’s performance of this Agreement, Escrow Agent shall receive an annual administrative fee of $2,500, without pro-ration for partial years, the first payment of which shall be made upon execution of the Escrow Agreement. Such fees shall be paid in accordance with Section 3(c) hereof.

Extraordinary Services and Out-of Pocket Expenses

Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Escrow Agent’s then standard rate. Disbursements, receipts, investments or tax reporting exceeding 25 items per year may be treated as extraordinary services thereby incurring additional charges. The Escrow Agent may impose, charge, pass-through and modify fees and/or charges for any account established and services provided by Escrow Agent, including but not limited to, transaction, maintenance, balance-deficiency, and service fees and other charges, agency or trade execution fees, including those levied by any governmental authority.

Fee Disclosure & Assumptions

Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review. JPMorgan reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or conditions or other factors change from those used to set our fees.

The escrow deposit shall be continuously invested in a JPMorgan Chase Bank money market deposit account (“MMDA”). MMDA have rates of compensation that may vary from time to time as determined by Escrow Agent.

Disclosures and Agreements

For purposes of these Disclosures and Agreements, any reference to “you” shall mean each of Purchaser and Seller.

Representations Relating to Section 15B of the Securities Exchange Act of 1934 (Rule 15Ba1-1 et seq.) (the “Municipal Advisor Rule). Purchaser represents and warrants to the Escrow Agent that for purposes of the Municipal Advisor Rules, none of the funds (if any) currently invested, or that will be invested in the future, in money market funds, commercial paper or treasury bills under this Agreement constitute or contain (i) proceeds of municipal securities (including investment income therefrom and monies pledged or otherwise legally dedicated to serve as collateral or a source or repayment for such securities) or (ii) municipal escrow investments (as each such term is defined in the Municipal Advisor Rule).   Purchaser also represents and warrants to the Escrow Agent that the person providing this certification has access to the appropriate information or has direct knowledge of the source of the funds to be invested to enable the forgoing representation to be made.  Further, Purchaser acknowledges that the Escrow Agent will rely on this representation until notified in writing otherwise.

- 16 -	Escrow Agreement

Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, you acknowledge that Section 326 of the USA PATRIOT Act and Escrow Agent’s identity verification procedures require Escrow Agent to obtain information which may be used to confirm your identity including without limitation name, address and organizational documents (“identifying information”). You agree to provide Escrow Agent with and consent to Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by Escrow Agent.

OFAC Disclosure. Escrow Agent is required to act in accordance with the laws and regulations of various jurisdictions relating to the prevention of money laundering and the implementation of sanctions, including but not limited to regulations issued by the U.S. Office of Foreign Assets Control. Escrow Agent is not obligated to execute payment orders or effect any other transaction where the beneficiary or other payee is a person or entity with whom Escrow Agent is prohibited from doing business by any law or regulation applicable to Escrow Agent, or in any case where compliance would, in Escrow Agent’s opinion, conflict with applicable law or banking practice or its own policies and procedures. Where Escrow Agent does not execute a payment order or effect a transaction for such reasons, Escrow Agent may take any action required by any law or regulation applicable to Escrow Agent including, without limitation, freezing or blocking funds. Transaction screening may result in delays in the posting of transactions.

Abandoned Property. Escrow Agent is required to act in accordance with the laws and regulations of various states relating to abandoned property and, accordingly, shall be entitled to remit dormant funds to any state as abandoned property in accordance with such laws and regulations.

THE FOLLOWING DISCLOSURES ARE REQUIRED TO BE PROVIDED UNDER APPLICABLE U.S. REGULATIONS, INCLUDING, BUT NOT LIMITED TO, FEDERAL RESERVE REGULATION D. WHERE SPECIFIC INVESTMENTS ARE NOTED BELOW, THE DISCLOSURES APPLY ONLY TO THOSE INVESTMENTS AND NOT TO ANY OTHER INVESTMENT.

Demand Deposit Account Disclosure. Escrow Agent is authorized, for regulatory reporting and internal accounting purposes, to divide an escrow demand deposit account maintained in the U.S. in which the Escrow Funds are held into a non-interest bearing demand deposit internal account and a non-interest bearing savings internal account, and to transfer funds on a daily basis between these internal accounts on Escrow Agent’s general ledger in accordance with U.S. law at no cost to the parties. Escrow Agent will record the internal accounts and any transfers between them on Escrow Agent’s books and records only. The internal accounts and any transfers between them will not affect the Escrow Funds, any investment or disposition of the Escrow Funds, use of the escrow demand deposit account or any other activities under this Agreement, except as described herein. Escrow Agent will establish a target balance for the demand deposit internal account, which may change at any time.  To the extent funds in the demand deposit internal account exceed the target balance, the excess will be transferred to the savings internal account, unless the maximum number of transfers from the savings internal account for that calendar month or statement cycle has already occurred.  If withdrawals from the demand deposit internal account exceeds the available balance in the demand deposit internal account, funds from the savings internal account will be transferred to the demand deposit internal account up to the entire balance of available funds in the savings internal account to cover the shortfall and to replenish any target balance that Escrow Agent has established for the demand deposit internal account.  If  a sixth transfer is needed during a calendar month or statement cycle, it will be for the entire balance in the savings internal account, and such funds will remain in the demand deposit internal account for the remainder of the calendar month or statement cycle.

- 17 -	Escrow Agreement

MMDA Disclosure and Agreement. If MMDA is the investment for the escrow deposit as set forth above or anytime in the future, you acknowledge and agree that U.S. law limits the number of pre-authorized or automatic transfers or withdrawals or telephonic/electronic instructions that can be made from an MMDA to a total of six (6) per calendar month or statement cycle or similar period. Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days’ notice prior to a withdrawal from a money market deposit account.

Unlawful Internet Gambling. The use of any account to conduct transactions (including, without limitation, the acceptance or receipt of funds through an electronic funds transfer, or by check, draft or similar instrument, or the proceeds of any of the foregoing) that are related, directly or indirectly, to unlawful Internet gambling is strictly prohibited.

- 18 -	Escrow Agreement

SCHEDULE 2-A

DESIGNATION OF AUTHORIZED PERSONS OF PURCHASER

The undersigned, ________________________, being the duly elected, qualified and acting ________________________ of Quality Technology Services Holding, LLC (“Purchaser”), does hereby certify:

1.                 That each of the following persons is at the date hereof an Authorized Person, as such term is defined in the Escrow Agreement, dated ________________, 2015, by and among Purchaser, Seller and Escrow Agent (the “Escrow Agreement”), that the signature appearing opposite each person’s name is the true and genuine signature of such person, and that each person’s contact information is current and up-to-date at the date hereof. Each of the Authorized Persons is authorized to issue instructions, confirm funds transfer instructions by callback and effect changes in Authorized Persons, all in accordance with the terms of the Escrow Agreement.

NAME	SIGNATURE	TELEPHONE & CELL NUMBERS
_____________________________	_____________________________	_____________________________ (cell)_________________________
_____________________________	_____________________________	_____________________________ (cell)_________________________
_____________________________	_____________________________	_____________________________ (cell)_________________________

2.                 That pursuant to Purchaser’s governing documents, as amended, the undersigned has the power and authority to execute this Designation on behalf of Purchaser, and that the undersigned has so executed this Designation this _____ day of ______, 2015.

Signature: _____________________________
Name: _____________________________
Title: _____________________________

FOR YOUR SECURITY, PLEASE CROSS OFF ANY UNUSED LINES IN THIS SCHEDULE 2-A

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature of the Authorized Person authorizing said funds transfer on behalf of such party.

- 19 -	Escrow Agreement

SCHEDULE 2-B

DESIGNATION OF AUTHORIZED PERSONS OF SELLER

The undersigned, ________________________, being the duly elected, qualified and acting ________________________ of Carpathia Holdings, LLC (“Seller”), does hereby certify:

1.                  That each of the following persons is at the date hereof an Authorized Person, as such term is defined in the Escrow Agreement, dated ________________, 2015, by and among Purchaser, Seller and Escrow Agent (the “Escrow Agreement”), that the signature appearing opposite each person’s name is the true and genuine signature of such person, and that each person’s contact information is current and up-to-date at the date hereof. Each of the Authorized Persons is authorized to issue instructions, confirm funds transfer instructions by callback and effect changes in Authorized Persons, all in accordance with the terms of the Escrow Agreement.

NAME	SIGNATURE	TELEPHONE & CELL NUMBERS
________________________	________________________	_______________________ (cell)____________________
________________________	________________________	________________________ (cell)____________________
__________________________	_______________________	_____________________ (cell)_________________

2.                 That pursuant to Seller’s governing documents, as amended, the undersigned has the power and authority to execute this Designation on behalf of Seller, and that the undersigned has so executed this Designation this _____ day of ______, 2015.

Signature: _____________________________
Name: _____________________________
Title: _____________________________

FOR YOUR SECURITY, PLEASE CROSS OUT ALL UNUSED SIGNATURE LINES ON THIS SCHEDULE 2-B

All instructions, including but not limited to funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature of the Authorized Person authorizing said funds transfer on behalf of such party.

- 20 -	Escrow Agreement

EXHIBIT A

ESCROW CLAIM

CERTIFICATE

TO:	JPMorgan Chase Bank, N.A. Email: ec.escrow@jpmorgan.com Attn: Nadia Moneva/ Saverio A. Lunetta

RE: Escrow Account no.[]

This Certificate is issued pursuant to that certain Escrow Agreement, dated as of [ ], 2015, among Carpathia Holdings, LLC, Quality Technology Services Holding, LLC, and you, as Escrow Agent (the “Escrow Agreement”). Capitalized terms used but not otherwise defined in this Certificate shall have the meanings ascribed to them in the Escrow Agreement.

Purchaser hereby certifies that it has a good faith belief that it [is] [may be] entitled to receive from the Indemnity Amount in the Indemnity Account the amount of $_______________ under the Escrow Agreement by virtue of an claim under the Purchase Agreement. The material facts and circumstances of such claim (to the extent known to Purchaser as of the date hereof) are summarized on Schedule I attached hereto; provided that Escrow Agent shall hold the matters described in Schedule I in strict confidence and shall not disclose such information to any other person unless such disclosure is required by applicable law or pursuant to a court order (and only then, after giving notice of such required disclosure to Purchaser and Seller

Accordingly, you are hereby instructed to distribute from the Indemnity Account, on the tenth (10th) calendar day after your receipt of this Certificate, the sum of $_______________ from the Indemnity Amount (plus all Escrow Interest accrued on such portion of the Indemnity Amount) to the undersigned by wire transfer to the following account:

Bank:

ABA No.:

Account No.:

Account Name:

Credit Account Address:

If Applicable:

  For Further Credit A/C Name:

  For Further Credit A/C Number:

  For Further Credit A/C Address:

  Reference:

[signature page follows]

- 21 -	Escrow Agreement

A copy of this Certificate has been given to Seller in accordance with the provisions of Sections 5(a) and 9 of the Escrow Agreement, evidence of which is attached hereto.

Dated: __________ __, 201_.

PURCHASER:

QUALITY TECHNOLOGY SERVICES HOLDING, LLC

By:

Name:

Title:

- 22 -	Escrow Agreement

EXHIBIT B

OBJECTION NOTICE

CERTIFICATE

TO:	JPMorgan Chase Bank, N.A. Email: ec.escrow@jpmorgan.com Attn: Nadia Moneva/ Saverio A. Lunetta

RE:	Escrow Account no.[]

This Certificate is issued pursuant to that certain Escrow Agreement, dated as of [ ], 2015, among Carpathia Holdings, LLC, Quality Technology Services Holding, LLC, and you, as Escrow Agent (the “Escrow Agreement”). Capitalized terms used but not otherwise defined in this Certificate shall have the meanings ascribed to them in the Escrow Agreement.

Seller hereby certifies that it has a good faith basis for objecting to the Disputed Portion (as defined below) and [accepts and agrees to the Agreed Portion (as defined below)] of the claim for all or a portion of the Indemnity Amount that Purchaser asserted in the amount of $__________ under that certain Escrow Claim Certificate, dated ________ __, 201_, delivered by Purchaser to you.

Accordingly, you are hereby instructed [to deliver from the Indemnity Account $_______________ of such amount to Purchaser, together with accrued Escrow Interest thereon (the “Agreed Portion”) and] not to deliver $__________ of such amount or any Escrow Interest accrued thereon to Purchaser (the “Disputed Portion”), as to which Seller disputes such claim. The material facts and circumstances of such dispute are summarized on Schedule I attached hereto; provided that Escrow Agent shall hold the matters described in Schedule I in strict confidence and shall not disclose such information to any other person unless such disclosure is required by applicable law or pursuant to a court order (and only then, after giving notice of such required disclosure to Purchaser and Seller.

A copy of this Certificate has been given to Purchaser in accordance with the provisions of Sections 5(a) and 9 of the Escrow Agreement, evidence of which is attached hereto.

Dated: __________ __, 201_.

SELLER:

CARPATHIA HOLDINGS, LLC

By: ______________________________

Name:

Title: Authorized Signatory

- 23 -	Escrow Agreement

EXHIBIT C

JUDGMENT

CERTIFICATE

TO:	JPMorgan Chase Bank, N.A. Email: ec.escrow@jpmorgan.com Attn: Nadia Moneva/ Saverio A. Lunetta

RE:	Escrow Account no.[]

This Certificate is issued pursuant to that certain Escrow Agreement, dated as of [ ], 2015, among Carpathia Holdings, LLC, Quality Technology Services Holding, LLC, and you, as Escrow Agent (the “Escrow Agreement”). Capitalized terms used but not otherwise defined in this Certificate shall have the meanings ascribed to them in the Escrow Agreement.

The undersigned hereby certifies that (a) it has received a judgment (“Judgment”) by a court of competent jurisdiction that includes an award to the undersigned; (b) a true, correct and complete copy of the Judgment accompanies this Certificate; (c) a written certification from counsel for the instructing party attesting that such Judgment is final and not subject to further proceedings or appeal and (d) pursuant to the Judgment, the instructing party is entitled to receive from the [Indemnity Amount]/[Working Capital Amount] the amount of $_______ under the Escrow Agreement.

Accordingly, you are hereby instructed to distribute, on or before the tenth (10th) day after receipt of this Certificate, from the [Indemnity Account/Working Capital Account] $__________ of the [Indemnity Amount]/[Working Capital Amount] (plus all Escrow Interest accrued in respect thereof) to the undersigned [Purchaser]/[Seller and Company] by wire transfer of immediately available funds to the following account(s):

Bank:

ABA No.:

Account No.:

Account Name:

Credit Account Address:

If Applicable:

  For Further Credit A/C Name:

  For Further Credit A/C Number:

  For Further Credit A/C Address:

  Reference:

[signature page follows]

- 24 -	Escrow Agreement

A copy of this Certificate has been given to the [Seller/Purchaser] to the Escrow Agreement in accordance with the provisions of Sections 5(b) and 9 of the Escrow Agreement, evidence of which is attached hereto.

Dated: __________ __, 201_.

PURCHASER:

QUALITY TECHNOLOGY SERVICES HOLDINGS, LLC

By: _____________________________

Name:

Title: Authorized Signatory

-or-

SELLER:

CARPATHIA HOLDINGS, LLC

By: ______________________________

Name:

Title: Authorized Signatory

- 25 -	Escrow Agreement

EXHIBIT D

WORKING CAPITAL AMOUNT INSTRUCTIONS

TO:	JPMorgan Chase Bank, N.A. Email: ec.escrow@jpmorgan.com
Attn: Nadia Moneva/ Saverio A. Lunetta

RE:	Escrow Account No.: []

This Certificate is issued pursuant to that certain Escrow Agreement, dated as of [ ], 2015, among Carpathia Holdings, LLC, Quality Technology Services Holding, LLC, and you, as Escrow Agent (the “Escrow Agreement”). Capitalized terms used but not otherwise defined in these Instructions shall have the meanings ascribed to them in the Escrow Agreement.

You are hereby instructed to distribute from the Working Capital Account, subject to and in accordance with the provisions of the Escrow Agreement, the sum of $__________ from the Working Capital Amount (plus all Escrow Interest accrued on such portion of the Working Capital Amount, subject to the provisions of Sections 5(e) and 8) to [Purchaser]/[Seller and Company] by wire transfer of immediately available funds to the following account(s) on __________, 201_:

Bank:

ABA No.:

Account No.:

Account Name:

Credit Account Address:

If Applicable:

   For Further Credit A/C Name:

   For Further Credit A/C Number:

   For Further Credit A/C Address:

   Reference:

Dated: __________ __, 201_.

PURCHASER:

QUALITY TECHNOLOGY SERVICES HOLDING, LLC

EIN:

By:

      Name:

      Title:

SELLER:

CARPATHIA HOLDINGS, LLC

EIN:

By: ______________________________

       Name:

       Title:

- 26 -	Escrow Agreement

EXHIBIT E

JOINT WRITTEN INSTRUCTIONS

TO:	JPMorgan Chase Bank, N.A. Email: ec.escrow@jpmorgan.com
Attn: Nadia Moneva/ Saverio A. Lunetta

RE: Escrow Account No. []

This Certificate is issued pursuant to that certain Escrow Agreement, dated as of [ ], 2015, among Carpathia Holdings, LLC, Quality Technology Services Holding, LLC, and you, as Escrow Agent (the “Escrow Agreement”). Capitalized terms used but not otherwise defined in these Instructions shall have the meanings ascribed to them in the Escrow Agreement.

You are hereby instructed to distribute from the Indemnity Account, subject to and in accordance with the provisions of the Escrow Agreement, the sum of $__________ from the Indemnity Amount (plus all Escrow Interest accrued on such portion of the Indemnity Amount) to [Purchaser]/[Seller and Company] by wire transfer of immediately available funds to the following account(s) on __________, 201_:

Bank:

ABA No.:

Account No.:

Account Name:

Credit Account Address:

If Applicable:

  For Further Credit A/C Name:

  For Further Credit A/C Number:

  For Further Credit A/C Address:

  Reference:

Dated: __________ __, 201_.

PURCHASER:

QUALITY TECHNOLOGY SERVICES HOLDING, LLC

By: ______________________________

Name:

Title: Authorized Signatory

-or-

SELLER:

CARPATHIA HOLDINGS, LLC

By: ______________________________

Name:

Title: Authorized Signatory

- 27 -	Escrow Agreement

Exhibit B

Option Allocation Schedule

(See attached)

Form of Exhibit B - Option Allocation Schedule

Option Holder	Outstanding Seller Options	Option Cash Payment	Option Holder Pro Rata Share	Applicable Withholding Taxes	Comments/ Notes
[Employee]	#	$	%	$
[Employee]	#	$	%	$
[Employee]	#	$	%	$
[Employee]	#	$	%	$
[Employee]	#	$	%	$
[Employee]	#	$	%	$
[Employee]	#	$	%	$
[Employee]	#	$	%	$
[Employee]	#	$	%	$
[Employee]	#	$	%	$
[Employee]	#	$	%	$
[Employee]	#	$	%	$
[Employee]	#	$	%	$
[Employee]	#	$	%	$
Total Option Holders	#	$	%	$

Exhibit C

Form of Resignation

(See attached)

EXHIBIT C

FORM OF RESIGNATION

_________, 2015

Carpathia Acquisition, Inc.
Carpathia Hosting, Inc.
ServerVault Corp.
c/o QTS Realty Trust, Inc.
12851 Foster Street
Overland Park, KS 66213

Re: Resignation Letter

Ladies and Gentlemen:

Pursuant to and effective upon consummation of the acquisition contemplated by that certain Stock Purchase Agreement, dated as of May 6, 2015, by and among Quality Technology Services Holding, LLC, a Delaware limited liability company, Carpathia Holdings, LLC, a Delaware limited liability company, and Carpathia Acquisition, Inc., I hereby irrevocably resign from my position as director and/or officer of each of the following entities:

Carpathia Acquisition, Inc.
Carpathia Hosting, Inc.
ServerVault Corp.

Sincerely,

[________]

Exhibit D

Working Capital Calculation Example

(See attached)

Exhibit D: Working Capital Calculation Example

Date (1)

CURRENT ASSETS
110010-000-000-00 Accounts Receivable	Accounts Receivable (net)	$
110020-000-000-00 Allowance for Bad Debts	Accounts Receivable (net)	$
$
120100-000-000-00 Prepaids	Prepaid Expenses	$
120101-000-000-00 Customer Pass Thru	Prepaid Expenses	$
120102-000-000-00 Customer Installs	Prepaid Expenses	$
$
120700-000-000-00 Deferred Commissions	Deferred Expenses	$
$
120912-000-000-00 Security Deposits Outstanding	Other (Other Assets)	$
$

110040-000-000-00 Other Receivables	Other Current Assets
120200-000-000-00 Employee Advances	Other Current Assets	$
120505-000-000-00 Misc Other Current Assets	Other Current Assets	$
110035-000-000-00 VAT Receceivable	Other Current Assets	$
$

Total		-

CURRENT LIABILITIES (2) (3)
200000-000-000-00 Accounts Payable	Accounts Payable	$
200030-000-000-00 401K Payable	Accounts Payable	$

200031-000-000-00 FSA Payable	Accounts Payable	$
200035-000-000-00 AP - Other	Accounts Payable	$
$

210000-000-000-00 Accrued Bandwidth	Accrued Expenses	$
220000-000-000-00 Accrued Expenses	Accrued Expenses	$
250010-000-000-00 Sales Tax Liability - AZ	Accrued Expenses	$
250011-000-000-00 Sales Tax Liability - Va	Accrued Expenses	$
250013-000-000-00 Sales Tax Liability-San Jose	Accrued Expenses	$
$

230010-000-000-00 Accrued Payroll	Accrued Payroll	$
230020-000-000-00 Accrued Bonus	Accrued Payroll	$
230030-000-000-00 Accrued Commission	Accrued Payroll	$
230040-000-000-00 Accrued Payroll Other	Accrued Payroll
230010-HQ1-000-00 Accrued Payroll	Accrued Payroll	$
$

240010-000-000-00 Deferred Revenue Set up Fees	Deferred Revenue	$
240020-000-000-00 Deferred Revenue Other	Deferred Revenue	$
240030-000-000-00 Deferred Revenue Prohosters	Deferred Revenue	$
240050-000-000-00 Deferred Revenue Clearing	Deferred Revenue	$
$

200037-000-000-00 Other Equipment Leasing	Other	$
250020-000-000-00 Notes Payable (Global)	Other	$
250060-000-000-00 Wage Garnishments	Other	$

Total		$

Working Capital		$( )

(1)	If the Closing Date occurs on other than the first day of a month then the calculation of current assets and current liabilities as of the Closing will include a proration (based on number of days elapsed) for all items as appropriate to reflect a partial period cut-off (including in respect of prepaids, rent, personal property, taxes, insurance, etc.)

(2)	Includes accruals, consistent with past practice, in respect of CAM charges, insurance and Taxes (other than Income Taxes, which are excluded from the Working Capital Calculation), as well as the current month's payment due for all Leases (to the extent not previously paid).

(3)	The amount of accounts payable set forth above includes certain Company Transaction Expenses, which will be excluded from Estimated Working Capital and Final Working Capital in accordance with the terms of the Purchase Agreement.